Form 10-K, Exhibit 13
period 1996-12-31
CENTURY SOUTH BANKS INC
filed 1997-03-31
CIK 357105

                [LOGO OF CENTURYSOUTHBANKS, INC. APPEARS HERE]










                                                              1996 Annual Report

Mission Statement
--------------------------------------------------------------------------------

To provide high quality banking services to the communities of its service area while maximizing the return of its shareholders' investment and assisting the communities of its service area in reaching their fullest potential. The Company accomplishes and intends to continue accomplishing this mission by expanding its customer base in existing and new markets, and by expanding the range of banking services offered to its existing customers.



Corporate Vision
--------------------------------------------------------------------------------

To strengthen and expand the corporate foundation and consumer products to better serve our shareholders, customers and communities.



Contents
--------------------------------------------------------------------------------

 2  Letter to Shareholders
 5  New Services / Home Equity Loans
 6  New Services / Execubanc
 9  New Delivery Systems / Telebanc, Website and More
10 New Delivery Systems / New Branches, New ATM Locations, SuperCenter Banking 12 Community Involvement and Good Corporate Citizenship
14  Selected Financial Data
15  Management's Discussion
31  Independent Auditors' Report
32  Consolidated Balance Sheets
33  Consolidated Statements of Income
34  Consolidated Statements of Shareholders' Equity
35  Consolidated Statements of Cash Flows
36  Notes to Consolidated Financial Statements
57  Market Makers and Shareholder Information
58  Senior Officers and Directors of Affiliate Banks
60  Directors and Officers of Century South Banks, Inc.

Corporate Profile
--------------------------------------------------------------------------------

        Century South Banks, Inc. is a multi-bank holding company headquartered in Gainesville, Georgia, providing a full range of banking services to individual and corporate customers in the communities of its market areas which include the areas of northern Georgia, southeastern Tennessee, and southwestern North Carolina. These areas are served through the Company's banking affiliates and their branch banks.


                              [MAP APPEARS HERE]


                                                  Date               Market
        Bank/Location                          Established            Share
        --------------------------------------------------------------------
        Bank of Dahlonega (Dahlonega)             1914                61.58%
        The Bank of Ellijay (Ellijay)             1914                40.44
        First Bank of Polk County
        (Copperhill, TN)                          1908                33.52
        Georgia First Bank (Gainesville)          1985                 7.08
        First National Bank of Union County
        (Blairsville)                             1981                15.88
        Fannin County Bank, N.A. (Blue Ridge)     1916                31.57
        Gwinnett National Bank (Duluth)           1988                 0.84
        First Community Bank of Dawsonville
        (Dawsonville)                             1989                40.99
        Peoples Bank (Lavonia)                    1987                16.17
        Bank of Danielsville                      1907                55.92

To Our Shareholders
--------------------------------------------------------------------------------

1996 was a record year for Century South Banks, Inc. Your Company closed the year with total assets of $761,095,000, which is the highest year-end closing total assets the Company has ever experienced. Net income reached $9,370,000, which exceeded 1995 by 18.7%. This translates to earnings of $1.21 per share, as compared to $1.02 per share for 1995. Our performance ratios further illustrate the year's success. The return on average assets was 1.3%, while the return on shareholders' equity was 13.05%.

=======================================================================================================================
Financial Highlights
------------------------------------------------------------------------------------------------------------------------
(Amounts in thousands except for per share data)                                1996              1995              1994
------------------------------------------------------------------------------------------------------------------------
For the Year
Net Income...........................................................      $   9,370          $  7,895         $   6,991
Cash dividends declared..............................................          3,085             2,303             1,624
------------------------------------------------------------------------------------------------------------------------
Per Common Share
Net income...........................................................      $    1.21          $   1.02         $     .91
Dividends declared...................................................            .40               .38               .34
Market price:
     High............................................................          19.00             17.50             13.25
     Low.............................................................          13.50             11.50             10.25
     Close...........................................................          18.00             16.38             12.50
Book value...........................................................           9.72              8.95              7.91
------------------------------------------------------------------------------------------------------------------------
Ratios
Return on average assets.............................................           1.30%             1.16%             1.11%
Return on average shareholders' equity...............................          13.05             11.94             11.71
Net interest margin (taxable-equivalent basis).......................           5.18              5.06              5.00
------------------------------------------------------------------------------------------------------------------------
Selected Average Balances
Total assets.........................................................       $720,014          $683,407          $628,329
Earning assets.......................................................        666,834           634,700           582,109
Loans, net of unearned income........................................        486,176           457,640           414,471
Deposits.............................................................        631,952           595,619           545,689
Shareholders' equity.................................................         71,806            66,105            59,706

Common equivalent shares - fully diluted.............................          7,778             7,776             7,663
------------------------------------------------------------------------------------------------------------------------
At December 31
Total assets.........................................................       $761,095          $716,481          $676,753
Earning assets.......................................................        695,731           655,529           622,426
Loans, net of unearned income........................................        509,412           476,510           442,732
Allowance for possible loan losses...................................          7,565             7,048             6,896
Deposits.............................................................        670,273           626,306           591,069
Total shareholders' equity...........................................         75,441            69,454            61,426

Outstanding common shares............................................          7,762             7,762             7,762
------------------------------------------------------------------------------------------------------------------------


two                                                            CenturySouthbanks

                     [PHOTO OF JAMES A. FAULKNER APPEARS HERE]

                               James A. Faulkner
                     President and Chief Executive Officer

These end of year numbers translate into what was an all-time high closing stock price of $18 per share. Based on the year-end closing price, your Company's stock increased 10%, up from $16.375 at December 31, 1995. As of January 26, 1997, the stock had actually reached a new all-time high of $19 per share.

      Our clear objective in 1996 was to strongly focus on the internal workings of the Company. The desired outcome was to produce a Company more than capable to take on the challenges and opportunities of the future. These challenges include a dramatic increase in competition in our markets due to a change in Georgia banking laws that allows banks to branch across county lines for the first time ever.

      By evaluating and, where necessary, strengthening our products, delivery systems, human resources, marketing and profitability, your Company has been positioned to meet this challenge and maximize shareholder value. Throughout this annual report, you will see some of the results of this evaluation. They include the introduction of key new products, the opening of five new traditional banking offices and a Wal-Mart SuperCenter branch, the purchase of a marketing customer information system, and much more. All are designed to meet the changing needs of the customer base in each of our markets.

      In this report, the new Century South Banks corporate logo is also introduced to you. We feel that our new corporate logo more adequately reflects the image of your Company. It is one that is clear, strong, decisive and more forward looking.

      Our commitment to our mission of maximizing shareholder value can also be seen in many other places. Once again, your Company was named among "The Best In Business" in The Atlanta Journal-Constitution Special Annual Report, The Georgia
100. We are proud to report that Century South Banks, Inc. was ranked 27th overall, up from an overall ranking of 69th in 1995.

      Analyst coverage of your Company also increased in 1996. To meet the growing interest in the Company, Century South Senior Management traveled to Boston and New York to present the story of your Company to interested analysts. Among others, Sterne Agee & Leach initiated coverage on Century South Banks.

      Our commitment to strengthening your Company continues as we look to the future. We will continue to build our infrastructure, develop innovative products and implement innovative delivery systems. The management and directors of Century South look forward to making 1997 another record year by delivering a good return to our shareholders, maximizing earnings, investigating opportunities for expansion, and providing quality banking services to our customers.

Sincerely,

/s/ James A. Faulkner

James A. Faulkner
President and Chief Executive Officer


                                                                           three

By clearly focusing on the internal workings of the Company, the products, services, delivery systems, marketing and human resources of Century South Banks have been carefully evaluated and strengthened to position the Company to reach its full potential.





          [PICTURE OF MAN LOOKING THROUGH A MICROSCOPE APPEARS HERE]

New Services / Home Equity Loans
--------------------------------------------------------------------------------

During the middle of the year, the Century Home Equity Line was introduced throughout our affiliate banks. A high percentage of homeowners with considerable equity throughout the Century South affiliate markets set the stage for this product introduction. In preparation, each affiliate bank carefully examined its market, set sales goals and targeted individuals for the Century Home Equity Line. These steps resulted in a successful introduction.

      The product provides customers with a minimum line of credit of $10,000 up to a maximum of $300,000 depending on the customer's particular circumstances. For customers, the Century Line allows consolidation of bills, one low monthly payment, one low rate and considerable interest savings. Unlike other forms of credit, with the Century Home Equity Line, the interest the customer pays may be tax deductible. Another facet of the home equity product is tremendous convenience. Once the customer is approved, access to funds is as simple as writing a check. Waiting for loan approvals for future purchases is eliminated.

Watching a child graduate from college is a treasured moment. With rising tuition costs, the Century Home Equity Line is one way customers can fund a college education.

[PHOTO APPEARS HERE]

The Century Home Equity Line collateral materials communicate the use of equity to achieve life's goals.

[PHOTO APPEARS HERE]

A once-in-a-lifetime vacation can be possible with a home equity loan.

[PHOTO APPEARS HERE]

Many customers utilize equity to purchase reliable transportation.

[PHOTO APPEARS HERE]


Take a tax break out of your house with a Century Home Equity Line of Credit.


                                                                            five

New Services / Execubanc
--------------------------------------------------------------------------------

In today's fast paced business environment, access to account balances and activity information is a growing concern for small and medium-sized businesses. An increasingly competitive environment often makes it necessary for financial managers to seek ways to take advantage of the many technological advances available to more effectively manage cash position and maximize earnings.

      In 1996, to meet this growing need, the affiliate banks of Century South introduced Execubanc, a PC-based cash management system which allows corporate customers to access account information, initiate transactions and more -- all on their time schedule and in a secure environment. Balance reporting, transaction inquiries, funds transfers, stop pay inquiries & requests, ACH transfers, account reconciliation and electronic statement processing are at the corporate client's fingertips.

Below: Joy Fowler discusses the many benefits of Execubanc with Jim Schwartz, president of Southeastern Bankcard Association, Inc.

[PHOTOS APPEARS HERE]

Designed for our corporate customers, Execubanc is a PC-based cash management system.


six                                                           CenturySouthbanks

--------------------------------------------------------------------------------

      To get Century South corporate clients up and running, Execubanc specialists provide clients with the system software and the configuration and set-up of their PC. While Execubanc is very user-friendly, training and technical support is provided. The result is more effective cash flow management, greater time efficiency and superior confidence. Execubanc is just one more way that Century South reaches to meet the needs of a growing base of commercial customers.


With Execubanc, Richard Reeves, General Manager, and Jan Cooley, President, of Braselton Poultry have more time to concentrate on producing a superior product.


                             [PHOTO APPEARS HERE]


Maximizing the productivity of your funds and allowing you to focus on growing your business.


                                                                           seven

     Telebank allows bank customers, like Kemie West, to access account information any time, any place. For today's busy families, this is a necessary convenience.



                   [PICTURE OF WOMAN AND CHILD APPEARS HERE]

New Delivery Systems / Telebanc, Website and More
--------------------------------------------------------------------------------

As our world grows more complex, new and more convenient delivery systems of banking products must be developed. Our customers' needs and expectations are rapidly changing. Often, what was convenient yesterday is no longer convenient today. At the same time, it is becoming increasingly important to maintain the human element in banking. It has often been said that the only difference between banks is the people. As time goes by, technology advances, and banks implement the latest convenience-oriented delivery system, this old adage about people remains true.

      Balancing technological expectations and the need for one-to-one service is often a juggling act. If traditional banks do not meet this challenge, non-traditional banks are sure to rise to the challenge. At Century South Banks, it is our goal to be ahead of our competition, traditional and non-traditional. While we have worked consciously to stay on the cutting edge of new delivery systems like telephone banking and Internet access, we continue to focus on the people-side of banking.

Telebanc collateral materials were designed to communicate ease of use and to appeal to bank customers in the early-20s to late-30s age-range. The introduction of this new delivery system was highly successful.

[PHOTO APPEARS HERE]

A central information center at Georgia First Bank, a Century South affiliate bank in Gainesville, Georgia, allows bank personnel to more effectively interact with customers.

[PHOTO APPEARS HERE]

Through the Century South Banks' web page, people throughout our market areas, as well as the world, can access information about the holding company and affiliate banks. The Century South web address is www.csbi.com.

[PHOTO APPEARS HERE]


                              Telebanc gives you
                          more time to do the things
                                you want to do.

                                                                            nine

New Delivery Systems / New Branches, New ATM Locations, SuperCenter Banking
--------------------------------------------------------------------------------

As each affiliate evaluated its market, the opportunity to open several new branches and place several new automatic teller machines became apparent. Georgia First Bank, First Community Bank of Dawsonville, First Bank of Polk County, Gwinnett National Bank and First National Bank of Union County all opened new banking locations. These offices were built to meet the growing markets in each of these areas.

      Bank of Dahlonega also began the process of opening an in-store branch at the new Wal-Mart SuperCenter in Lumpkin County. It is becoming increasingly important to provide this type of convenience-driven delivery system, which allows us to maintain personal contact with the customer in a convenient and cost-effective manner. This type of branch also demands a different approach to banking -- one that is much more sales-oriented and aggressive. The new branch opened on January 29, 1997.

      As we look to the future, it will be absolutely necessary to continue to look for innovative ways to maintain our loyal customers, attract new ones to our banks each day and deliver our products through non-traditional systems. During 1997, the introduction of PC banking for personal use will be carefully evaluated. To remain competitive, we must be able to provide convenience-driven systems as we work to bring banking to customers where they want it and how they want it.

Successful grand openings were held at all of our new locations. Each opening was developed to meet the personality of the banking location's community.

[PHOTO APPEARS HERE]

New automatic teller locations were installed in the markets of Bank of Danielsville, Georgia First Bank, First Community Bank of Dawsonville, First Bank of Polk County and First National Bank of Union County.

[PHOTO APPEARS HERE]

Bank of Dahlonega's new Wal-Mart SuperCenter branch means delivering banking to customers in a convenient and cost-effective manner.

[PHOTO APPEARS HERE]

Providing high quality banking services to the communities we serve.


ten                                                            CenturySouthbanks

             [PICTURE OF CENTURYSOUTHBANKS BILLBOARD APPEARS HERE]

Community Involvement and Good Corporate Citizenship
--------------------------------------------------------------------------------
                                        At Century South Banks, we believe our
                                        banks are only as strong as the
                                        communities we serve. We encourage the
                                        involvement of our officers and
                                        employees in local civic clubs, chambers
[PICTURE OF MAN TALKING TO BOY          of commerce, educational programs and
 IN WHEELCHAIR APPEARS HERE]            development authorities. Many of our
                                        banks participate in programs like
                                        Special Olympics, Partners-In-Education,
                                        March of Dimes and United Way. These are just a few of the ways we can make a meaningful impact and improve the future of our communities.

Financial Review
--------------------------------------------------------------------------------

                             Contents
                         14  Selected Financial Data
                         15  Management's Discussion and Analysis
                         31  Independent Auditors' Report
                         32  Consolidated Balance Sheets
                         33  Consolidated Statements of Income
                         34  Consolidated Statements of Shareholders' Equity
                         35  Consolidated Statements of Cash Flows
                         36  Notes to Consolidated Financial Statements
                         57  Shareholder Information
                         58  Senior Officers and Directors of Affiliate Banks
                         60  Directors and Officers of Century South Banks, Inc.



                                                                        thirteen

Selected Financial Data
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


(Amounts in thousands, except per share data and percentages)        1996          1995           1994          1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
   Net interest income                                          $  33,661     $  31,159      $  28,066     $  24,023      $  21,290
   Provision for possible loan losses                               1,757         1,694            943         2,165          2,444
   Net income                                                       9,370         7,895          6,991         5,748          4,574
-----------------------------------------------------------------------------------------------------------------------------------

Per Share Data
   Net income - Primary                                              1.21          1.02           0.91          0.77           0.61
   Net income - Fully diluted                                        1.20          1.02           0.91          0.76           0.61
   Cash dividends declared                                           0.40          0.38           0.34          0.28           0.22
   Book value                                                        9.72          8.95           7.91          7.61           6.89
   Tangible book value                                               8.86          7.99           6.83          6.64           5.81
-----------------------------------------------------------------------------------------------------------------------------------

Balance Sheet Summary
   Investments                                                    146,770       151,146        153,828       124,991        104,694
   Loans, net                                                     501,847       469,462        435,886       381,245        357,293
   Deposits                                                       670,273       626,306        591,069       500,631        467,649
   Assets                                                         761,095       716,481        676,753       577,306        536,937
   Long-term debt and other borrowings:
      Federal Home Loan Bank advances                               6,982         8,083         10,183         7,000          3,000
      Other long-term debt                                            241         3,556          5,973         6,869          9,379
      Other borrowings                                                 --           501          1,850           200             --
   Average shareholders' equity                                    71,806        66,105         59,706        52,859         48,671
   Average total assets                                           720,014       683,407        628,329       558,044        511,063
-----------------------------------------------------------------------------------------------------------------------------------

Financial Ratios
   Net income to average assets                                      1.30%         1.16%          1.11%         1.03%          0.89%
   Overhead ratio (a)                                                2.56          2.69           2.85          2.57           2.50
   Net income to average shareholders' equity                       13.05         11.94          11.71         10.87           9.40
   Dividend payout ratio (b)                                        32.92         34.01          27.06         25.71          27.04
   Average shareholders' equity to
      average total assets                                           9.97          9.67           9.50          9.47           9.52
-----------------------------------------------------------------------------------------------------------------------------------

(a) Represents noninterest expense less noninterest income divided by average assets.

(b) Represents dividends declared divided by net income, including pooled subsidiaries.




fourteen                                                    CenturySouthbanks

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

Introduction
Century South Banks, Inc. (the "Company") is a multibank holding company providing a full range of banking services to individual and corporate customers in the communities of its market areas which include the areas of northern Georgia, southeastern Tennessee, and southwestern North Carolina. These areas are served through the Company's ten banking affiliates and their branch banks, (collectively the "Banks"). The Company's executive offices are located at 455 Jesse Jewell Parkway, Gainesville, Georgia 30501 and its telephone number is
(770) 287-3464.
      The Company was formed and became the Parent company of Bank of Dahlonega located in Dahlonega, Georgia in 1982 and has grown steadily ever since.
      On April 14, 1995, the Company completed the acquisitions of Gwinnett Bancorp, Inc. ("GBI"), a bank holding company located in Duluth, Georgia, and its subsidiary bank Gwinnett National Bank ("GNB"), and First Community Bank of Dawsonville ("FCBD"), located in Dawsonville, Georgia. These transactions have been accounted for as poolings of interests, and accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of GBI, and its subsidiary GNB, and FCBD.
      On December 14, 1995 and December 27, 1995, the Company completed the acquisitions of Peoples Bank ("PBL"), located in Lavonia, Georgia, and Bank of Danielsville ("DAN"), located in Danielsville, Georgia, respectively. These transactions have been accounted for as poolings of interests, and accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of PBL and DAN.
      Because of its ownership of all of the issued and outstanding shares of the common stock of the Banks, the Company is a "Bank Holding Company" as that term is defined under Federal law in the Bank Holding Company Act of 1956 (the "Act"), as amended, and under the bank holding company laws of the State of Georgia ("Georgia Act"). As a bank holding company, the Company is subject to the applicable provisions of the Act and the Georgia Act as well as to supervision by the Board of Governors of the Federal Reserve System (the "Board") and the State of Georgia Department of Banking and Finance. The Company's primary business as a bank holding company is to manage the business affairs of its bank subsidiaries.
      The Company's mission is to provide high quality banking services to the communities of its service area while maximizing the return on its shareholders' investments and assisting the communities of its service area in reaching their fullest potential. The Company accomplishes and intends to continue accomplishing this mission by expanding its customer base in existing and new markets, and by expanding the range of banking services offered to its existing customers.
      The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and related notes.

Results of Operations
The Company's net income for the year ended December 31, 1996 was $9,370,000 compared to $7,895,000 for the year ended December 31, 1995, an increase of approximately $1,475,000 or 19%. The Company's net income per share was $1.21, an increase of $0.19 per share or 19% from net income per share for the year ended December 31, 1995 of $1.02. The Company's emphasis on maintaining its net interest margin resulted in an increase in net interest income of $2,502,000. Additionally, noninterest income increased $459,000. These increases were offset by increases in noninterest expense of $528,000 and increases in provision for loan losses of $63,000.

                                                                         fifteen

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The following table summarizes the results of operations including selected financial performance ratios of the Company for the three years ended December 31, 1996:


(Amounts in thousands, except per share data)   1996         1995          1994
-------------------------------------------------------------------------------
Interest income                              $62,826      $59,739       $49,032
Interest expense                              29,165       28,580        20,966
                                             ----------------------------------
   Net interest income                        33,661       31,159        28,066
                                             ----------------------------------
Provision for possible loan losses             1,757        1,694           943
Noninterest income                             6,624        6,165         4,993
Noninterest expense                           25,051       24,523        22,891
Income tax expense                             4,107        3,212         2,234
                                             ----------------------------------
   Net income                                $ 9,370      $ 7,895       $ 6,991
                                             ==================================

Net income per common share and
   common share equivalents:
      Primary                                $  1.21      $  1.02       $  0.91
                                             ==================================
      Fully diluted                          $  1.20      $  1.02       $  0.91
                                             ==================================

Average common shares outstanding
   and common share equivalents:
      Primary                                  7,776        7,773         7,663
                                             ==================================
      Fully diluted                            7,778        7,776         7,663
                                             ==================================

Cash dividends declared per share            $0.3975      $0.3776       $0.3425
                                             ==================================

Return on average assets                        1.30%        1.16%         1.11%
                                             ==================================
Return on average equity                       13.05        11.94         11.71
                                             ==================================
Shareholders' equity to assets (average)        9.97         9.67          9.50
Shareholders' equity to assets (period-end)     9.91         9.69          9.08
Dividend payout ratio (1)                      32.92        34.01         27.06
                                             ==================================

(1) Determined by dividing dividends declared by net income, including pooled subsidiaries.



Net Interest Income

The Company's net interest income is its principal source of income. Interest earning assets for the Company include loans, federal funds sold, interest earning deposits in other banks, and investment securities. The Company's interest bearing liabilities include deposits, federal funds purchased, long-term debt, and short-term borrowings.

      In 1996, net interest income was $33,661,000 representing an increase of $2,502,000 or 8.03% as compared to 1995. The average yield earned on interest earning assets decreased to 9.56% in 1996 from 9.57% in 1995 and the average rate paid on interest bearing liabilities decreased to 5.10% in 1996 from 5.20% in 1995. The Company improved its net interest margin (net interest income divided by average interest earning assets), on a tax equivalent basis, to 5.18% for 1996 from 5.06% for 1995.

      In 1995, net interest income was $31,159,000 representing an increase of $3,093,000 or 11.02% as compared to 1994. The average yield earned on interest earning assets increased to 9.57% in 1995 from 8.61% in 1994 and the average rate paid on interest bearing liabilities increased to 5.20% in 1995 from 4.15% in 1994. The Company improved its net interest margin, on a tax equivalent basis, to 5.06% for 1995 from 5.00% for 1994.

sixteen                                                        CenturySouthbanks

Net Income Per Share
(in dollars)(fully diluted)

[BAR GRAPH APPEARS HERE]

      '92    '93    '94    '95    '96
      ---    ---    ---    ---    ---
      .61    .76    .91    1.02   1.20


Dividends
(in dollars)

[BAR GRAPH APPEARS HERE]

      '92    '93    '94    '95    '96
      ---    ---    ---    ---    ---
      .22    .28    .34    .38    .40


      The following table presents average balance sheets, yields and interest earned on interest earning assets, and rates and interest paid on interest bearing liabilities of the Company for the three years ended December 31, 1996.

                                          1996                           1995                           1994
---------------------------------------------------------  -----------------------------  -------------------------------
(Amounts in thousands,        Average              Yields   Average               Yields    Average               Yields
except ratios)               balances   Interest   /rates   balances   Interest   /rates   balances   Interest    /rates
-------------------------------------------------------------------------------------------------------------------------
Assets
Interest earning assets:
   Interest earning deposits $    510   $    33     6.47%   $  1,339   $    51     3.81%   $  3,545   $   149     4.20%
   Federal funds sold          26,182     1,404     5.36      22,178     1,313     5.92      20,811       897     4.31
   Taxable investment
      securities              110,587     6,764     6.12     109,796     6,644     6.05     101,591     5,744     5.65
   Nontaxable investment
      securities (2)           43,379     3,407     7.85      43,747     3,523     8.05      41,691     3,471     8.33
   Loans, net (1) (2)         486,176    52,131    10.72     457,640    49,195    10.75     414,471    39,832     9.61
                             --------------------------------------------------------------------------------------------
      Total interest
         earning assets       666,834    63,739     9.56     634,700    60,726     9.57     582,109    50,093     8.61
                             --------------------------------------------------------------------------------------------
Noninterest earning assets:
   Cash and due from
      banks                    25,827                         21,750                         20,474
   Premises and
      equipment, net           16,892                         15,824                         14,956
   Other assets                18,380                         19,251                         18,175
   Allowance for possible
      loan losses              (7,478)                        (7,000)                        (6,575)
   Unrealized losses
      on investment
      securities                 (441)                        (1,118)                          (810)
                             ----------------------------------------------------------------------
      Total noninterest
         earning assets        53,180                         48,707                         46,220
                             ----------------------------------------------------------------------
      Total assets           $720,014                       $683,407                       $628,329
                             ======================================================================

Liabilities and
   Shareholders' Equity
Interest bearing liabilities:
   Interest bearing
      demand deposits        $124,228   $ 3,738     3.01%   $117,769  $  3,627     3.08%   $130,077  $  3,956     3.04%
   Savings deposits            62,040     2,145     3.46      61,668     2,422     3.93      44,230     1,325     3.00
   Individual retirement
      accounts                 46,572     2,833     6.08      41,465     2,462     5.94      38,008     1,921     5.05
   Certificates of deposit    329,688    19,915     6.04     313,239    18,988     6.06     274,911    12,721     4.63
   Federal funds purchased        295        15     5.08         644        40     6.21         547        13     2.38
   Long-term debt and
      other borrowings          8,624       519     6.02      14,491     1,041     7.18      16,841     1,030     6.12
                             --------------------------------------------------------------------------------------------
      Total interest bearing
         liabilities          571,447    29,165     5.10     549,276    28,580     5.20     504,614    20,966     4.15
                             --------------------------------------------------------------------------------------------

Noninterest bearing
   liabilities and shareholders'
   equity:
   Noninterest bearing
      deposits                 69,424                         61,478                         58,463
   Other liabilities            7,337                          6,548                          5,546
   Shareholders' equity        71,806                         66,105                         59,706
                             --------------------------------------------------------------------------------------------
   Total liabilities and
      shareholders' equity   $720,014                       $683,407                       $628,329
                             ============================================================================================
Interest rate differential (3)                      4.46%                          4.37%                          4.46%
                             ============================================================================================
Net interest income                     $34,574                        $32,146                        $29,127
                             ============================================================================================
Net interest margin (4)                             5.18%                          5.06%                          5.00%
                             ============================================================================================
Average interest earning
   assets to average
   total assets                                    92.61%                         92.87%                         92.64%
                             ============================================================================================
Average loans to
   average deposits                                76.93%                         76.83%                         75.95%
                             ============================================================================================

(1) Average loans are shown net of unearned income. Nonperforming and underperforming loans are included. Interest income includes loan fees as follows (amounts in thousands): 1996 - $2,987; 1995 - $2,837; 1994 - $2,437.
    Income, if recognized, on nonaccrual loans is recorded on a cash basis.
(2) Interest income includes the effects of taxable equivalent adjustments (reduced by the non-deductible portion of interest expense) using a federal income tax rate of 34%.
(3) Interest rate differential is the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.
(4) Net interest margin is net interest income divided by average interest earning assets.

                                                                       seventeen

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The following table presents the changes in the Company's net interest income as a result of changes in volume and rate of its interest earning assets and interest bearing liabilities from 1995 to 1996 and from 1994 to 1995.


                                                   1996 vs. 1995              1995 vs. 1994
                                             -------------------------  --------------------------
(Amounts in thousands) (1)                    Volume    Rate     Net     Volume    Rate     Net
--------------------------------------------------------------------------------------------------
Interest income:
   Federal funds sold                        $  214    $(123)  $   91   $   59    $  357   $  416
   Interest earning deposits in other banks     (54)      36      (18)     (93)       (5)     (98)
   Taxable investment securities                 64       55      119      464       436      900
   Nontaxable investment securities             (29)     (86)    (115)     171      (119)      52
   Loans, net                                 3,061     (125)   2,936    4,149     5,214    9,363
                                             -----------------------------------------------------
      Total interest income                   3,256     (243)   3,013    4,750     5,883   10,633
                                             -----------------------------------------------------

Interest expense:
   Interest bearing demand deposits             176      (66)     110     (374)       45     (329)
   Savings deposits                              11     (288)    (277)     522       575    1,097
   Individual retirement accounts               308       63      371      175       366      541
   Certificates of deposit                      975      (48)     927    1,774     4,493    6,267
   Federal funds purchased                      (18)      (7)     (25)       2        25       27
   Long-term debt and other borrowings         (340)    (181)    (521)    (144)      155       11
                                             -----------------------------------------------------
      Total interest expense                  1,112     (527)     585    1,955     5,659    7,614
                                             -----------------------------------------------------

   Net interest income                       $2,144    $ 284   $2,428   $2,795    $  224   $3,019
                                             =====================================================

(1) The change in interest due to rate is calculated by multiplying the previous volume by the rate change and the change in interest due to volume is calculated by multiplying the change in volume by the previous rate. The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the absolute dollar amounts of the change in each.


Allowance for Possible Loan Losses

The Company provides for possible loan losses on a monthly basis based upon information available at the end of each period. By such additions, management maintains the allowance for possible loan losses at a level adequate to provide for losses that reasonably can be anticipated. The level of the allowance for possible loan losses is based on, among other things, management's periodic loan-by-loan evaluation of potential losses, as well as its assessment of prevailing and anticipated economic conditions in its market areas. Reviews are conducted throughout the year by senior officers of the Company and by unrelated third parties.

      A substantial portion of the Company's loan portfolio is secured by real estate in markets in northern Georgia, southeastern Tennessee, and southwestern North Carolina. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent on or susceptible to changes in market conditions in these markets.

      The allowance for possible loan losses approximated 1.49% of outstanding loans at December 31, 1996 and 1.48% at December 31, 1995. The allowance increased to $7,565,000 at December 31, 1996 from $7,048,000 at December 31, 1995. The increase in the provision for possible loan losses to $1,757,000 in 1996 from $1,694,000 in 1995 was primarily a result of loan growth. Net loans charged off in 1996 were $1,240,000 or approximately 0.26% of average loans outstanding as compared to $1,492,000 or 0.33% in 1995. These ratios compare favorably to what others have experienced in the banking industry during 1996 and 1995.

eighteen                                                     CenturySouthbanks

--------------------------------------------------------------------------------

Closing Stock Price          `92      `93      `94     `95     `96
                             ----     -----    -----   -----   -----
(in dollars)                 8.75     10.63    12.50   16.38   18.00

[BAR GRAPH APPEARS HERE]


Assets                       `92      `93      `94     `95     `96
                             ----     ----     ----    ----    ----
($ millions)                 537      577      677     716     761

[BAR GRAPH APPEARS HERE]


      The allowance for possible loan losses approximated 1.48% of outstanding loans at December 31, 1995 and 1.55% at December 31, 1994. The allowance increased to $7,048,000 at December 31, 1995 from $6,846,000 at December 31, 1994. The increase in the 1995 provision for possible loan losses to $1,694,000 in 1995 from $943,000 in 1994 was primarily a result of the Company's continuing efforts to strengthen the allowance. Net loans charged off in 1995 were $1,492,000 or approximately 0.33% of average loans outstanding as compared to $759,000 or 0.18% in 1994.

      The following table summarizes the changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off by loan category, additions to the allowance which have been charged to income in the Company's consolidated statements of income, and additions resulting from the purchased allowance of acquired subsidiaries for the years ended December 31:


(Amounts in thousands, except ratios and percentages)    1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------
Average loans outstanding, net of
   unearned income                                     $486,176       $457,640       $414,471       $372,935       $352,273
                                                       =====================================================================

Allowance for possible loan losses
   at beginning of year                                $  7,048       $  6,846       $  6,192       $  5,300       $  4,342
Loans charged off:
   Commercial, financial and agricultural                   187            393            411            466          1,035
   Real estate                                              319            608            120            373            191
   Consumer installment                                   1,224            758            483            713            527
                                                       ---------------------------------------------------------------------
      Total loans charged off                             1,730          1,759          1,014          1,552          1,753
                                                       ---------------------------------------------------------------------

Recoveries on loans previously charged off:
   Commercial, financial, and agricultural                   40             38             30            127            162
   Real estate                                              242             51             30             39             14
   Consumer installment                                     208            178            195            113             92
                                                       ---------------------------------------------------------------------
      Total loans recovered                                 490            267            255            279            268
                                                       ---------------------------------------------------------------------

      Net loans charged off                               1,240          1,492            759          1,273          1,485

Additions to allowance for possible loan
   losses charged to income                               1,757          1,694            943          2,165          2,443

Allowance for possible loan losses of
   acquired subsidiaries                                     --             --            470             --             --
                                                       ---------------------------------------------------------------------

Allowance for possible loan losses
   at end of year                                      $  7,565       $  7,048       $  6,846       $  6,192       $  5,300
                                                       =====================================================================

Ratio of net loans charged off to
   average loans outstanding, net of
   unearned income                                          .26%           .33%           .18%           .34%           .42%
                                                       =====================================================================
Allowance for possible loan losses to
   loans, net of unearned income                           1.49%          1.48%          1.55%          1.60%          1.46%
                                                       =====================================================================

nineteen

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      Consumer loan charge offs increased by $466,000 or 61.5% in 1996 from 1995. This is primarily due to management's identification of a certain portion of its consumer installment loan portfolio which did not meet its underwriting criteria. Management has taken the necessary steps to identify and recognize losses in this segment of the portfolio. Management does not anticipate any further increases in consumer installment charge offs in 1997.


Nonperforming Loans, Nonperforming Assets, and Underperforming Loans

Nonperforming loans include nonaccrual loans. The Company has not restructured any loans of significance through December 31, 1996. Nonperforming assets include nonperforming loans, real estate acquired through foreclosure, and other repossessed assets. Underperforming loans consist of loans which are past due with respect to principal or interest more than 90 days and still accruing interest.

       Accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal or they become contractually in default for 90 days or more as to either interest or principal unless they are both well secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest for the year in which the loan is placed on nonaccrual status is charged to interest income on loans unless management believes the accrued interest is recoverable through the liquidation of collateral.

      Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed which 1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

      Nonperforming loans were $2,888,000 at December 31, 1996 compared to $1,815,000 at December 31, 1995. Nonperforming loans represented 0.57% of total loans at December 31, 1996 as compared to 0.38% of total loans at December 31, 1995. Nonperforming assets increased to $5,535,000 at December 31, 1996 as compared to $4,026,000 at December 31, 1995. Nonperforming assets represented 1.08% of total loans, real estate acquired through foreclosure, and other nonperforming assets at December 31, 1996 as compared to 0.84% at December 31, 1995. The Company's nonperforming asset levels continue to compare favorably to others in the banking industry.

      Underperforming loans, consisting of loans past due 90 days or more which are still accruing interest, are much more volatile and tend to fluctuate more frequently based upon the timing of payment collection, transfer to nonperforming status, or transfer to current status. Underperforming loans decreased to $1,572,000 at December 31, 1996 from $1,716,000 at December 31, 1995. Such loans represented 0.31% and 0.36% of total loans at December 31, 1996 and 1995, respectively.

twenty                                                         CenturySouthbanks

Loans                        `92      `93      `94     `95     `96
                             ----     ----     ----    ----    ----
($ millions)                 357      381      436     469     502

[BAR GRAPH APPEARS HERE]


Deposits                     `92      `93      `94     `95     `96
                             ----     ----     ----    ----    ----
($ millions)                 468      501      591     626     670

[BAR GRAPH APPEARS HERE]


      The table below provides information concerning nonperforming loans, nonperforming assets, and underperforming loans and certain asset quality ratios at December 31 for each of the last five fiscal years.


(Amounts in thousands, except ratios and percentages)      1996           1995           1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------
Net loans                                              $509,412       $476,510       $442,732       $387,436       $362,593
   Allowance for possible loan losses                     7,565          7,048          6,846          6,192          5,300
                                                       =====================================================================

Nonperforming loans                                    $  2,888       $  1,815       $  2,961       $  2,701       $  2,851
Real estate acquired through foreclosure
   and other nonperforming assets                         2,647          2,211          2,222          2,393          2,798
                                                       ---------------------------------------------------------------------
      Nonperforming assets                             $  5,535       $  4,026       $  5,183       $  5,094       $  5,649
                                                       =====================================================================

Underperforming loans - still accruing                 $  1,572       $  1,716       $  1,024       $  1,440       $  1,204
                                                       =====================================================================

Asset quality ratios:
   Nonperforming loans to total loans,
      net of unearned income                                .57%           .38%           .67%           .70%           .79%
                                                       =====================================================================

   Nonperforming assets to total loans,
      net of unearned income, real estate
      acquired through foreclosure, and
      other nonperforming assets                           1.08%           .84%          1.16%          1.31%          1.55%
                                                       =====================================================================

   Allowance for possible loan losses
      to nonperforming loans                               2.62x          3.88x          2.31x          2.29x          1.86x
                                                       =====================================================================

   Underperforming loans to total loans,
      net of unearned income                                .31%           .36%           .23%           .37%           .33%
                                                       =====================================================================


      Interest income on nonaccrual loans which would have been reported for the years ended December 31, 1996, 1995, and 1994 is summarized as follows:


(Amounts in thousands)                              1996        1995       1994
-------------------------------------------------------------------------------
Interest at contractual rate                        $515        $650       $529
Less interest recorded as income                     330         152        164
                                                    ---------------------------
Reduction of interest income                        $185        $498       $365
                                                    ===========================

                                                                      twenty-one

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The Company has allocated the allowance for possible loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. This allocation is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy and nature of collateral, and such factors which, in the judgment of management, deserve recognition in estimating loan losses. Regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for possible losses on loans and real estate acquired through foreclosure and other nonperforming assets. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which charge-offs may occur.

      The amounts of such components of the allowance for possible loan losses and the ratio of each loan category to total loans outstanding at December 31 are presented below:


(Amounts in thousands)                            1996      1995      1994      1993       1992
------------------------------------------------------------------------------------------------
Allocation of allowance for possible
   loan losses by loan type: (1)

Commercial, financial and agricultural          $2,724    $2,453    $2,383    $2,200     $1,874
Real estate                                      3,555     3,279     3,185     2,862      2,535
Consumer installment                             1,286     1,316     1,278     1,130        891
                                                ------------------------------------------------
   Total                                        $7,565    $7,048    $6,846    $6,192     $5,300
                                                ================================================

Loan balances by type as a percentage
   of total loans outstanding:

Commercial, financial and agricultural            16.2%     15.7%     17.3%     18.0%      16.4%
Real estate                                       68.5      67.8      66.7      66.5       68.0
Consumer installment                              15.3      16.5      16.0      15.5       15.6
                                                ------------------------------------------------
   Total                                         100.0%    100.0%    100.0%    100.0%     100.0%
                                                ================================================

------------------------
(1) General allowances are included in the above loan categories to which they apply.


Noninterest Income

Noninterest income increased $459,000 or 7.4% in 1996 from 1995. Increases were noted to service charges on deposit accounts and net securities gains (losses), which included the recovery of the principal of two previously partially charged-off municipal securities, of $272,000 and $187,000, respectively.

      Noninterest income increased $1,172,000 or 23.5% in 1995 from 1994. Approximately $375,000 of the increase resulted from the net gain on the sale of the mortgage servicing portfolio in December 1995. In addition, increases were attained in service charges on deposit accounts, net securities gains (losses) and income associated with originating, servicing and selling mortgage loans of $412,000, $103,000, and $180,000, respectively.



twenty-two

--------------------------------------------------------------------------------

Noninterest Expense

Noninterest expense increased $528,000 or 2.2% in 1996. Noninterest expense represented 3.48%, 3.59% and 3.64% of average assets in 1996, 1995 and 1994, respectively. Salaries and benefits expenses increased $951,000 in 1996, representing growth in the number of employees. Occupancy related expenses increased by $117,000. These increases were partially offset by lower FDIC assessment fees in 1996.

      Noninterest expense increased $1,632,000 or 7.1% in 1995. Approximately $1,141,000 of the increase was due to salaries and benefits expenses, representing growth in the number of employees. Occupancy related expenses increased by $271,000 and acquisition related costs increased approximately $259,000 (see note 2 to the Company's consolidated financial statements). These increases were partially offset by lower FDIC assessment fees.

Income Taxes

The Company provided income tax expense of $4,107,000, $3,212,000 and $2,234,000 or approximately 30.5%, 28.9% and 24.2%, of its income before income taxes in 1996, 1995, and 1994, respectively. The Company expects its effective income tax rate to increase in 1997 due to a decrease in tax free income as a percentage of total income due to the unavailability of high yielding bank qualified tax free investments.

Loan Portfolio

During 1996, average loans net of unearned income increased from $458 million to $486 million and comprised 72.9% of average interest earning assets and 67.5% of average total assets. During 1995, average loans net of unearned income increased from $414 million to $458 million and comprised 72.1% of average interest earning assets and 67.0% of average total assets. The relative level of average loans, when compared to the level of average deposits, increased in 1996 as a result of management's emphasis on maximizing its level of investments in loans to interest earning assets to improve the overall yield on interest earning assets. This is evident in the ratio of average loans to average deposits which was 76.9%, 76.8% and 76.0% in 1996, 1995, and 1994, respectively.

      The following table presents the composition of the Company's loan portfolio by type at December 31 for each of the last five years.


(Amounts in thousands)                         1996        1995       1994      1993       1992
-----------------------------------------------------------------------------------------------
Commercial, financial, and agricultural   $  82,461    $ 74,697   $ 76,509  $ 69,948   $ 59,419
Real estate - construction                   58,333      46,538     37,234    19,370      9,563
Real estate - mortgage                      291,202     276,802    257,184   234,256    236,296
Consumer installment                         78,087      79,124     71,138    60,301     56,618
Mortgage loans held for sale                     --          --      1,164     4,107      1,220
                                          -----------------------------------------------------
   Total loans                              510,083     477,161    443,229   387,982    363,116
Less:
   Unearned income                              671         651        497       546        523
   Allowance for possible loan losses         7,565       7,048      6,846     6,192      5,300
                                          -----------------------------------------------------
      Loans, net                          $ 501,847    $469,462   $435,886  $381,244   $357,293
                                          =====================================================

                                                                    twenty-three

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The following table shows the maturity of selected loan categories as of December 31, 1996. Also provided are the amounts due after one year classified according to the sensitivity in interest rates.

                                                                    Maturing
                                                              after one but within
(Amounts in thousands)                       Within one year       five years       After five years
----------------------------------------------------------------------------------------------------
Commercial, financial and agricultural           $25,067           $ 56,057             $  1,337
Real estate - construction                        31,782             26,148                  403
Real estate - mortgage                            56,700            214,177               20,325
                                             =======================================================

                                                                 Due after one year
----------------------------------------------------------------------------------------------------
Summary of above loans due after one year:
   Total fixed rate due after one year                             $220,404
   Total adjustable rate due after one year                          98,043
                                                                   --------
      Total loans due after one year                               $318,447
                                                                   ========

      Actual repayments of loans may differ from the contractual maturities reflected above because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could also cause differences between the contractual maturities reflected above and the actual repayment of such loans.

Investment Securities
The Company's investment securities portfolio serves several essential functions, such as providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required for certain deposits. As a result, the Company has segmented its investment securities portfolio to identify those securities that could possibly be used in future asset/liability restructuring (securities available for sale). Average investment securities, which includes securities held to maturity and securities available for sale, increased $423,000 or 0.3% in 1996 compared to an increase of $10,261,000 or 7.2% in 1995. During 1996 and 1995, average investment securities comprised 23.1% and 24.2%, respectively, of average interest earning assets and 21.4% and 22.5%, respectively, of average total assets.
      At December 31, 1996, investment securities with fair value of approximately $104 million were identified as securities available for sale. These securities are carried at fair value with net unrealized gains reflected as a component of shareholders' equity.




                                                               CenturySouthbanks
twenty-four

      The tables below present the carrying values and the relative composition of investment securities, included in the available for sale and held to maturity portfolios, at December 31, 1996, 1995, and 1994.

                                                                         1996
                                                      ---------------------------------------------
                                                        Available for Sale       Held to Maturity
(Amounts in thousands,                                Carrying   % of total  Carrying    % of total
except percentages)                                     value    securities    value     securities
---------------------------------------------------------------------------------------------------
U.S. Treasury and
   U.S. Government agencies                           $ 55,856      38.1%    $10,024        6.8%
State, county and municipal securities                  14,724      10.0      28,122       19.1
Mortgage-backed securities                              25,696      17.5       2,023        1.4
Other debt securities                                    4,859       3.3       2,305        1.6
Equity securities                                        3,161       2.2          --         --
                                                      ---------------------------------------------
      Total investment securities                     $104,296      71.1%    $42,474       28.9%
                                                      =============================================

                                                                         1995
                                                      ---------------------------------------------
                                                        Available for Sale       Held to Maturity
(Amounts in thousands,                                Carrying   % of total  Carrying    % of total
except percentages)                                     value    securities    value     securities
---------------------------------------------------------------------------------------------------
U.S. Treasury and
   U.S. Government agencies                            $48,550      32.1%    $15,759       10.4%
State, county and municipal securities                  15,838      10.5      30,269       20.0
Mortgage-backed securities                              26,404      17.5       3,169        2.1
Other debt securities                                    5,007       3.3       3,193        2.1
Equity securities                                        2,957       2.0          --         --
                                                      ---------------------------------------------
      Total investment securities                      $98,756      65.4%    $52,390       34.6%
                                                      =============================================

                                                                         1994
                                                      ---------------------------------------------
                                                       Available for Sale        Held to Maturity
(Amounts in thousands,                                Carrying   % of total  Carrying    % of total
except percentages)                                     value    securities    value     securities
---------------------------------------------------------------------------------------------------
U.S. Treasury and
   U.S. Government agencies                            $58,976      38.3%    $14,795        9.6%
State, county and municipal securities                  14,818       9.6      29,396       19.1
Mortgage-backed securities                              21,336      13.9       4,010        2.6
Other debt securities                                    6,319       4.1       1,917        1.3
Equity securities                                        2,261       1.5          --         --
                                                      ---------------------------------------------
      Total investment securities                     $103,710      67.4%    $50,118       32.6%
                                                      =============================================



                                                                     twenty-five

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The Company and the Banks did not have investments with a single issuer in the aggregate exceeding 10% of the Company's shareholders' equity at December 31, 1996, 1995 and 1994, except for the U.S. Treasury and U.S. Government agencies securities as shown in the table above.
      The following depicts contractual maturities and yields of the debt securities included in the Company's held to maturity investment securities portfolio at December 31, 1996. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with and without call or prepayment penalties.

                                                                           Maturing
                                        ----------------------------------------------------------------------------
                                                            After one but      After five but
                                        Within one year   within five years   within ten years     After ten years
                                        ----------------------------------------------------------------------------
(Amounts in thousands,                  Carrying          Carrying            Carrying             Carrying
except percentages)                       value   Yield    value     Yield      value    Yield       value    Yield
-------------------------------------------------------   -----------------   ------------------   -----------------
Held to Maturity (HTM):
   U.S. Government agencies             $1,713    5.71%   $ 8,111     5.37%   $   200     9.05%    $   --      --%
   State, county, and municipal
      securities (1)                     2,069    6.87     10,405     5.26     12,679     5.40      2,969     6.61
   Mortgage-backed securities               --      --      1,677     6.36         --       --        364     6.76
   Other debt securities                    --      --         --       --         --       --      2,287     6.62
                                        ------            -------             -------              ------
      Total debt securities-HTM         $3,782    6.35%   $20,193     5.39%   $12,879     5.46%    $5,620     8.42%
                                        ======            =======             =======              ======

--------------------
(1) Yields on state, county, and municipal securities have not been computed on a tax equivalent basis.

Deposits

Average deposits increased $36.3 million or 6.1% to $632.0 million during 1996 from $595.6 million during 1995. This increase is a result of growth in the Company's markets.
      Average deposits by type, their relationship to total average deposits, and the average rate paid on deposits by type for the years ended December 31, 1996, 1995, and 1994, respectively, are as follows:


                                        1996                      1995                       1994
                              -----------------------    ----------------------   ------------------------
                                        % of                      % of                       % of
(Amounts in thousands,                  total                     total                      total
except percentages)           Amount   deposits  Rate    Amount  deposits  Rate   Amount    deposits  Rate
----------------------------------------------------------------------------------------------------------
Noninterest bearing
   demand deposits            $ 69,424   11.0%    N/A   $ 61,478   10.3%    N/A   $ 58,463    10.7%    N/A
Interest bearing
   demand deposits             124,228   19.6    3.01%   117,769   19.7    3.08%   130,077    23.8    3.04%
Savings deposits                62,040    9.8    3.46     61,668   10.4    3.93     44,230     8.1    3.00
Individual retirement
   accounts                     46,572    7.4    6.08     41,465    7.0    5.94     38,008     7.0    5.05
Certificates of deposit        329,688   52.2    6.04    313,239   52.6    6.06    274,911    50.4    4.63
                              ----------------          ----------------          -----------------
   Total average deposits     $631,952  100.0%   4.53%  $595,619  100.0%   4.62%  $545,689   100.0%   3.65%
                              ================          ================          =================



twenty-six                                                     CenturySouthbanks

--------------------------------------------------------------------------------
      The maturities of certificates of deposit and individual retirement accounts of $100,000 or more as of December 31, 1996 are presented below.

            (Amounts in thousands)
            ------------------------------------------------------------------
            Three months or less                                       $31,124
            Over three months through six months                        16,939
            Over six months through twelve months                       26,355
            Over twelve months                                          23,713
                                                                       -------
            Total certificates of deposit and individual
               retirement accounts of $100 or more                     $98,131
                                                                       =======

      The Company has analyzed the composition of its certificates of deposit and individual retirement accounts of $100,000 or more and believes that less than 50% of such deposits should be deemed "volatile" and thereby affect the Company's liquidity. The "volatile" deposits are with governmental bodies in the states or in the local communities in the markets that the Company and the Banks serve. The remainder of these certificates of deposit and individual retirement accounts are with individuals who reside in the local areas and with whom the Banks have had consistent deposit relations for long periods of time.

Liquidity and Interest Rate Sensitivity
Liquidity management involves the matching of the cash flow requirements of customers, either depositors withdrawing funds or borrowers needing loans, and the ability of the Company to meet those requirements. Management monitors and maintains appropriate levels of assets and liabilities so that maturities of assets are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.
      The Company's liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled payments on the Company's loans and interest on and maturities of its investments. Occasionally, the Company will sell investment securities available for sale in connection with the management of its income tax position and its interest sensitivity gap. Such proceeds amounted to approximately $8,110,000 during 1996 and represent another source of liquidity to the Company. Principal payments on loans also provide the Company with a source of liquidity. The Company may also utilize its cash and due from banks, interest earning deposits in other banks and federal funds sold, to meet liquidity requirements as needed. At December 31, 1996, the Company's cash and due from banks were $34,626,000, its interest earning deposits in other banks were $677,000, its federal funds sold were $38,730,000 and its investment securities designated as available for sale were $104,296,000. All of the above could be converted to cash on relatively short notice.
      The Company also has the ability, on a short-term basis, to purchase federal funds from other financial institutions. Presently, the Company has made arrangements with commercial banks for short-term unsecured advances up to approximately $39,850,000, in addition to twenty-seven

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

$44,000,000 which is available to the Company, subject to available collateral, in the form of additional Federal Home Loan Bank advances.
      The relative interest rate sensitivity of the Company's assets and liabilities indicates the extent to which the Company's net interest income may be affected by interest rate movements. The Company's ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net interest income is to measure, in a number of time frames, the interest sensitivity gap, by subtracting interest sensitive liabilities from interest sensitive assets, as reflected in the following table. Such interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves.
      The Company's strategy in minimizing interest rate risk is to minimize the impact of short-term interest rate movements on its net interest income while managing its middle and long-term interest sensitivity gap in light of overall economic trends in interest rates. The following table illustrates the relative sensitivity of the Company to changing interest rates as of December 31, 1996.

                                                                        Repricing
                                        ----------------------------------------------------------------------
                                        0-90 days     91-365 days       One to five years   Over five years
(Amounts in thousands,                  --------- -------------------- ------------------- -------------------
except ratios)                          Current   Current   Cumulative Current  Cumulative Current  Cumulative
--------------------------------------------------------------------------------------------------------------
Interest sensitive assets:
    Loans                               $213,048  $127,176  $340,224   $157,581 $497,805   $12,251  $510,056
    Investment securities (1)              7,771    22,656    30,427     94,703  125,130    21,782   146,912
    Interest earning deposits in
      other banks and federal
      funds sold                          38,907       500    39,407         --   39,407        --    39,407
                                        ----------------------------------------------------------------------
         Total interest sensitive
             assets                      259,726   150,332   410,058    252,284  662,342    34,033   696,375
                                        ----------------------------------------------------------------------
Interest sensitive liabilities:
    Interest bearing demand and
      savings deposits                   203,503        --   203,503         --  203,503        --   203,503
    Certificates of deposit and
      individual retirement accounts
      of $100 or more                     31,124    43,294    74,418     23,713   98,131        --    98,131
    Other certificates of deposit and
      individual retirement accounts      73,913   143,070   216,983     75,905  292,888        45   292,933
    Federal funds purchased,
      short-term borrowings and
      long-term debt                       5,157     2,072     7,229        951    8,180        43     8,223
                                        ----------------------------------------------------------------------
         Total interest sensitive
             liabilities                 313,697   188,436   502,133    100,569  602,702        88   602,790
                                        ----------------------------------------------------------------------
Interest sensitivity gap                $(53,971) $(38,104) $(92,075)  $151,715 $ 59,640   $33,945  $ 93,585
                                       =======================================================================

Ratio of interest sensitive assets
    to interest sensitive liabilities       0.83      0.80      0.82       2.51     1.10    386.74      1.16
                                       =======================================================================

(1) Amounts exclude unrealized gains (losses) on investment securities.




twenty-eight                                                   CenturySouthbanks

--------------------------------------------------------------------------------

      The Company's strategy is to maintain a ratio of interest sensitive assets to interest sensitive liabilities in the range of .80 to 1.20 at the less than one year time frame. At December 31, 1996, the Company has been able to meet such objective, although over the one-year time frame a ratio of 0.82 could result in a negative short-term impact on earnings should rates rise. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand and savings deposits as immediately rate sensitive for purposes of this analysis. These accounts are generally less sensitive to short-term interest rate movements. Management currently believes its interest sensitivity position is such that short-term interest rate movements would not materially impact its net interest income.

Inflation
Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. The Company copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through managing its level of net income relative to its dividend payout policy. The impact of inflation has been minimal to the Company in recent years.

Risk Factors
The following appears in accordance with the Securities Litigation Reform
Act: This financial report includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic business areas in which the Company conducts its operations.

Market and Dividend Information
The Company's common stock trades on the Nasdaq Stock Market under the symbol "CSBI". There were 1,962 shareholders of record of the Company's common stock at December 31, 1996.
      The following table sets forth the high and low prices and the cash dividends declared on the Company's common stock by quarter for 1996 and 1995.

                                                 1996                                     1995
                                  --------------------------------------------------------------------------
                                        Price        Cash dividends              Price        Cash dividends
                                  ----------------                        -----------------
    Quarter Ended                  High       Low       declared           High        Low       declared
------------------------------------------------------------------------------------------------------------
   March 31                       $16.75    $13.75      .09750            $13.25     $11.50      .09250
   June 30                         15.25     13.50      .09875             14.00      11.75      .09380
   September 30                    17.50     14.50      .10000             14.25      12.25      .09500
   December 31                     19.00     16.25      .10125             17.50      12.75      .09625

      The Company expects to continue its policy of paying quarterly cash dividends although there is no assurance that such dividends will continue to be paid in the future. The payment of dividends in the future is dependent on future income, financial position, capital requirements and other considerations. In addition, the payment of dividends is subject to the restrictions described in note 15 to the Company's consolidated financial statements.

                                                                     twenty-nine

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


        Summary of Quarterly Financial Data
        Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 1996 and 1995.

(Amounts in thousands)                       Fourth Quarter  Third Quarter   Second Quarter    First Quarter
------------------------------------------------------------------------------------------------------------
1996:
   Interest income                              $15,891         $15,615          $15,841          $15,479
   Net interest income                            8,492           8,528            8,698            7,943
   Provision for possible loan losses               544             343              469              401
   Income before income taxes                     3,224           3,285            3,796            3,172
   Net income                                     2,267           2,292            2,618            2,193
   Net income per share:
      Primary                                      0.29            0.30             0.34             0.28
      Fully diluted                                0.28            0.30             0.34             0.28
   Weighted average common shares
      outstanding and common share
      equivalents                                 7,780           7,776            7,774            7,775

1995:
   Interest income                               15,519          15,220           14,815           14,185
   Net interest income                            7,942           7,771            7,678            7,768
   Provision for possible loan losses               656             372              345              321
   Income before income taxes                     2,874           3,055            2,534            2,644
   Net income                                     1,895           2,238            1,842            1,920
   Net income per share:
      Primary                                      0.24            0.29             0.24             0.25
      Fully diluted                                0.24            0.29             0.24             0.25
   Weighted average common shares
      outstanding and common share
      equivalents                                 7,774           7,773            7,773            7,772

thirty

Independent Auditors' Report
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

        The Board of Directors and Shareholders
        Century South Banks, Inc.:

                We have audited the accompanying consolidated balance sheets of Century South Banks, Inc. and subsidiaries ("the Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century South Banks, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


        /s/ KPMG Peat Marwick LLP

        Atlanta, Georgia
        January 24, 1997


                                                                     thirty-one

Consolidated Balance Sheets
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

                                                                            December 31,
                                                                  -----------------------------
(Amounts in thousands, except share and per share data)               1996                 1995
-----------------------------------------------------------------------------------------------
Assets
Cash and due from banks (notes 3 and 13)                          $ 34,626             $ 33,020
Federal funds sold (note 13)                                        38,730               27,420
Interest earning deposits in other banks (note 13)                     677                  453
Investment securities (notes 4 and 13):
   Available for sale                                              104,296               98,756
   Held to maturity (fair value: 1996 - $43,214
      and 1995 - $53,853)                                           42,474               52,390

Loans, net of unearned income (notes 5 and 13)                     509,412              476,510
   Less allowance for possible loan losses                           7,565                7,048
                                                                  -----------------------------
      Loans, net                                                   501,847              469,462
                                                                  -----------------------------
Premises and equipment, net (note 6)                                18,311               15,869
Goodwill and other intangibles, net (note 13)                        6,712                7,442
Other assets (notes 7 and 10)                                       13,422               11,669
                                                                  -----------------------------
         Total assets                                             $761,095             $716,481
                                                                  =============================

Liabilities
Deposits (note 13):
   Noninterest bearing demand deposits                            $ 75,706            $  69,516
   Interest bearing deposits (note 8)                              594,567              556,790
                                                                  -----------------------------
         Total deposits                                            670,273              626,306

Federal funds purchased (note 13)                                    1,000                   --
Other short-term borrowings (notes 9 and 13)                            --                  501
Long-term debt (notes 9 and 13)                                      7,223               11,639
Accrued expenses and other liabilities (note 11)                     7,158                8,581
                                                                  -----------------------------
         Total liabilities                                         685,654              647,027
                                                                  -----------------------------

Shareholders' equity (notes 9, 15 and 16):
Common stock-$1 par value.  Authorized 15,000,000 shares;
   issued 7,826,358 shares, and outstanding 7,761,624 shares         7,826                7,826
Additional paid-in capital                                          28,780               28,780
Retained earnings                                                   39,384               33,099
Reduction for ESOP loan guarantee                                     (137)                (226)
Common stock in treasury (64,734 shares), at cost                     (337)                (337)
Net unrealized gains (losses) on investment securities                 (75)                 312
                                                                  -----------------------------
         Total shareholders' equity                                 75,441               69,454
                                                                  -----------------------------

Commitments and contingencies (notes 5 and 12)
         Total liabilities and shareholders' equity               $761,095             $716,481
                                                                  =============================

See accompanying notes to consolidated financial statements.

thirty-two                                                     CenturySouthbanks

Consolidated Statements of Income
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

                                                                  Years ended December 31,
                                                           -------------------------------------
(Amounts in thousands, except per share data)                 1996           1995           1994
------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees                                   $52,014        $49,049        $39,725
   Federal funds sold                                        1,404          1,313            897
   Interest on deposits in other banks                          33             51            149
   Investment securities:
      Taxable                                                6,764          6,644          5,744
      Nontaxable                                             2,611          2,682          2,517
                                                           -------------------------------------
         Total interest income                              62,826         59,739         49,032
                                                           -------------------------------------

Interest expense:
   Deposits (note 8)                                        28,631         27,499         19,923
   Federal funds purchased                                      15             40             13
   Long-term debt and other borrowings                         519          1,041          1,030
                                                           -------------------------------------
      Total interest expense                                29,165         28,580         20,966
                                                           -------------------------------------

      Net interest income                                   33,661         31,159         28,066

Provision for possible loan losses (note 5)                  1,757          1,694            943
                                                           -------------------------------------

      Net interest income after provision for
         possible loan losses                               31,904         29,465         27,123
                                                           -------------------------------------

Noninterest income:
   Service charges on deposit accounts                       3,842          3,570          3,158
   Securities gains (losses), net (note 4)                     216             29            (74)
   Other operating income (note 14)                          2,566          2,566          1,909
                                                           -------------------------------------
      Total noninterest income                               6,624          6,165          4,993
                                                           -------------------------------------

Noninterest expense:
   Salaries and employee benefits (note 11)                 12,706         11,755         10,614
   Occupancy and equipment expense, net                      3,283          3,166          2,895
   Other operating expenses (note 14)                        9,062          9,602          9,382
                                                           -------------------------------------
      Total noninterest expense                             25,051         24,523         22,891
                                                           -------------------------------------
      Income before income taxes                            13,477         11,107          9,225

Income tax expense (note 10)                                 4,107          3,212          2,234
                                                           -------------------------------------
      Net income                                           $ 9,370        $ 7,895        $ 6,991
                                                           =====================================

Net income per common share and common share
 equivalents:
      Primary                                              $  1.21        $  1.02        $  0.91
                                                           =====================================
      Fully diluted                                        $  1.20        $  1.02        $  0.91
                                                           =====================================

Weighted average common shares outstanding and common
 share equivalents:
      Primary                                                7,776          7,773          7,663
                                                           =====================================
      Fully diluted                                          7,778          7,776          7,663
                                                           =====================================

See accompanying notes to consolidated financial statements.

                                                                    thirty-three

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries
Years ended December 31, 1996, 1995 and 1994

                                                                                                    Net
                                                                   Reduction                    unrealized
                                          Additional                for ESOP                  gains (losses)
(Amounts in thousands,        Common       paid-in     Retained      loan       Treasury      on investment
except per share data)        stock (1)    capital     earnings    guarantee    stock (2)       securities        Total
------------------------------------------------------------------------------------------------------------------------
Balance at
  December 31, 1993            $7,521      $25,880     $22,790      $(310)       $(337)          $ 1,202         $56,746

Cash dividends declared -
  $0.3425 per share                --           --      (1,624)        --           --                --          (1,624)
Net income                         --           --       6,991         --           --                --           6,991
Net unrealized losses on
  investment securities            --           --          --         --           --            (3,673)         (3,673)
Conversion of 9%
  convertible subordinated
  debentures (note 9)             305        2,900          --         --           --                --           3,205
Principal payments on
  ESOP loan (note 11)              --           --          --         49           --                --              49
Cash dividends of
  pooled subsidiaries
  prior to acquisition             --           --        (268)        --           --                --            (268)
                              ------------------------------------------------------------------------------------------
Balance at
  December 31, 1994            $7,826      $28,780     $27,889      $(261)       $(337)          $(2,471)        $61,426
Cash dividends declared -
  $0.3776 per share                --           --      (2,303)        --           --                --          (2,303)
Net income                         --           --       7,895         --           --                --           7,895
Net unrealized gains on
  investment securities            --           --          --         --           --             2,783           2,783
Principal payments, net
  of proceeds, on ESOP
  loan (note 11)                   --           --          --         35           --                --              35
Cash dividends of
  pooled subsidiaries
  prior to acquisition             --           --        (382)        --           --                --            (382)
                              ------------------------------------------------------------------------------------------
Balance at
  December 31, 1995            $7,826      $28,780     $33,099      $(226)       $(337)          $   312         $69,454
Cash dividends declared -
  $0.3975 per share                --           --      (3,085)        --           --                --          (3,085)
Net income                         --           --       9,370         --           --                --           9,370
Net unrealized losses on
  investment securities            --           --          --         --           --              (387)           (387)
Principal payments on
  ESOP loan (note 11)              --           --          --         89           --                --              89
                              ------------------------------------------------------------------------------------------
Balance at
  December 31, 1996            $7,826      $28,780     $39,384      $(137)       $(337)          $   (75)        $75,441
                              ==========================================================================================

(1) Common shares issued: 7,826 shares at December 31, 1996, 1995 and 1994, and 7,521 shares at December 31, 1993.
(2)  Common stock held in treasury - 65 shares.

See accompanying notes to consolidated financial statements.


thirty-four                                                    CenturySouthbanks

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

                                                                       Years ended December 31,
                                                                ------------------------------------
(Amounts in thousands)                                             1996           1995          1994
----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                   $ 9,370        $ 7,895       $ 6,991
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Provision for possible loan losses                          1,757          1,694           943
      Write-downs and other losses on sale of other real estate      82            254           451
      Depreciation                                                1,569          1,528         1,384
      Amortization and accretion, net                               775            838           893
      Securities (gains) losses, net                               (216)           (29)           74
      Gain on sale of mortgage servicing rights                    (224)          (375)           --
      Deferred income tax expense (benefit)                        (266)            22          (299)
      Decrease in mortgage loans held for sale                       --          1,164         2,307
      Increase in other assets                                     (742)        (1,272)       (1,126)
      Increase (decrease) in accrued expenses and
         other liabilities                                       (1,346)         2,031            31
                                                                ------------------------------------
         Net cash provided by operating activities               10,759         13,750        11,649
                                                                ------------------------------------
Cash flows from investing activities:
   Proceeds from sales of investment securities
      available for sale                                          8,110          9,524         8,852
   Principal collections and maturities of investment
      securities available for sale                              28,924         20,811        20,602
   Principal collections and maturities of investment
      securities held to maturity                                11,516         11,856         4,477
   Proceeds from maturities of interest earning
      deposits with banks                                         2,235         16,333        13,945
   Purchases of investment securities held to maturity           (1,618)       (11,820)      (11,882)
   Purchases of investment securities available for sale        (43,020)       (23,237)      (56,807)
   Investment in interest earning deposits with banks            (2,459)       (14,405)      (12,456)
   Proceeds from sales of other real estate                         380          1,356           829
   Net increase in loans                                        (35,101)       (38,039)      (32,814)
   Purchase of premises and equipment                            (4,116)        (2,310)       (1,491)
   Proceeds from sales of premises and equipment                    105            512             6
   Proceeds from sale of mortgage servicing rights                  108            652            --
   Net cash received from acquisition                                --             --        14,773
                                                                ------------------------------------
         Net cash used in investing activities                  (34,936)       (28,767)      (51,966)
                                                                ------------------------------------
Cash flows from financing activities:
   Net increase in deposits                                      43,967         35,237        46,455
   Net increase (decrease) in federal funds purchased             1,000            (80)           80
   Proceeds from issuance of long-term debt and
      other borrowings                                            5,414          6,542        10,750
   Payments on long-term debt and other borrowings              (10,242)       (12,373)       (3,676)
   Dividends paid to shareholders                                (3,046)        (2,435)       (1,821)
                                                                ------------------------------------
         Net cash provided by financing activities               37,093         26,891        51,788
                                                                ------------------------------------
         Net increase in cash and cash equivalents               12,916         11,874        11,471
Cash and cash equivalents at beginning of year                   60,440         48,566        37,095
                                                                ------------------------------------
Cash and cash equivalents at end of year                        $73,356        $60,440       $48,566
                                                                ====================================
Supplemental disclosures of cash paid during the year for:
   Interest                                                     $29,871        $26,422       $20,707
                                                                ====================================
   Income taxes                                                 $ 4,853        $ 3,261       $ 2,281
                                                                ====================================
Supplemental schedule of noncash investing and
  financing activities:
   Real estate acquired through foreclosure                     $ 2,667        $ 2,453       $ 2,069
                                                                ====================================
   Real estate sold and financed by the Company                 $ 1,708        $   848       $   988
                                                                ====================================
   Securities transferred from available for sale to
       held to maturity at fair value                           $    --        $ 3,864       $11,149
                                                                ====================================
   Securities transferred from held to maturity to
      available for sale                                        $    --        $ 1,786       $    --
                                                                ====================================
   Conversion of convertible subordinated debentures            $    --        $    --       $ 3,205
                                                                ====================================
   Acquisition of equipment through capital leases              $    --        $    --       $   117
                                                                ====================================
   Net reduction in guaranteed ESOP loan recorded
      in shareholders' equity                                   $    89        $    35       $    49
                                                                ====================================

See accompanying notes to consolidated financial statements.

                                                                     thirty-five

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

December 31, 1996, 1995 and 1994


Note 1. Summary of Significant Accounting Policies
The accounting and reporting policies of Century South Banks, Inc. and subsidiaries ("the Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.

Business
The Company provides a full range of banking services to individual and corporate customers through its banking subsidiaries in northern Georgia and southeastern Tennessee. The Company is subject to competition from other financial institutions, is subject to the regulations of certain Federal and state agencies, and undergoes periodic examinations by those regulatory agencies.

Basis of Financial Statement Presentation
The consolidated financial statements include the accounts of Century South Banks, Inc. ("Parent company") and its wholly owned bank subsidiaries. The Company has ten wholly owned bank subsidiaries predominantly involved in commercial banking activities.

      The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for possible losses on loans and real estate acquired through foreclosure, management obtains independent appraisals and reviews available market data such as comparable sales and recent market trends through discussions with local real estate professionals.

Cash and Cash Equivalents
Cash equivalents include due from banks and federal funds sold. Generally, federal funds are sold for periods less than 90 days.

Investment Securities
The Company has classified its investment securities in two categories: available for sale or held to maturity. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities are classified as available for sale. The classification of investment securities is determined at the date of purchase.

      Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related income tax effects, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

thirty-six                                                     CenturySouthbanks

--------------------------------------------------------------------------------

      Available for sale securities transferred into the held to maturity category are recorded at fair value at date of transfer. The related unrealized holding gain or loss at date of transfer is reported as a component of shareholders' equity and is amortized over the remaining life of the security as an adjustment of yield.

      Mortgage-backed securities held to maturity are stated at their unpaid principal balances, adjusted for unamortized premiums and unaccreted discounts. Mortgage-backed securities available for sale are stated at their estimated fair value. Principal repayments received on mortgage-backed securities are included in proceeds from maturities of investment securities in the consolidated statements of cash flows for the available for sale securities and held to maturity securities, as applicable.

      A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. At December 31, 1996, the Company did not have any securities with other than temporary impairment for which a new cost basis had not been established.

      Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for investment securities sold are recognized on the settlement date and are derived using the specific identification method for determining the cost of securities sold. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

Loans and Interest Income
Loans are reported at principal amounts outstanding, net of unearned income and the allowance for possible loan losses. Interest income on loans is recognized on a level yield basis.

      Loan fees, net of certain direct origination costs, are deferred and amortized over the estimated terms of the loans using a method which approximates a level yield.

      Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal or they become contractually in default for 90 days or more as to either interest or principal unless they are both well secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest for the year in which the loan is placed on nonaccrual status is charged to interest income on loans with the balance, if any, charged to the allowance for possible loan losses, unless management believes that the accrued interest is recoverable through the liquidation of collateral.

      In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114 Accounting by Creditors for Impairment of a Loan ("SFAS 114"). SFAS 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. In October 1994, the FASB issued Statement of Financial Accounting thirty-seven

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures ("SFAS 118") which amends SFAS 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor should report income on an impaired loan. SFAS 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods required by certain industry regulators. The Company adopted SFAS 114 and SFAS 118, on a prospective basis, effective January 1, 1995. This adoption required no increase to the allowance for loan losses and had no impact on net income in 1995.

      A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When the ultimate collectibility of an impaired loan's principal is in doubt, cash receipts are applied under the contractual terms of the loan agreement first to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that interest has not been previously recognized. Additional future cash receipts are recorded as recoveries of any amounts previously charged off.

Mortgage Loans Held for Sale
Mortgage loans held for sale are recorded at the lower of aggregate cost or market as determined by outstanding commitments from investors or current yield requirements.

      Gains or losses on the sale of these loans are recorded in other operating income at the time the proceeds are received and represent the difference between the net sales proceeds and their carrying value at the time of sale.

Allowance for Possible Loan Losses
The allowance for possible loan losses is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of collateral, and such other factors which in management's judgment, deserve recognition in estimating loan losses. Loans are charged to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

      A substantial portion of the Company's loans is secured by real estate in markets in northern Georgia, southeastern Tennessee, and southwestern North Carolina. In addition, a substantial portion of the Company's real estate acquired through foreclosure is located in these same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the Company's real estate acquired through foreclosure are susceptible to changes in market conditions in these markets.

      Management believes that the allowance for possible losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in northern Georgia, southeastern Tennessee, and southwestern North Carolina. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Premises and Equipment
Premises and equipment, including the cost of purchased computer software, are stated at cost less accumulated depreciation and amortization which are computed using straight-line or accelerated methods over the estimated useful lives of the related assets.

thirty-eight                                                   CenturySouthbanks

--------------------------------------------------------------------------------

Real Estate Acquired Through Foreclosure
Real estate acquired through foreclosure is reported at the lower of cost or fair value, adjusted for estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral, as adjusted, is treated as a loan loss. Further deterioration in the fair value of real estate acquired through foreclosure during the disposition period is charged to other operating expenses.

Goodwill and Other Intangibles
Goodwill is being amortized using the straight-line method over 20 years.

      Other acquired intangible assets, such as the value of mortgage servicing rights, core deposits, and an assent, consulting, and noncompetition agreement, are amortized over the periods benefited, ranging from seven to twelve years.

      Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced. Goodwill and core deposit premiums are reviewed for impairment on the basis of whether these assets are fully recoverable from expected undiscounted cash flows of the related businesses.

Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation
The Company accounts for its fixed stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion 25"), and related interpretations. As such, compensation expense is recorded only to the extent that the market price of the underlying stock at the date of grant exceeds the exercise price. In October 1995, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), was issued. SFAS 123 allows entities to continue to apply the provisions of APB Opinion 25 for recognizing stock-based compensation expense in the basic financial statements. However, companies are encouraged to adopt a new accounting method based on the estimated fair value of stock-based compensation. Companies that do not follow the new fair value based method are required to provide expanded disclosures in the footnotes. SFAS 123 is effective for the fiscal year ended December 31, 1996. The Company has elected to continue to apply the provisions of APB Opinion 25 and, to the extent material, follow the disclosure provisions of SFAS 123.

Net Income Per Share
Net income per share is based on the weighted average number of common shares and common share equivalents outstanding during the period.

                                                                     thirty-nine

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

Recent Accounting Pronouncements

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of
The Company adopted the provisions of SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"). SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. SFAS 125 was amended by Statement of Financial Accounting Standards No. 127, which defers the effective date of certain provisions of SFAS 125 until January 1, 1998. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect the adoption of SFAS 125 to have a material impact on the Company's financial position, results of operations, or liquidity.

Note 2. Business Combinations
On December 27, 1995, the Company completed the acquisition of the Bank of Danielsville ("DAN") located in Danielsville, Georgia. The Company issued 784,000 shares of its common stock in exchange for all of the issued and outstanding shares of DAN. No cash was paid in the transaction.

      On December 14, 1995, the Company completed the acquisition of Peoples Bank ("PBL") located in Lavonia, Georgia. The Company issued 687,174 shares of its common stock in exchange for all of the issued and outstanding shares of PBL. No cash, except for fractional shares, was paid in the transaction.

      On April 14, 1995, the Company completed the acquisition of Gwinnett Bancorp, Inc. ("GBI"), a bank holding company located in Duluth, Georgia, and its subsidiary bank, Gwinnett National Bank ("GNB"). The Company issued 668,217 shares of its common stock in exchange for all of the issued and outstanding shares of GBI. No cash, except for fractional shares, was paid in the transaction.

      On April 14, 1995, the Company completed the acquisition of First Community Bank of Dawsonville ("FCBD") located in Dawsonville, Georgia. The Company issued 808,066 shares of its common stock in exchange for all of the issued and outstanding shares of FCBD. No cash, except for fractional shares, was paid in the transaction.

      These transactions have been accounted for as poolings of interests and accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of these acquired entities.

forty

--------------------------------------------------------------------------------

Note 3. Restricted Cash
Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of approximately $3,802,000 and $2,920,000 were maintained to satisfy regulatory requirements as of December 31, 1996 and 1995, respectively.

Note 4. Investment Securities
The amortized cost, gross unrealized gains and losses, and fair value of available for sale and held to maturity securities by security type at December 31, 1996 and 1995 are as follows:


                                                                          1996
                                                      --------------------------------------------
                                                                    Gross     Gross
                                                      Amortized  unrealized unrealized  Estimated
(Amounts in thousands)                                  cost        gains     losses    fair value
--------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and
      U.S. Government agencies                        $ 55,980      $170     $(294)     $ 55,856
   State, county and municipal securities               14,427       378       (81)       14,724
   Mortgage-backed securities                           25,633       185      (122)       25,696
   Other debt securities                                 4,911        17       (69)        4,859
   Equity securities                                     3,134       100       (73)        3,161
                                                      --------------------------------------------
                                                      $104,085      $850     $(639)     $104,296
                                                      ============================================
Held to maturity:
   U.S. Treasury and
      U.S. Government agencies                        $ 10,024      $155     $ (37)     $10,142
   State, county and municipal securities               28,122       697      (162)      28,657
   Mortgage-backed securities                            2,023        30        (7)       2,046
   Other debt securities                                 2,305        64        --        2,369
                                                      --------------------------------------------
                                                      $ 42,474      $946     $(206)     $43,214
                                                      ============================================


                                                                          1995
                                                      --------------------------------------------
                                                                    Gross     Gross
                                                      Amortized  unrealized unrealized  Estimated
(Amounts in thousands)                                  cost        gains     losses    fair value
--------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Treasury and
      U.S. Government agencies                        $ 48,274    $  339     $ (63)     $48,550
   State, county and municipal securities               15,140       719       (21)      15,838
   Mortgage-backed securities                           26,313       216      (125)      26,404
   Other debt securities                                 5,032        40       (65)       5,007
   Equity securities                                     2,927        30        --        2,957
                                                      --------------------------------------------
                                                      $ 97,686    $1,344     $(274)     $98,756
                                                      ============================================
Held to maturity:
   U.S. Treasury and
      U.S. Government agencies                         $15,759   $   306     $(101)     $15,964
   State, county and municipal securities               30,269     1,201      (106)      31,364
   Mortgage-backed securities                            3,169        86        (7)       3,248
   Other debt securities                                 3,193        84        --        3,277
                                                      --------------------------------------------
                                                       $52,390    $1,677     $(214)     $53,853
                                                      ============================================

                                                                       forty-one

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

      During 1995 and 1994, the Company transferred available for sale securities with a fair value of $3,864,000 and $11,149,000, respectively, to the held to maturity category. At the dates of transfer during 1995 and 1994, these securities had unrealized losses of approximately $93,000 and $735,000, respectively. The unamortized portion of such unrealized losses, included as a component of amortized cost, approximated $353,000 and $576,000 at December 31, 1996 and 1995, respectively.

      In April 1995, in conjunction with the acquisitions of GBI and FCBD, the Company transferred certain acquired held to maturity securities to the available for sale category. These transfers were made to conform to the Company's existing interest rate risk position under its asset liability management policy. Such transfers consisted of investment securities with an estimated fair value of $1,754,000 and an amortized cost of $1,786,000.

      The amortized cost and estimated fair values of investment securities at December 31, 1996, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                             Amortized       Estimated
(Amounts in thousands)                          cost         fair value
-----------------------------------------------------------------------
Available for sale:
Due in one year or less                      $ 19,080        $  19,136
Due after one year through five years          57,691           57,673
Due after five years through ten years          8,517            8,567
Due after ten years                            15,663           15,759
Equity securities                               3,134            3,161
                                             --------------------------
                                             $104,085        $ 104,296
                                             ==========================
Held to maturity:
Due in one year or less                      $  3,782        $   3,830
Due after one year through five years          20,193           20,444
Due after five years through ten years         12,879           13,199
Due after ten years                             5,620            5,741
                                             --------------------------
                                             $ 42,474        $  43,214
                                             ==========================

      Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $8,110,000, $9,524,000 and $8,852,000 respectively. There were no sales of held to maturity securities during 1996, 1995 and 1994. Securities gains (losses), net for 1996, 1995 and 1994 included gross realized gains of approximately $221,000, $40,000, and $82,000, and gross realized losses of approximately $5,000, $11,000, and $156,000, respectively.

      Securities with a carrying value of approximately $81,899,000 in 1996 and $61,127,000 in 1995 were pledged to secure public funds on deposit and for other purposes as required by law.

Note 5. Loans
Loans outstanding, by classification, are summarized as follows at December 31:


(Amounts in thousands)                            1996             1995
-----------------------------------------------------------------------
Commercial, financial, and agricultural      $  82,461        $  74,697
Real estate-construction                        58,333           46,538
Real estate-mortgage                           291,202          276,802
Consumer installment                            78,087           79,124
                                             --------------------------
                                               510,083          477,161
Less: Unearned income                              671              651
      Allowance for possible loan losses         7,565            7,048
                                             --------------------------
                                              $501,847         $469,462
                                             ==========================

forty-two                                                    CenturySouthbanks

--------------------------------------------------------------------------------

      At December 31, 1996 and 1995, the Company was servicing commercial loans for others totaling $5,011,000 and $7,724,000, respectively. At December 31, 1995, the Company was servicing mortgage loans for others totaling $18,586,000. The Company sold the servicing rights for these mortgage loans in January, 1996.

      At December 31, 1996, outstanding commitments included commitments to fund commercial, consumer, real estate-construction, and real estate-mortgage loans of approximately $53,818,000. It is the opinion of management that such commitments do not involve more than the normal risk of loss.

      Transactions in the allowance for possible loan losses are summarized as follows for the years ended December 31, 1996, 1995, and 1994.


(Amounts in thousands)                                1996       1995      1994
-------------------------------------------------------------------------------
Balance at beginning of year                       $ 7,048    $ 6,846   $ 6,192
Allowance related to loans of purchased business        --         --       470
Provision charged to operating expense               1,757      1,694       943
Recoveries on loans previously charged off             490        267       255
Loans charged off                                   (1,730)    (1,759)   (1,014)
                                                   ----------------------------
Balance at end of year                             $ 7,565    $ 7,048   $ 6,846
                                                   ============================

      Nonaccrual loans amounted to $2,888,000 at December 31, 1996 and $1,815,000 at December 31, 1995. The approximate effect on interest income of nonaccrual loans for the years ended December 31, 1996, 1995, and 1994 is summarized as follows:


(Amounts in thousands)                                1996       1995      1994
-------------------------------------------------------------------------------
Interest at contractual rate                          $515       $650      $529
Less interest recorded as income                       330        152       164
                                                      -------------------------
   Reduction of interest income                       $185       $498      $365
                                                      =========================

      As discussed in note 1, the Company adopted SFAS 114 and SFAS 118 on January 1, 1995. This adoption required no increase to the allowance for loan losses and had no impact on net income for the year ended December 31, 1995.
      Impaired loans and related amounts included in the allowance for loan losses at December 31, 1996 and 1995 are as follows:


                                                                  1996                  1995
                                                          ------------------------------------------
                                                          Principal             Principal
(Amounts in thousands)                                     Balance   Allowance   Balance   Allowance
----------------------------------------------------------------------------------------------------
Impaired loans, with a related allowance                   $1,163      $400      $1,503      $260
Impaired loans, without allowance                           4,149        --       4,705        --
                                                          ------------------------------------------
    Total                                                  $5,312      $400      $6,208      $260
                                                          ==========================================

      The allowance amounts were primarily determined using the fair value of the related collateral.

      The average recorded investment in impaired loans for the year ended December 31, 1996 was $5,560,000. The interest income recognized on impaired loans for the year ended December 31, 1996 was approximately $457,000.

      The average recorded investment in impaired loans for the year ended December 31, 1995 was $6,894,000. The interest income recognized on impaired loans for the year ended December 31, 1995 was approximately $353,000.

      The Company has direct and indirect loans outstanding to certain executive officers, directors, and principal holders of equity securities (including their associates) of the Parent company through its subsidiaries. All of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing forty-three

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. The following is a summary of such loans outstanding and the activity in these loans for 1996:


         (Amounts in thousands)
         --------------------------------------------------------------------
         Balance at December 31, 1995                                 $24,499
         Adjustment due to changes in related parties                   4,440
                                                                      -------
         Adjusted balance at December 31, 1995                         28,939
         New loans                                                     27,451
         Repayments                                                   (23,831)
                                                                      -------
         Balance at December 31, 1996                                 $32,559
                                                                      =======

Note 6. Premises and Equipment
Premises and equipment at December 31, 1996 and 1995 are summarized as follows:


(Amounts in thousands)                                                   1996               1995
------------------------------------------------------------------------------------------------
Land                                                                 $   3,870          $  3,758
Buildings and improvements                                              12,782            11,203
Furniture and equipment                                                 11,988            10,207
Leasehold improvements                                                     249               205
Construction in progress                                                   369               342
                                                                     ---------------------------
                                                                        29,258            25,715
Accumulated depreciation and amortization                              (10,947)           (9,846)
                                                                     ---------------------------
                                                                      $ 18,311           $15,869
                                                                     ===========================

Note 7. Real Estate Acquired Through Foreclosure
Real estate acquired through foreclosure, in the net amount of $2,433,000 and $1,893,000 at December 31, 1996 and 1995, respectively, is included in other assets.

Note 8. Interest Bearing Deposits
A summary of interest bearing deposits at December 31, 1996 and 1995 is as follows:


(Amounts in thousands)                                                    1996              1995
------------------------------------------------------------------------------------------------
Interest bearing demand deposits                                      $117,978         $  99,637
Money market accounts                                                   23,687            25,422
Savings deposits                                                        61,838            60,718
Certificates of deposit and individual retirement
   accounts of $100 or more                                             98,131            85,575
Other individual retirement accounts                                    40,527            38,022
Other certificates of deposit                                          252,406           247,416
                                                                      --------------------------
                                                                      $594,567          $556,790
                                                                      ==========================

      Interest expense on certificates of deposit and individual retirement accounts of $100,000 or more was approximately $5,466,000, $5,255,000, and $3,488,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

forty-four

--------------------------------------------------------------------------------

Note 9. Long-Term Debt and Short-Term Borrowings
Short-term borrowings at December 31, 1996 and 1995 consist of the following:


(Amounts in thousands)                                                    1996              1995
------------------------------------------------------------------------------------------------
Credit facility with a bank at prime with maximum borrowing of up to $1,500; interest payable monthly; maturing January 28,
   1997; secured by common stock of a subsidiary                       $    --            $    1
Retail repurchase agreements                                                --               500
                                                                       -------------------------
   Total short-term borrowings                                         $    --            $  501
                                                                       =========================

      A summary of long-term debt at December 31, 1996 and 1995 is as follows:


(Amounts in thousands)                                                    1996              1995
------------------------------------------------------------------------------------------------
Parent Company:
Promissory note at prime - maturing August 2003, secured
   by common stock of three bank subsidiaries                          $    --           $ 3,200
Parent company guaranteed ESOP promissory notes at
   prime + 1/2%, maturing January 2000, secured by
   common stock held by the ESOP                                           137               226
Subsidiaries:
Credit facilities with Federal Home Loan Banks with maximum
   borrowings of up to $51,000, secured by qualified real
   estate loans:
   Fixed rate ranging from 7.39% to 7.74%, with maturities of
       April 30, 1997 and September 1, 2006                              2,982             4,083
   Variable rate based on monthly LIBOR with maturities of
       December 28, 1998 and January 13, 1999                            4,000             4,000
Other notes payable and capital lease obligations payable, with a weighted average interest rate of 9.61%, maturing at
   various dates, through 2000.                                            104               130
                                                                       -------------------------
       Total long-term debt                                            $ 7,223           $11,639
                                                                       =========================

      The provisions of the loan and security agreements associated with certain of the promissory notes restrict, within specified limits, the Company from, among other things, incurring borrowings and the sale or transfer of assets without prior written consent. At December 31, 1996, the Company was in compliance with the covenants of the aforementioned loan and security agreements.

      On April 20, 1994, the Company notified the debenture holders of its plans to redeem the 9% Convertible Subordinated Debentures Series 1988A as of May 20, 1994 at the rate of 101% of the face amount. The debentures granted the holder the option to convert each $5,000 into 476 shares of common stock of the Company at a conversion price of approximately $10.50 per share. The conversion rights expired one business day prior to the redemption date. Debentures in the amount of $3,205,000 or 89% of the total were converted into 305,116 common shares. The remaining $385,000 in debentures were redeemed.

      Required principal payments on long-term debt for years subsequent to December 31, 1996 are: 1997 - $2.2 million; 1998 - $2.2 million; 1999 - $2.1 million; 2000 - $0.1 million; and $0.6 million thereafter.

                                                                      forty-five

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


Note 10. Income Taxes
The components of income tax expense (benefit) are as follows:


(Amounts in thousands)                                            1996         1995        1994
-----------------------------------------------------------------------------------------------
Current:
   Federal                                                      $4,116       $3,107      $2,516
   State                                                           257           83          17
                                                                -------------------------------
                                                                 4,373        3,190       2,533
                                                                -------------------------------

Deferred:
   Federal                                                        (226)          22        (299)
   State                                                           (40)          --          --
                                                                -------------------------------
                                                                  (266)          22        (299)
                                                                -------------------------------
                                                                $4,107       $3,212      $2,234
                                                                ===============================

      The following is a summary of the differences between the income tax expense as shown in the consolidated statements of income and income tax expense that would result from applying the statutory Federal income tax rate of 35% in 1996 and 34% in 1995 and 1994 to income before income taxes.


(Amounts in thousands)                                            1996         1995        1994
-----------------------------------------------------------------------------------------------
Computed "expected" tax expense                                 $4,717       $3,776      $3,136
Increase (decrease) resulting from:
   Tax-exempt interest                                            (888)        (909)       (892)
   Amortization of goodwill and other intangibles                  132          129         135
   Acquisition costs                                                13          119          31
   State income tax, net of federal income tax benefit             141           55          11
   Changes in valuation allowance                                   --          (44)        (86)
   Other, net                                                       (8)          86        (101)
                                                                -------------------------------
                                                                $4,107       $3,212      $2,234
                                                                ===============================

      The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 1996 and 1995 are presented below:


(Amounts in thousands)                                                         1996         1995
------------------------------------------------------------------------------------------------
Deferred income tax assets:
    Allowance for losses on real estate acquired through foreclosure         $   13      $    44
    Deferred compensation                                                       190          178
    Allowance for possible loan losses                                        2,438        2,057
    Unearned income                                                              79          147
    Net unrealized losses on investment securities                               66           --
                                                                             -------------------
      Total gross deferred income tax assets                                  2,786        2,426
                                                                             -------------------

Deferred income tax liabilities:
    Net unrealized gains on investment securities                                --          183
    Depreciation                                                                837          792
    Intangible assets                                                            23          161
    Other, net                                                                  152           31
                                                                             -------------------
      Total gross deferred income tax liabilities                             1,012        1,167
                                                                             -------------------
      Net deferred income tax assets                                         $1,774       $1,259
                                                                             ===================

forty-six

--------------------------------------------------------------------------------


      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

Note 11. Employee Benefits
(a) Employee Benefit Plans
The Company provides a contributory, trusteed 401(k) profit sharing and employee stock ownership plan ("the Plan") to substantially all full-time employees. To date, the Plan has incurred $430,000 in borrowings to purchase 55,330 shares of the Company's common stock and has made principal payments on such loans of $293,000, reducing the outstanding balance at December 31, 1996 to $137,000. Annual employer contributions to the Plan are determined at the discretion of the Board of Directors of the Company and its subsidiaries. Aggregate contributions to the Plan were approximately $318,000, $269,000, and $243,000, in 1996, 1995, and 1994, respectively. Interest costs related to the Plan's loans totaled approximately $18,000, $26,000, and $21,000 for 1996, 1995, and 1994, respectively. During 1996, 1995, and 1994 dividends on ESOP shares of approximately $12,300, $13,200, and $14,300, respectively, were available to the Plan to service the ESOP debt.

(b) Stock Option Plans
In April 1994, the Company adopted the Century South Banks, Inc. Incentive Stock Option Plan ("ISOP") under which the Compensation Committee of the Board of Directors has the authority to grant stock options to key employees of the Company. Fifty thousand shares of common stock are reserved for issuance under the ISOP. Recipients of the options are fully vested upon grant of the options. Options are granted with exercise prices at least equal to the fair value of a share of stock on the grant date.

      Under the ISOP and other fixed stock option plans, the Company has granted options for 41,654 shares of common stock to officers of the Company and its subsidiaries.

      A summary of the status of the Company's ISOP and other fixed stock option plans as of December 31, 1996, 1995, and 1994 and changes during the years ended on those dates is presented below:

                                                 1996                   1995                    1994
--------------------------------------------------------------------------------------------------------------------
                                                 Weighted                   Weighted                    Weighted
                                                  Average                    Average                     Average
                                    Shares    Exercise Price    Shares    Exercise Price    Shares    Exercise Price
--------------------------------------------------------------------------------------------------------------------
Fixed Stock Options
Outstanding at beginning of year    27,184         $7.73       27,184       $7.73           11,956        $5.91
Granted                             14,470          5.68           --                       15,228         9.16
Exercised                               --                         --                           --
Cancelled                               --                         --                           --
                                    --------------------------------------------------------------------------------
Outstanding at end of year          41,654         $7.02       27,184       $7.73           27,184        $7.73
                                    ================================================================================
Options exercisable at year-end     41,654         $7.02       27,184       $7.73           27,184        $7.73
                                    ================================================================================



                                                                     forty-seven

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

      The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                                                                 Weighted
                                                         Weighted                 Average
      Number Outstanding           Range of               Average                Remaining
          at 12/31/96           Exercise Prices       Exercise Price         Contractual Life
---------------------------------------------------------------------------------------------
            41,654              $ 5.00 to 12.00           $ 7.02                 3.3 years


      The Company expensed $13,000 in 1994 related to the compensation element of these plans. There was no further compensation expense related to these plans in 1996 and 1995.

      As discussed in note 1, on January 1, 1996, the Company adopted SFAS 123 which requires entities to recognize as expense over the vesting period the fair value of all stock-based awards measured at the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of APB Opinion 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and later years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25. The pro forma and fair value disclosures required by SFAS 123 are not provided herein due to their immaterial effect resulting from the immaterial options granted and outstanding.

(c) Other Compensation Plans

The Company sponsors a defined benefit health care plan that provides postretirement medical and life insurance benefits to full-time employees who meet minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually for the effects of inflation, and contains other cost-sharing features such as deductibles and coinsurance. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

      The following table presents the plan's funded status reconciled to amounts recognized in the Company's consolidated balance sheet at December 31, 1996 and 1995.

(Amounts in thousands)                                                       1996          1995
-----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                                $  70         $  67
    Fully eligible active plan participants                                    32            29
                                                                            -------------------
Accumulated postretirement benefit obligation                                 102            96
Unrecognized transition obligation                                           (112)         (118)
Unrecognized net gain                                                          44            43
                                                                            -------------------
Accrued postretirement benefit cost included in
    accrued expenses and other liabilities                                  $  34         $  21
                                                                            ===================

      Net periodic postretirement benefit cost for 1996, 1995 and 1994 includes the following components:


(Amounts in thousands)                                        1996           1995          1994
-----------------------------------------------------------------------------------------------
Service cost                                                  $  2           $  2          $  3
Interest cost                                                    6              8            11
Amortization of unrecognized transition obligation               5              4             8
                                                              ---------------------------------
Net periodic postretirement benefit cost                      $ 13           $ 14          $ 22
                                                              =================================




forty-eight                                                    CenturySouthbanks

--------------------------------------------------------------------------------


      For measurement purposes, the annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) does not impact the computations because of the Company's policy to make only fixed employer contributions which results in the employee absorbing any increases in cost.

      The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.0% at December 31, 1996 and 1995, respectively.

Note 12. Commitments and Contingencies
In the normal course of business, the Company's various subsidiaries have entered into commitments to extend credit which are not reflected in the accompanying financial statements, including approximately $2,700,000 under standby letters of credit at December 31, 1996. It is the opinion of management that such commitments do not involve more than the normal risk of loss.

      The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, based in part on the advice of counsel, the ultimate disposition of these matters will not have a material adverse impact on the Company's consolidated financial position or results of operations.

Note 13. Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments.

Cash and Cash Equivalents, Interest Earning Deposits in Other Banks, Federal Funds Sold and Purchased, and Short-term Borrowings
The carrying amount of these instruments approximates fair value because of the short-term maturities of these instruments.

Investment Securities
The fair value of investment securities, except certain state and municipal securities, is estimated based on published bid prices or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued. In aggregate, the fair value of investment securities was $147,510,000 and $152,609,000 at December 31, 1996 and December 31, 1995,
respectively. Refer to note 4 for further disclosure of the estimated fair values of investment securities.

Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of the current economic and lending conditions.


                                                                      forty-nine

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


      The following table presents information on the fair value of loans:

                                                      December 31, 1996       December 31, 1995
                                                    --------------------------------------------
                                                    Carrying    Estimated    Carrying  Estimated
(Amounts in thousands)                               amount    fair value     amount  fair value
------------------------------------------------------------------------------------------------
Commercial and consumer real estate related          $349,535    $348,500    $343,106   $341,814
All other loans                                       160,548     160,037     134,055    133,522
Unearned income                                          (671)         --        (651)        --
Allowance for possible loan losses                     (7,565)         --      (7,048)        --
                                                    --------------------------------------------
                                                     $501,847    $508,537    $469,462   $475,336
                                                    ============================================


Deposit Liabilities
Under SFAS 107, the fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings accounts, NOW accounts, and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit and individual retirement accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
      The following table presents information on the fair value of deposits:

                                                      December 31, 1996       December 31, 1995
                                                    --------------------------------------------
                                                    Carrying    Estimated    Carrying  Estimated
(Amounts in thousands)                               amount    fair value     amount  fair value
------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits                 $  75,706   $  75,706   $  69,516  $  69,516
Savings and NOW accounts                              179,816     179,816     160,355    160,355
Money market accounts                                  23,687      23,687      25,422     25,422
Certificates of deposit and individual
    retirement accounts:
      Maturing within twelve months or less           291,401     292,755     262,410    263,447
      Maturing beyond one year                         99,663     100,752     108,603    109,943
                                                    --------------------------------------------
                                                     $670,273    $672,716    $626,306   $628,683
                                                    ============================================


      The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the credit markets. The table below presents at December 31, 1996 and 1995, the fair value that the Company's assets would increase if the fair value of the deposit base intangibles was included in the accompanying consolidated balance sheets.

                                                       December 31, 1996     December 31, 1995
                                                       ---------------------------------------
                                                           Estimated              Estimated
(Amounts in thousands) (unaudited)                        fair value             fair value
----------------------------------------------------------------------------------------------
Core deposit intangible                                      $24,500               $21,000
Less:  Recorded amounts                                        1,600                 1,900
                                                       ---------------------------------------
Net increase in fair value                                   $22,900               $19,100
                                                       =======================================

Long-Term Debt
The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the


fifty                                                          CenturySouthbanks
same remaining maturities. At December 31, 1996 and 1995, the fair value of the long-term debt was $7,635,000 and $11,906,000, respectively.

Commitments
The fair value of commitments to extend credit to fund commercial, consumer, real estate-construction, and real estate-mortgage loans is equal to the amount of commitments outstanding at December 31, 1996. This is based on the fact that the Company generally does not offer lending commitments to its customers for long periods and, therefore, the underlying rates of the commitments approximate market rates.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.
Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial instruments include deferred income tax assets, premises and equipment, and goodwill and certain intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Note 14. Supplementary Income Statement Information
Components of other operating income and expenses in excess of 1% of total income for any of the respective years are as follows:


(Amounts in thousands)                                            1996         1995        1994
-----------------------------------------------------------------------------------------------
Income:
Income associated with originating, servicing, and
   selling mortgage loans                                         $404         $557      $  377

Expenses:
Amortization of goodwill and other intangibles                     730          839         876
Regulatory agency fees and insurance assessments                   199          879       1,422
Computer services                                                  909          796         800
Stationery and supplies                                            719          879         737

      Rental expense on computers, buildings and office equipment, including cancelable leases, was $295,000, $355,000, and $289,000, for the years ended December 31, 1996, 1995, and 1994, respectively.


                                                                       fifty-one

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries


Note 15. Condensed Financial Information of Century South Banks, Inc. (Parent
Only)

                            Condensed Balance Sheets

                                                                            December 31,
                                                                    ---------------------------
(Amounts in thousands)                                                   1996              1995
-----------------------------------------------------------------------------------------------
Assets
Cash                                                                $     851         $     336
Investment in consolidated bank subsidiaries, at equity                69,992            67,171
Investment securities                                                     200               130
Premises and equipment, net                                               293               668
Goodwill, net                                                           4,965             5,359
Other intangible assets, net                                              359               438
Other assets                                                              291               144
                                                                    ---------------------------
       Total assets                                                 $  76,951         $  74,246
                                                                    ===========================

Liabilities
Long-term debt (note 9)                                             $     137         $   3,426
Other borrowings                                                           --                 1
Other liabilities                                                       1,373             1,365
                                                                    ---------------------------
       Total liabilities                                                1,510             4,792
                                                                    ---------------------------
Shareholders' equity
Common stock                                                            7,826             7,826
Additional paid-in capital                                             28,780            28,780
Retained earnings                                                      39,384            33,099
Reduction for ESOP loan guarantee                                        (137)             (226)
Common stock in treasury                                                 (337)             (337)
Net unrealized gains (losses) on investment securities                    (75)              312
                                                                    ---------------------------
       Total shareholders' equity                                      75,441            69,454
                                                                    ---------------------------
       Total liabilities and shareholders' equity                   $  76,951         $  74,246
                                                                    ===========================



fifty-two                                                      CenturySouthbanks

                         Condensed Statements of Income

                                                                    Years ended December 31,
                                                               --------------------------------
(Amounts in thousands)                                           1996          1995        1994
-----------------------------------------------------------------------------------------------
Income:
   Dividends received from bank subsidiaries                   $7,399        $6,721      $5,547
   Interest income                                                  4             6           6
   Other income                                                 2,576         2,226       1,800
                                                               --------------------------------
      Total income                                              9,979         8,953       7,353
                                                               --------------------------------

Expenses:
   Interest expense                                                56           416         451
   Salaries and employee benefits                               2,634         2,105       1,698
   Other expenses                                               1,640         1,823       1,422
                                                               --------------------------------
      Total expenses                                            4,330         4,344       3,571
                                                               --------------------------------

      Income before income taxes and equity in
         undistributed income of subsidiaries                   5,649         4,609       3,782

Income tax benefit-allocated from
   consolidated income tax return                                 432           428         470
                                                               --------------------------------

      Income before equity in undistributed
          income of subsidiaries                                6,081         5,037       4,252

Equity in undistributed income of subsidiaries                  3,289         2,858       2,739
                                                               --------------------------------
      Net income                                               $9,370        $7,895      $6,991
                                                               ================================




                                                                    fifty-three

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

                       Condensed Statements of Cash Flows

                                                                    Years ended December 31,
                                                              ---------------------------------
(Amounts in thousands)                                           1996          1995        1994
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                 $ 9,370       $ 7,895     $ 6,991
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed income of subsidiaries        (3,289)       (2,858)     (2,739)
         Depreciation                                              49            39          30
         Amortization                                             473           584         623
         Decrease (increase) in other assets
            and other intangible assets                            (2)          267         (66)
         Decrease in other liabilities                           (164)          (40)       (300)
                                                              ---------------------------------
            Net cash provided by operating activities           6,437         5,887       4,539
                                                              ---------------------------------

Cash flows from investing activities:
   Proceeds from maturities of interest earning deposits           --            --         199
   Investment in bank subsidiary                                   --          (301)     (5,122)
   Purchase of premises and equipment                             (94)         (289)       (145)
   Proceeds from sale of premises and equipment                   419            --           3
                                                              ---------------------------------
         Net cash provided by (used in) investing activities      325          (590)     (5,065)
                                                              ---------------------------------

Cash flows from financing activities:
   Proceeds from issuance of long-term debt                        --            --       5,000
   Payments on long-term debt                                  (3,200)       (2,386)     (2,251)
   Proceeds from issuance of short-term borrowings              2,824           549         950
   Payments on short-term borrowings                           (2,825)         (798)       (900)
   Payments on debentures redeemed                                 --            --        (385)
   Dividends paid                                              (3,046)       (2,435)     (1,821)
                                                              ---------------------------------
         Net cash provided by (used in) financing activities   (6,247)       (5,070)        593
                                                              ---------------------------------

         Net increase in cash                                     515           227          67

   Cash at beginning of year                                      336           109          42
                                                              ---------------------------------

   Cash at end of year                                        $   851       $   336     $   109
                                                              =================================

Supplemental disclosures of cash paid during year for:
         Interest                                             $    80      $    441    $    529
                                                              =================================
         Income taxes                                         $ 4,662       $ 2,340     $ 1,794
                                                              =================================
Supplemental schedule of noncash financing activities:
         Conversion of convertible subordinated debentures    $    --       $    --     $ 3,205
                                                              =================================

fifty-four                                                    CenturySouthbanks

--------------------------------------------------------------------------------

        Bank regulatory authorities require that banks and their holding companies maintain a minimum ratio of primary capital, as defined, to total assets of approximately 6%. Additionally, banks and their holding companies are subject to certain risk-based capital requirements based on their respective asset composition. At December 31, 1996, the Parent company and its bank subsidiaries were in compliance with these requirements.

      The amount of dividends paid to the Parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 1997 without prior approval from the banking regulatory agencies is approximately $9,000,000, subject to maintenance of required capital.

      As a result of these regulatory limitations, at December 31, 1996, approximately $61,000,000 of the Parent company's investment in net assets of subsidiary banks of $70,000,000 was restricted from transfer by subsidiary banks to the Parent company in the form of cash dividends.

Note 16. Shareholders' Equity and Regulatory Matters
The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company on a consolidated basis, and the Parent company and subsidiary banks individually, to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital, (as defined in the regulations), to risk-weighted assets (as defined) and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

                                                                      fifty-five

--------------------------------------------------------------------------------
CenturySouthbanks, Inc. and Subsidiaries

      The Company's actual capital amounts and ratios are presented below on a consolidated basis and for each significant subsidiary:

                                                                                        For Capital
                                              Actual                                 Adequacy Purposes
                                      ------------------------------------------------------------------------------------------
                                          Amount   Ratio                               Amount                              Ratio
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:

Total Capital (to Risk Weighted Assets):
   Consolidated                           $75,391   15.1%   (greater than or equal to) $39,817   (greater than or equal to) 8.0%
   Bank of Dahlonega                       11,626   15.0    (greater than or equal to)   6,210   (greater than or equal to) 8.0
   The Bank of Ellijay                      9,463   14.6    (greater than or equal to)   5,197   (greater than or equal to) 8.0
   First Bank of Polk County                8,169   16.5    (greater than or equal to)   3,955   (greater than or equal to) 8.0
   Georgia First Bank                      11,426   11.2    (greater than or equal to)   8,152   (greater than or equal to) 8.0
   Bank of Danielsville                     6,890   22.1    (greater than or equal to)   2,491   (greater than or equal to) 8.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                           $69,153   13.9%   (greater than or equal to) $19,908   (greater than or equal to) 4.0%
   Bank of Dahlonega                       10,650   13.7    (greater than or equal to)   3,105   (greater than or equal to) 4.0
   The Bank of Ellijay                      8,645   13.3    (greater than or equal to)   2,599   (greater than or equal to) 4.0
   First Bank of Polk County                7,548   15.3    (greater than or equal to)   1,977   (greater than or equal to) 4.0
   Georgia First Bank                      10,153   10.0    (greater than or equal to)   4,076   (greater than or equal to) 4.0
   Bank of Danielsville                     6,504   20.9    (greater than or equal to)   1,246   (greater than or equal to) 4.0

Tier 1 Capital (to Average Assets):
   Consolidated                           $69,153    9.7%   (greater than or equal to) $28,546   (greater than or equal to) 4.0%
   Bank of Dahlonega                       10,650    9.2    (greater than or equal to)   4,643   (greater than or equal to) 4.0
   The Bank of Ellijay                      8,645    8.9    (greater than or equal to)   3,888   (greater than or equal to) 4.0
   First Bank of Polk County                7,548   10.3    (greater than or equal to)   2,930   (greater than or equal to) 4.0
   Georgia First Bank                      10,153    8.6    (greater than or equal to)   4,747   (greater than or equal to) 4.0
   Bank of Danielsville                     6,504   11.5    (greater than or equal to)   2,260   (greater than or equal to) 4.0

As of December 31, 1995:

Total Capital (to Risk Weighted Assets):
   Consolidated                           $67,993   14.5%   (greater than or equal to) $37,452   (greater than or equal to) 8.0%
   Bank of Dahlonega                       11,558   15.9    (greater than or equal to)   5,809   (greater than or equal to) 8.0
   The Bank of Ellijay                      9,063   13.9    (greater than or equal to)   5,229   (greater than or equal to) 8.0
   First Bank of Polk County                7,101   14.9    (greater than or equal to)   3,823   (greater than or equal to) 8.0
   Georgia First Bank                       9,330   11.1    (greater than or equal to)   6,717   (greater than or equal to) 8.0
   Bank of Danielsville                     7,464   17.9    (greater than or equal to)   3,336   (greater than or equal to) 8.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                           $62,126   13.3%   (greater than or equal to) $18,726   (greater than or equal to) 4.0%
   Bank of Dahlonega                       10,647   14.7    (greater than or equal to)   2,904   (greater than or equal to) 4.0
   The Bank of Ellijay                      8,243   12.6    (greater than or equal to)   2,615   (greater than or equal to) 4.0
   First Bank of Polk County                6,501   13.6    (greater than or equal to)   1,911   (greater than or equal to) 4.0
   Georgia First Bank                       8,278    9.9    (greater than or equal to)   3,358   (greater than or equal to) 4.0
   Bank of Danielsville                     7,128   17.9    (greater than or equal to)   1,668   (greater than or equal to) 4.0

Tier 1 Capital (to Average Assets):
   Consolidated                           $62,126    9.2%   (greater than or equal to) $27,046   (greater than or equal to) 4.0%
   Bank of Dahlonega                       10,647    9.1    (greater than or equal to)   4,683   (greater than or equal to) 4.0
   The Bank of Ellijay                      8,243    7.9    (greater than or equal to)   4,176   (greater than or equal to) 4.0
   First Bank of Polk County                6,501    9.3    (greater than or equal to)   2,809   (greater than or equal to) 4.0
   Georgia First Bank                       8,278    8.2    (greater than or equal to)   4,048   (greater than or equal to) 4.0
   Bank of Danielsville                     7,128   14.1    (greater than or equal to)   2,025   (greater than or equal to) 4.0

                                                                    To Be Well Capitalized
                                                                    Under Prompt Corrective
                                                                       Action Provisions
                                         -----------------------------------------------------------------------
                                                                      Amount                               Ratio
----------------------------------------------------------------------------------------------------------------
As of December 31, 1996:

Total Capital (to Risk Weighted Assets):
   Consolidated                            (greater than or equal to) $49,771   (greater than or equal to) 10.0%
   Bank of Dahlonega                       (greater than or equal to)   7,763   (greater than or equal to) 10.0
   The Bank of Ellijay                     (greater than or equal to)   6,496   (greater than or equal to) 10.0
   First Bank of Polk County               (greater than or equal to)   4,943   (greater than or equal to) 10.0
   Georgia First Bank                      (greater than or equal to)  10,189   (greater than or equal to) 10.0
   Bank of Danielsville                    (greater than or equal to)   3,114   (greater than or equal to) 10.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                            (greater than or equal to) $29,863   (greater than or equal to)  6.0%
   Bank of Dahlonega                       (greater than or equal to)   4,658   (greater than or equal to)  6.0
   The Bank of Ellijay                     (greater than or equal to)   3,898   (greater than or equal to)  6.0
   First Bank of Polk County               (greater than or equal to)   2,966   (greater than or equal to)  6.0
   Georgia First Bank                      (greater than or equal to)   6,114   (greater than or equal to)  6.0
   Bank of Danielsville                    (greater than or equal to)   1,869   (greater than or equal to)  6.0

Tier 1 Capital (to Average Assets):
   Consolidated                            (greater than or equal to) $35,683   (greater than or equal to)  5.0%
   Bank of Dahlonega                       (greater than or equal to)   5,803   (greater than or equal to)  5.0
   The Bank of Ellijay                     (greater than or equal to)   4,860   (greater than or equal to)  5.0
   First Bank of Polk County               (greater than or equal to)   3,663   (greater than or equal to)  5.0
   Georgia First Bank                      (greater than or equal to)   5,934   (greater than or equal to)  5.0
   Bank of Danielsville                    (greater than or equal to)   2,825   (greater than or equal to)  5.0

As of December 31, 1995:

Total Capital (to Risk Weighted Assets):
   Consolidated                            (greater than or equal to) $46,816   (greater than or equal to) 10.0%
   Bank of Dahlonega                       (greater than or equal to)   7,261   (greater than or equal to) 10.0
   The Bank of Ellijay                     (greater than or equal to)   6,537   (greater than or equal to) 10.0
   First Bank of Polk County               (greater than or equal to)   4,779   (greater than or equal to) 10.0
   Georgia First Bank                      (greater than or equal to)   8,396   (greater than or equal to) 10.0
   Bank of Danielsville                    (greater than or equal to)   4,170   (greater than or equal to) 10.0

Tier 1 Capital (to Risk Weighted Assets):
   Consolidated                            (greater than or equal to) $28,089   (greater than or equal to)  6.0%
   Bank of Dahlonega                       (greater than or equal to)   4,356   (greater than or equal to)  6.0
   The Bank of Ellijay                     (greater than or equal to)   3,922   (greater than or equal to)  6.0
   First Bank of Polk County               (greater than or equal to)   2,867   (greater than or equal to)  6.0
   Georgia First Bank                      (greater than or equal to)   5,037   (greater than or equal to)  6.0
   Bank of Danielsville                    (greater than or equal to)   2,502   (greater than or equal to)  6.0

Tier 1 Capital (to Average Assets):
   Consolidated                            (greater than or equal to) $33,808   (greater than or equal to)  5.0%
   Bank of Dahlonega                       (greater than or equal to)   5,854   (greater than or equal to)  5.0
   The Bank of Ellijay                     (greater than or equal to)   5,219   (greater than or equal to)  5.0
   First Bank of Polk County               (greater than or equal to)   3,511   (greater than or equal to)  5.0
   Georgia First Bank                      (greater than or equal to)   5,059   (greater than or equal to)  5.0
   Bank of Danielsville                    (greater than or equal to)   2,531   (greater than or equal to)  5.0

fifty-six                                                     CenturySouthbanks

Shareholder Information
--------------------------------------------------------------------------------


Market Makers For
Century South Banks, Inc.

Common Stock
The Robinson-Humphrey Company
Allen Gudenrath, First Vice President
Macon, Georgia 1-800-926-2136

Interstate Johnson Lane
Claude Rudder, Vice President
Atlanta, Georgia 1-800-462-6355

Morgan Keegan & Company, Inc.
William M. Lellyett, Jr.
Managing Director/Branch Manager
Rod Hennek, Managing Director/Branch Manager
Atlanta, Georgia 1-800-669-3469

Sterne, Agee & Leach, Inc.
Kathryn H. Bissette, Vice President
Atlanta, Georgia 1-800-239-6921

J.C. Bradford & Company
Leonard Seawell, Investment Vice President
Ken McAfee, Investment Vice President
Atlanta, Georgia
1-800-522-1927

The common stock of Century South
Banks, Inc. is approved for purchase
on margin.


Shareholder Information

Annual Meeting
The Annual Meeting of the Shareholders of Century South Banks, Inc. will be held at 2:00 P.M., on Wednesday, April 23, 1997 at North Georgia College, Stewart Center for Continuing Education, Dahlonega, Georgia. There will be a reception following the meeting. All shareholders are invited to attend.

Corporate Reports
The Annual Report, quarterly shareholder reports, quarterly Form 10-Qs, and copies of Century South Banks, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K are available upon written request without charge. For a copy, please indicate reports desired and a mailing address in the form of a written request to:

Susan J. Anderson
Senior Vice President and Chief Financial Officer
Century South Banks, Inc.
P.O. Box 3366
Gainesville, Georgia 30503
770-287-9092

Independent Certified Public Accountants
KPMG Peat Marwick LLP
Atlanta, Georgia

Counsel
Peterson Dillard Young Asselin & Powell
Atlanta, Georgia

Transfer Agent
Century South Banks, Inc.
P.O. Box 1000
Dahlonega, Georgia 30533
706-864-1111

                                                                     fifty-seven

Senior Officers and Directors of Affiliate Banks
--------------------------------------------------------------------------------

BANK OF DAHLONEGA

Senior Officers
Gary L. Evans, Chairman
John L. Lewis, President &
Chief Executive Officer
J.R. Fields, Senior Vice President
Robert Schuetze, Group
Vice President
Larry Odom, Vice President
Susan J. Anderson,
Vice President & Controller

Directors
Gary L. Evans,
Chairman
James A. Faulkner
Thomas T. Folger, Jr.
Sherman Green
J. Russell Ivie
John L. Lewis
Dudley K. Owens
J. Douglas Parks
E. Paul Stringer
Al J. Wimpy

                               60 Main Street West
                               Dahlonega, Georgia

FIRST BANK OF POLK COUNTY


Senior Officers
William P. Jabaley, Chairman
David E. Adkisson, President &
Chief Executive Officer
William J. Stuart,
Senior Vice President & Cashier
Linda W. Helton, Vice President
Gerald R. Ledford, Vice President
James R. Quintrell, Vice President
Julia S. Ramsey, Vice President

Directors
William P. Jabaley,
Chairman
David E. Adkisson
David Hopkins, Sr.
J. Russell Ivie
Bill C. Queen
Grady Scott
C.J. (Jim) Sisson
Robert Sosebee

                                 40 Ocoee Street
                              Copperhill, Tennessee

FIRST NATIONAL BANK OF UNION COUNTY

Senior Officers
Rodney B. McCombs, Chairman
D. Keith Pope, President &
Chief Executive Officer
Kenneth R. Castle,
Senior Vice President
James E. Bullard, Vice President
Joyce K. Byers,
Vice President & Cashier
Joseph T. Vignola, Vice President

Directors
Rodney B. McCombs,
Chairman
Danny L. Brown
Gary L. Evans
E. Harris Griffin
William H. Haney
D. Keith Pope
Myron B. Turner

                                 236 Highway 515
                              Blairsville, Georgia


THE BANK OF ELLIJAY

Senior Officers
Charles H. Kiker, Chairman
C. Paul Nealey, President &
Chief Executive Officer
Robert A. Robinson,
Executive Vice President
David Boulware, Vice President
Sandra Key, Vice President
Patrick McVey, Vice President
Jeanette Roshau, Vice President
Jean Woodring, Vice President

Directors
Charles H. Kiker,
Chairman
James A. Faulkner
T. Edmund Miller
William S. Miller
C. Paul Nealey
Sandie Sparks
George A. Winn
Janice R. Smith

                              Sand and Broad Street
                                Ellijay, Georgia


GEORGIA FIRST BANK

Senior Officers
E.H. Chambers, Jr., Chairman
Andrew K. Walker, President &
Chief Executive Officer
Allan J. Satterfield,
Executive Vice President
Jim West, Senior Vice President
Joy Fowler, First Vice President
Jim Tankersley,
Group Vice President
Marlon Mayfield,
Group Vice President
Brian Ball, Vice President
Allen M. Jernigan, Jr., Vice President
Mark Gravitt, Vice President
Judy H. Schofield, Vice President
Robin A. Smith, Vice President

Directors
E.H. Chambers, Jr.,
Chairman
Joe Biddy
James A. Faulkner
J.W. Lancaster, Jr.
Robert W. Lawson, Jr.
John B. McKibbon, III
Andrew K. Walker

                            455 Jesse Jewell Parkway
                              Gainesville, Georgia


FANNIN COUNTY BANK, N.A.

Senior Officers
C.J. (Jim)Sisson, Chairman
Steve M. Eaton, President &
Chief Executive Officer
Harold L. Herndon, Vice President

Directors
C.J. (Jim) Sisson,
Chairman
Paul Cochran
Steve M. Eaton
Gary L. Evans
Voncel Gregory
Elden Moates


                               480 W. First Street
                               Blue Ridge, Georgia

fifty-eight                                                    CenturySouthbanks

--------------------------------------------------------------------------------

GWINNETT NATIONAL BANK

Senior Officers
William D. Reeves, Chairman
Marvin Cosgray, President &
Chief Executive Officer
E. Randy Marcus,
Executive Vice President
Dave Robertson,
Senior Vice President
Robert Bauguss, Vice President
Gail P. Davault, Vice President
Timothy D. Foreman,
Vice President

Directors
William D. Reeves,
Chairman
Jerry J. Patterson
Marvin Cosgray
J. Russell Ivie
James Little
William H. Maddox
William B. Stark, Jr.

                       3200 Peachtree Industrial Boulevard
                                 Duluth, Georgia

PEOPLES BANK

Senior Officers
Phil D. Owens, Chairman
J. Douglas Cleveland,
President & Chief Executive Officer
Wendelle T. (Wendy) Foster,
Senior Vice President
Bruce Knighton, Vice President

Directors
Phil D. Owens,
Chairman
Charles W. Bennett
Roger W. Bennett
Dwight J. Eavenson
James A. Faulkner
Barron C. Harbin
C. William Kidd
R. Neal Old, Jr.
Robert L. Reed

                               13321 Jones Street
                                Lavonia, Georgia




FIRST COMMUNITY BANK OF DAWSONVILLE


Senior Officers
Clarence B. Denard, Chairman
Philip Hester, President &
Chief Executive Officer
Bob Ballengee,
Executive Vice President
Michael Bailey, Vice President
Marsha Hansard, Vice President
Debbie Stewart, Vice President
Michael Woody, Vice President

Directors
Clarence B. Denard,
Chairman
Howard Burt
Lawton Burt
Sam Dayton
Gary L. Evans
Kim Mills
Philip Hester
J.C. Irby
Larry Lemley
Don Stephens
David Wallace
Terry Smith

                              136 Highway 400 South
                              Dawsonville, Georgia


BANK OF DANIELSVILLE

Senior Officers
William L. Chandler, Chairman
L. Banister Sexton, President & Chief Executive Officer
Barry Hardeman,
Executive Vice President
Tom Lackey, Senior Vice President
Thomas Dial, Vice President

Directors
William L. Chandler,
Chairman
James A. Faulkner
Nancy K. Freeman
Felix P. Graham, Jr.
Richard P. Huff
L. Banister Sexton

                                Courthouse Square
                              Danielsville, Georgia


                       1996 AFFILIATE FINANCIAL HIGHLIGHTS

                                                                       Net       Allowance for       Total      Shareholder's
As of December 31 (in thousands)                     Deposits         Loans       Loan Losses       Assets         Equity
---------------------------------------------------------------------------------------------------------------------------
Bank of Dahlonega                                     $108,629       $79,305         $1,425        $122,269       $10,690
The Bank of Ellijay                                     84,600        64,495          1,261          94,895         8,648
First Bank of Polk County                               59,892        54,721            843          72,734         7,530
Georgia First Bank                                     132,627        99,616          1,273         143,490        10,135
First National Bank of Union County                     46,249        36,801            496          51,290         4,283
Fannin County Bank, N.A.                                59,775        44,765            603          67,615         7,384
Gwinnett National Bank                                  44,190        23,229            351          49,656         5,267
First Community Bank of Dawsonville                     47,380        38,512            444          54,008         5,054
Peoples Bank                                            38,881        29,965            481          43,975         4,464
Bank of Danielsville                                    49,290        30,438            386          58,053         6,537

                                                                      fifty-nine

Directors and Officers of Century South Banks, Inc.
-------------------------------------------------------------------------------

Board of Directors

J. Russell Ivie, Chairman
Roger W. Bennett
E.H. Chambers, Jr.
William L. Chandler
Clarence B. Denard
James A. Faulkner
Thomas T. Folger, Jr.
Sherman Green
Dudley K. Owens
William D. Reeves
C.J. (Jim) Sisson
E. Paul Stringer
Myron B. Turner
Al J. Wimpy
George A. Winn


Senior Officers

J. Russell Ivie, Chairman

James A. Faulkner,
President and Chief Executive Officer

Susan J. Anderson,
Senior Vice President and
Chief Financial Officer

Tony E. Collins,
Senior Vice President and Chief Operating Officer

Gary L. Evans,
Senior Vice President and Chief Credit Officer

Charles A. Langford,
Senior Investment Officer

                                                               CenturySouthbanks
sixty

[PHOTO APPEARS HERE]

Board of Directors, Century South Banks, Inc.
Left to right:
Roger W. Bennett,
E. Paul Stringer,
Sherman Green,
William L. Chandler,
James A. Faulkner,
Thomas T. Folger, Jr.,
C.J. (Jim) Sisson,
George A. Winn,
Clarence B. Denard,
Al J. Wimpy,
J. Russell Ivie,
Myron B. Turner,
E.H. Chambers, Jr. and Dudley K. Owens.

Not pictured:
William D. Reeves

--------------------------------------------------------------------------------

[PHOTO APPEARS HERE]

Senior Officers,
Century South Banks, Inc.
Left to right:
James A. Faulkner, President and Chief Executive Officer;
Gary L. Evans, Senior
Vice President and
Chief Credit Officer;
Susan J. Anderson,
Senior Vice President
and Chief Financial Officer;
J. Russell Ivie, Chairman;
Charles A. Langford,
Senior Investment
Officer; and
Tony E. Collins, Senior
Vice President and
Chief Operating Officer.