Form 10-K, Exhibit 13
period 1996-12-31
CENTURY SOUTH BANKS INC
filed 1997-03-31
CIK 357105

                                                                    EXHIBIT 13.2

                                                              CHAIRMAN'S MESSAGE

Dear Shareholder:

     We are pleased to report fourth quarter performance by Century South Banks, Inc. Net earnings of $2,267,000 or $0.28 per share for the fourth quarter of 1996 were a 20% increase over net earnings of $1,895,000 or $0.24 per share reported for the fourth quarter of 1995. Year-to-date earnings for 1996 were $9,370,000 or $1.20 per share as compared to $7,895,000 or $1.02 per share for the same period of 1995, an 18.7% increase. Year-to-date earnings were aided by the recovery of the principal of two previously partially charged-off municipal securities and the recovery of interest on a nonaccrual loan. Excluding the after tax income of $350,000 generated from the recoveries, net earnings increased 14% over the same period of 1995.

     The quarterly cash dividend of $0.10125 per share paid on January 6, 1997, represents a 5.2% increase over the amount paid in January 1996.

     The Company's provision for possible loan losses for the fourth quarter of 1996 was $544,000 as compared to $656,000 for the same period in 1995. At December 31, 1996, the Company's allowance for possible loan losses was 1.49% of total loans outstanding as compared to 1.48% at December 31, 1995.

     Total assets at December 31, 1996 were approximately $761,095,000 representing a 6% increase over the December 31, 1995 assets of $716,481,000. The Company's nonperforming assets, which include loans placed on nonaccrual status and foreclosed assets, at December 31, 1996 were $5,535,000 as compared to $4,026,000 at December 31, 1995. Nonperforming assets as a percentage of loans plus foreclosed assets were 1.08% at December 31, 1996 as compared to 0.84% at December 31, 1995. Nonperforming loans as a percentage of total loans outstanding, net of unearned income were 0.57% at December 31, 1996, as compared to 0.38% at December 31, 1995.

     Century South edged ahead of many of its competitors during 1996 with a return on assets of 1.30% and a return on equity of 13.05%. The new branching laws in Georgia, along with the continued expansion of bank holding companies, will ensure that 1997 will be a very competitive year in the banking industry. Century South will continue to offer new products in an effort to meet our customer's changing banking needs.

     The Company recently introduced two new services, Telebanc and Execubanc. Telebanc provides telephone banking for retail customers, allowing customers to make account inquiries and account transfers from any touch-tone telephone. Execubanc is our computer account information system providing on-line banking for our corporate customers.

     As always, we want to encourage you, our stockholders, business associates, family and friends, to support the Century South bank in your community. Your support means additional business and profits for our Company. We will continue to follow our corporate mission of providing high quality banking services to the communities we serve while maximizing the return on our shareholders' investment.

                                    Sincerely,



                                    J. Russell Ivie
                                    Chairman

                   Century South Banks, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1996           1995
                                                              -----------------------------
                                                                   (AMOUNTS IN THOUSANDS)
ASSETS
   CASH AND DUE FROM BANKS                                          $ 34,626       $ 33,020
   FEDERAL FUNDS SOLD                                                 38,730         27,420
   INTEREST-EARNING DEPOSITS IN OTHER BANKS                              677            453
   INVESTMENT SECURITIES                                             146,770        151,146
   LOANS, NET OF UNEARNED INCOME                                     509,412        476,510
   ALLOWANCE FOR POSSIBLE LOAN LOSSES                                 (7,565)        (7,048)
   PREMISES AND EQUIPMENT, NET                                        18,311         15,869
   OTHER ASSETS                                                       20,134         19,111
                                                              -----------------------------
   TOTAL ASSETS                                                     $761,095       $716,481
                                                              =============================

LIABILITIES
   NONINTEREST-BEARING DEPOSITS                                     $ 75,706       $ 69,516
   INTEREST-BEARING DEPOSITS                                         594,567        556,790
   FEDERAL FUNDS PURCHASED                                             1,000              -
   OTHER SHORT-TERM BORROWINGS                                             -            501
   FEDERAL HOME LOAN BANK ADVANCES                                     6,982          8,083
   LONG-TERM DEBT                                                        241          3,556
   OTHER LIABILITIES                                                   7,158          8,581
                                                              -----------------------------
   TOTAL LIABILITIES                                                 685,654        647,027
                                                              =============================

SHAREHOLDERS' EQUITY
   COMMON STOCK                                                        7,826          7,826
   ADDITIONAL PAID-IN CAPITAL                                         28,780         28,780
   RETAINED EARNINGS                                                  39,384         33,099
   REDUCTION FOR ESOP LOAN GUARANTEE                                    (137)          (226)
   COMMON STOCK IN TREASURY, AT COST                                    (337)          (337)
   NET UNREALIZED LOSS ON INVESTMENT SECURITIES                          (75)           312
                                                              -----------------------------

   TOTAL SHAREHOLDERS' EQUITY                                         75,441         69,454
                                                              -----------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $761,095       $716,481
                                                              =============================



CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                              THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                 DECEMBER 31,               DECEMBER 31,
                                               1996       1995          1996           1995
                                        ---------------------------------------------------
                                            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

    INTEREST INCOME                        $ 15,891   $ 15,519      $ 62,826       $ 59,739
    INTEREST EXPENSE                          7,399      7,577        29,165         28,580
                                        ---------------------------------------------------
    NET INTEREST INCOME                       8,492      7,942        33,661         31,159
    PROVISION FOR LOAN LOSSES                   544        656         1,757          1,694
    NONINTEREST INCOME                        1,604      1,877         6,624          6,165
    NONINTEREST EXPENSE                       6,328      6,289        25,051         24,523
    INCOME TAX EXPENSE                          957        979         4,107          3,212
                                        ---------------------------------------------------
    NET INCOME                             $  2,267   $  1,895      $  9,370       $  7,895
                                        ===================================================

    WEIGHTED AVERAGE SHARES OUTSTANDING       7,781      7,776         7,778          7,776
    NET INCOME PER SHARE ASSUMING
      FULL DILUTION                           $0.28      $0.24      $   1.20       $   1.02
    DIVIDENDS DECLARED PER SHARE           $0.10125   $0.09625      $0.39750       $0.37755

                                                               CENTURYSOUTHBANKS
--------------------------------------------------------------------------------
                                                                            INC.
SENIOR OFFICERS
--------------------------------------------------------------------------------
J. RUSSELL IVIE                                                         CHAIRMAN
JAMES A. FAULKNER                                                PRESIDENT & CEO
SUSAN J. ANDERSON                        SENIOR VICE PRESIDENT/SEC.-TREAS. & CFO
TONY E. COLLINS                                      SENIOR VICE PRESIDENT & COO
GARY L. EVANS                        SENIOR VICE PRESIDENT/ASST. SECRETARY & CCO
CHARLES A. LANGFORD                                    SENIOR INVESTMENT OFFICER

DIRECTORS
--------------------------------------------------------------------------------
J. RUSSELL IVIE, CHAIRMAN                              DUDLEY K. OWENS
ROGER W. BENNETT                                       WILLIAM D. REEVES
E.H. CHAMBERS, JR.                                     C.J. (JIM) SISSON
WILLIAM L. CHANDLER                                    E. PAUL STRINGER
CLARENCE B. DENARD                                     MYRON B. TURNER
JAMES A. FAULKNER                                      AL J. WIMPY
THOMAS T. FOLGER, JR.                                  GEORGE A. WINN
SHERMAN GREEN

DIRECTORS EMERITUS
--------------------------------------------------------------------------------
J. MARVIN ANDERSON                                     JAMES H. SANDERS, SR.
GLEN W. MARSHALL                                       FORREST J. SISK, SR.
RODNEY B. MCCOMBS                                      VERNON H. SMITH
J.E. OWENS

AFFILIATES
--------------------------------------------------------------------------------
BANK OF DAHLONEGA                         FANNIN COUNTY BANK, N.A.
60 MAIN STREET WEST                       480 W. FIRST STREET
DAHLONEGA, GA  30533                      BLUE RIDGE, GA  30513
JOHN L. LEWIS, PRESIDENT                  STEVE M. EATON, PRESIDENT
706-864-3314                              706-632-2075

THE BANK OF ELLIJAY                       GWINNETT NATIONAL BANK
SAND AND BROAD STREET                     3200 PEACHTREE INDUSTRIAL BOULEVARD
ELLIJAY, GA  30540                        DULUTH, GA  30136
C. PAUL NEALEY, PRESIDENT                 MARVIN COSGRAY, PRESIDENT
706-276-3400                              770-497-9797

FIRST BANK OF  POLK COUNTY                FIRST COMMUNITY BANK OF DAWSONVILLE
40 OCOEE STREET                           136 HIGHWAY 400 SOUTH
COPPERHILL, TN  37317                     DAWSONVILLE, GA  30534
DAVID E. ADKISSON, PRESIDENT              PHILIP HESTER, PRESIDENT
423-496-3261                              706-216-5050

GEORGIA FIRST BANK                        PEOPLES BANK
455 JESSE JEWELL PARKWAY                  13321 JONES STREET
GAINESVILLE, GA  30501                    LAVONIA, GA  30553
ANDREW K. WALKER, PRESIDENT               J. DOUGLAS CLEVELAND, PRESIDENT
770-535-8000                              706-356-8040

FIRST NATIONAL BANK OF UNION COUNTY       BANK OF DANIELSVILLE
420 BLUE RIDGE HIGHWAY                    COURTHOUSE SQUARE
BLAIRSVILLE, GA  30512                    DANIELSVILLE, GA  30633
D. KEITH POPE, PRESIDENT                  L. BANISTER SEXTON, PRESIDENT
706-745-5571                              706-795-2121

                        FINANCIAL HIGHLIGHTS (UNAUDITED)

SELECTED BALANCES
-----------------------------------------------------------------------


                                 AS OF  DECEMBER 31,
                                      1996         1995   PERCENTAGE  CHANGE
                             -------------------------------------------------
                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

LOANS, NET                        $501,847     $469,462           6.90%
DEPOSITS                           670,273      626,306           7.02
TOTAL ASSETS                       761,095      716,481           6.23
SHAREHOLDERS' EQUITY                75,441       69,454           8.62
NET INCOME                           9,370        7,895          18.68
BOOK VALUE PER SHARE                  9.72         8.95           8.60
NET INCOME PER SHARE ASSUMING
 FULL DILUTION                        1.20         1.02          17.65
WEIGHTED AVERAGE SHARES
 OUTSTANDING
 AND EQUIVALENTS                     7,778        7,776           0.03
NONPERFORMING LOANS                  2,888        1,815          59.12
OTHER REAL ESTATE AND OTHER
 NONPERFORMING ASSETS                2,647        2,211          19.72


FINANCIAL RATIOS
-----------------------------------------------------------------------
RETURN ON AVERAGE ASSETS              1.30%        1.16%         12.07%
RETURN ON AVERAGE                    13.05        11.94           9.30
 SHAREHOLDERS' EQUITY
NET INTEREST MARGIN (TAXABLE
 EQUIVALENT)                          5.18         5.06           2.37
ALLOWANCE FOR POSSIBLE LOAN
 LOSSES TO LOANS                      1.49         1.48           0.68
NONPERFORMING ASSETS/TOTAL
 ASSETS                               0.73         0.56          30.36


                            SHAREHOLDER INFORMATION

-----------------------------------------------------------------------------
STOCK INFORMATION
CENTURY SOUTH BANKS, INC. ("CSBI") LISTS ITS STOCK FOR TRADING ON THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATIONS SYSTEM ("NASDAQ"). THE TICKER TAPE SYMBOL IS "CSBI". MARKET PRICE FOR THE QUARTER ENDED DECEMBER 31, 1996:

       THREE MONTH HIGH..   $19.00
       THREE MONTH LOW...   $16.25
       CLOSING PRICE.....   $18.00

-----------------------------------------------------------------------------
SHAREHOLDER SERVICES
SHAREHOLDERS WISHING TO CHANGE THE NAME OR ADDRESS ON THEIR STOCK, TO REPORT LOST CERTIFICATES OR TO CONSOLIDATE ACCOUNTS SHOULD CONTACT:
       CENTURY SOUTH BANKS, INC.
       SHAREHOLDER RELATIONS
       P.O. BOX 1000
       DAHLONEGA, GEORGIA  30533
       (706) 864-1111
-----------------------------------------------------------------------------
DIVIDEND REINVESTMENT PLAN/CASH CONTRIBUTIONS
SHAREHOLDERS WISHING TO AUTOMATICALLY REINVEST QUARTERLY DIVIDENDS INTO CENTURY SOUTH BANKS, INC. COMMON STOCK OR MAKE VOLUNTARY CASH CONTRIBUTIONS SHOULD
CONTACT:
       CENTURY SOUTH BANKS, INC.
       DIVIDEND REINVESTMENT PLAN/CASH CONTRIBUTIONS
       P.O. BOX 1000
       DAHLONEGA, GEORGIA  30533
       (706) 864-1111

-----------------------------------------------------------------------------
INVESTOR RELATIONS
SHAREHOLDERS, ANALYSTS, AND OTHERS SEEKING FINANCIAL INFORMATION ON CENTURY SOUTH BANKS, INC. SHOULD CONTACT:
       JAMES A. FAULKNER                SUSAN J. ANDERSON
       PRESIDENT & CEO       OR         SENIOR VICE PRESIDENT & CFO
       (770) 287-9092                   (770) 287-9092