Form 10-K, Exhibit 13
period 1997-12-31
CENTURY SOUTH BANKS INC
filed 1998-03-31
CIK 357105

                                                [PHOTO APPEARS HERE]


  A New Momentum.






                                                CenturySouthbanks
                                                -----------------
                                                              INC.


                          1 9 9 7  A n n u a l  R e p o r t

                             [PHOTO APPEARS HERE]





                                C O N T E N T S

                                1   Financial Highlights

                                2   Shareholders' Letter

                                4   A New Momentum

                                13  Financial Review Contents



                            The Century South Banks
                           Family of Community Banks

                           Affiliate Bank

                           Year     Primary          Assets
                           Acquired Counties   In Thousands,
                                    Served    as of 12/31/97


                           Bank of Dahlonega
                           1982  Lumpkin County     $115,297


                           The Bank of Ellijay
                           1985  Gilmer County       $90,048


                           First Bank of Polk County
                           1988  Polk County, TN     $78,621


                           Georgia First Bank
                           1989  Hall County        $160,124


                           First National Bank
                           of Union County
                           1990  Union County        $45,583


                           Fannin County Bank
                           1994  Fannin County       $68,826


                           Gwinnett National Bank
                           1995  Gwinnett County     $48,524


                           First Community Bank
                           of Dawsonville
                           1995  Dawson County       $66,769


                           Peoples Bank
                           1995  Franklin County     $45,166


                           Bank of Danielsville
                           1995  Madison County      $62,741


                           Ameribank
                           1997  Chatham and        $125,900
                                 Effingham Counties


                           First South Bank
                           1997  Bibb, Coweta,      $186,580
                                 Macon and Peach
                                 Counties

Financial Highlights
(Amounts in thousands, except per                   1997         1996       1995
share data)

For the Year                            ---------------------------------------
Net Income                                   $    9,632   $   12,683   $ 10,759
Cash dividends declared/(1)/                      3,568        3,085      2,303


Per Common Share                        ---------------------------------------
Net income - diluted                         $     0.87   $     1.15    $ 1 .00
Dividends declared/(1)/                            0.42         0.40       0.38
Market price:
   High                                           25.00        19.00      17.50
   Low                                            17.75        13.50      11.50
   Close                                          23.88        18.00      16.38
Book value                                        10.04         9.44       8.64


Ratios                                  ---------------------------------------
Return on average assets                           0.91%        1.26%      1.16%
Return on average shareholders' equity             9.11        13.17      12.38
Net interest margin
(taxable-equivalent basis)                         5.28         5.35       5.29


Selected Average Balances               ---------------------------------------
Total assets                                 $1,052,695   $1,004,260   $928,238
Earning assets                                  972,431      919,494    858,877
Loans, net of unearned income                   722,718      676,909    626,345
Deposits                                        928,337      882,889    808,055
Shareholders' equity                            105,735       96,312     86,937

Weighted average common shares
outstanding - diluted                            11,101       11,001     10,739


At December 31                          ---------------------------------------
Total assets                                 $1,088,368   $1,051,399   $976,203
Earning assets                                1,003,870      955,048    892,183
Loans, net of unearned income                   758,731      698,815    657,052
Allowance for loan losses                        12,339       10,414      9,700
Deposits                                        960,336      928,971    850,530
Total shareholders' equity                      109,138      102,214     91,739

Outstanding common shares                        10,866       10,823     10,613

/(1)/Excludes dividends declared by subsidiaries prior to acquisition.





                           [BAR GRAPH APPEARS HERE]


                             NET INCOME PER SHARE
                            (in dollars) (diluted)






                           [BAR GRAPH APPEARS HERE]


                              CLOSING STOCK PRICE
                                 (in dollars)






                           [BAR GRAPH APPEARS HERE]


                              DIVIDENDS PER SHARE
                                 (in dollars)

--------------------------------------------------------------------------------

"1997 WAS A                       [PICTURE APPEARS HERE]
         HISTORIC YEAR ..."
--------------------------------------------------------------------------------


To Our Shareholders:

1997 was a historic year indeed for Century South Banks as we consummated the merger with Bank Corporation of Georgia. The year's performance was also satisfying in many other respects, as we ended the year with total assets of $1.09 billion.

           Earnings were $9,632,000 as compared to $12,683,000 for 1996. However, 1997 earnings were significantly impacted by special charges of $2,725,000 net of related taxes that were recorded during the second quarter. Those earnings translate into $0.87 per diluted share for 1997 versus $1.15 per diluted share for 1996. Our loan loss provision has positioned us well compared to our peers as we go forward into 1998. The Company's provision for loan losses for 1997 was $5,201,000 as compared to $2,166,000 for 1996.

           The numbers in this report speak for themselves. While we are never pleased to report a decline in earnings, we believe the merger positions us to better take advantage of the great opportunity that lies ahead for enhanced performance.

           The Company's nonperforming assets, which include loans placed on nonaccrual status and foreclosed assets, at December 31, 1997, were $7,436,000 as compared to $6,575,000 at December 31, 1996. Nonperforming assets as a percentage of loans plus foreclosed assets were 0.98% at December 31, 1997, as compared to 0.94% at December 31, 1996. While these numbers are not in excess of industry norms, they do reflect a higher than desirable level by our standards. We believe measures have been put into place to reduce these numbers over the coming year.

           For us, the merger, consummated on December 16, 1997, was indeed our most important achievement. It was entered into with a clear understanding of each company's philosophies, value systems and infrastructure. This depth of understanding and compatibility resulted from a long standing relationship between the two of us. (Jimmy Faulkner previously served on the Board of Directors of Bank Corporation of Georgia.)

            As we approached the merger, our number one objective was the successful assimilation of the two companies. This was successfully completed from a legal aspect, but more importantly, from the cultural perspective. This was accomplished by our combined senior management team carefully evaluating our strengths and weaknesses and committing to wholehearted cooperation. We begin 1998 with a smoothly operating organization that is poised to return outstanding results.

            The merger allowed us to reach a rather significant milestone in banking, as we became a $1 billion asset company. This places us in a rather elite group of companies. And, with the closing of the Bank Corporation merger, Century South Banks now has 32 banking offices reaching from Copperhill in southwestern Tennessee to Savannah in the coastal region of Georgia. This widespread geographic distribution brings greater economic stability to our company. It also provides us with significant expansion opportunities in the areas that are in close proximity to our present service areas.

           Our two "resource centers" in Dahlonega and Macon allow us to effectively support our network of banks and their markets at both ends of the state and will allow us to do the same for future acquisitions. We have made adjustments at both sites to increase operating efficiency and to eliminate duplications of efforts.

           We are pleased with the appreciation in our stock price and our increased trading volume over the course of the past year.

--------------------------------------------------------------------------------

           "The merger allowed us to reach a rather significant milestone in banking, as we became a $1 billion asset company."

--------------------------------------------------------------------------------



We feel this speaks well to the market's acknowledgment of our company as a leading community bank holding company. We have also been very pleased with the increased favorable coverage received from analysts. In particular, the coverage provided to our stock by Sterne, Agee & Leach, Inc. has been continual and very much appreciated.

           As we look to 1998 and beyond, these are our commitments to our major constituents: our shareholders, employees and customers:

 . To become the premier community bank holding company in the Southeast.

 . To make our company the best investment in our shareholders' portfolio, the best possible place to work for our employees and the best place to bank for our customers.

 . To develop effective risk management in all aspects of our business.

 . To develop a total sales climate that will increase market share in each of our communities.

           In this year of change, we would like to give a special "thank you" to those who served on the Century South Banks, Inc. and Bank Corporation of Georgia boards prior to the merger. Their leadership and direction have been most valuable over the years. We also extend a heartfelt thanks to our team of over 600 very dedicated and talented men and women who work tirelessly to bring us strong results and a promising future.

           We also welcome our "new" Century South Banks, Inc. Board of Directors consisting of William H. Anderson, II, Chairman; J. Russell Ivie, Vice Chairman; James A. Faulkner, Vice Chairman and Chief Executive Officer; Joseph
W. Evans, President, Chief Operating Officer and Chief Financial Officer; James
R. Balkcom, Jr.; William L. Chandler; Thomas T. Folger, Jr.; Quill O. Healey; Frank C. Jones; John B. McKibbon, III; and E. Paul Stringer. We welcome this board and look forward to their direction and leadership.

           While there were many pleasant and uplifting experiences in 1997, we would be remiss if we did not pay tribute to two of our directors who passed away during the course of the year. In July, we were saddened by the untimely death of Roger Bennett. While having only served for about one and a half years, Roger contributed greatly to our board, particularly as we negotiated and entered into the merger. In September, Director Emeritus Erwin Owens passed away. He had been a cornerstone in the foundation of Century South Banks, Inc. and its predecessor, Bank of Dahlonega. Both of these fine gentlemen are sorely missed.
           We are sure you see that your company has changed much during the past year, and will continue to do so in the years ahead.


           As we hope you will conclude, after review of this annual report, with these changes, we have truly gained a "new momentum." This momentum, we feel, will take us to new heights of growth and enhancement of shareholder value in 1998 and into the new millennium.

           We appreciate your continued support and look forward to a great future.

Sincerely,

/s/ James A. Faulkner                   /s/ Joseph W. Evans

James A. Faulkner                       Joseph W. Evans
Vice Chairman                           President,
and Chief Executive Officer             Chief Operating Officer, and
                                        Chief Financial Officer


                           [4 PICTURES APPEAR HERE]

Momentum. It's the force that a moving body has because of its weight and motion. Any business can be regarded as a moving body, as long as it has assets (weight) and sales (motion). But can a business actually have momentum? Certainly, but only when the right moves are made at the right time.

              Merger Negotiations Lead To A Merger Agreement: The Momentum
              Builds.

           On March 31, 1997, the momentum of Century South Banks gained considerable speed. On that day, Century South Banks signed an agreement to merge with Bank Corporation of Georgia, a $300 million asset bank holding company with ten locations in seven Georgia counties. Together, now there are 32 offices in 16 counties creating a state-wide presence in Georgia that extends into Tennessee.

           The new momentum created by this union brings new goals and new strengths. Today, Century South's primary goal is to be the premier community bank holding company in the Southeast with a superior return to our shareholders; excellence to our customers; and rewarding careers to those who make it happen.

           The strengths of the two companies can make it possible to become that premier company. Century South already had a very practical day-to-day concept of operating banks and providing services. Bank Corporation brought an extremely strong credit culture and sales culture. Senior management of the two companies knew each other well and had complementary strengths. And, with both companies having a realistic management approach and a community-bank

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

[PICTURE APPEARS HERE]                    [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]









            [PICTURE APPEARS HERE] [PICTURE APPEARS HERE] [PICTURE APPEARS HERE] philosophy, the union was a natural.

           The merger also means the company now has over $1 billion in total assets in two states. This opens up new opportunities and creates a diversification of markets that brings greater stability to our company. We can be more efficient. We have more resources and capabilities to support our markets, and to grow through acquisitions. Together we realize economies of scale. For example, compared to the two companies operating separately, data processing costs are anticipated to be on average 15% lower.

           When you look at the new Century South Banks you'll see a company better prepared to meet the challenges ahead.

           Employee Training Means Greater Productivity, Greater Opportunity.

For the employees of Century South Banks, the merger will have a positive impact. New opportunities will abound. More effective and more consistent training is being developed. And, on the job, employees are finding a clearer definition of responsibilities. This is a combination that leads to more efficient and more productive employees. Ultimately, that means a more successful company.



                           [5 PICTURES APPEAR HERE]

           We are continually working to re-deploy our people into positions that more closely match their skills. Also, It is our plan to re-direct as much bank activity as possible into back office areas that will allow our personnel to more effectively interact with customers.

           Not only is this preferable for our employees, it is also beneficial to our customers. It is quite simple really. A happier, more effective employee translates into a customer whose banking needs are better met.

           The Kind Of Service Only Community Banks Can Offer.

Our momentum propels us forward. As a result, there have been many positive changes at Century South Banks. Yet, one thing remains the same. That is our unwavering commitment



                            [PICTURE APPEARS HERE]

                                       8                 [PICTURE APPEARS HERE]
to being a community bank. We believe that the community bank focus is not determined by size. It is quite simply how you conduct your day-to-day business.

            It is our community banking philosophy that allows the employee to clearly focus on customer service. And, in the communities we serve, we know that people want a bank that takes pride in being a member of the community. They also want a banking officer who values them and their relationship, and has credit authority at the local level.

           We are indeed relationship oriented and our employees are committed to meeting each customer's banking needs. These are critical components in reaching our goal of being the premier bank holding company in the Southeast.


                           [5 PICTURES APPEAR HERE]

                            [PICTURE APPEARS HERE]



           New Ways To Help The Families That Trust Us.

For the thousands of families that depend on us each day, our new momentum means we are better able to meet their full range of banking needs. We will do this through several means.

           Currently, senior management at each bank is working on market specific plans that will allow them to meet the unique needs of their particular market. Century South management believes that there are four overall regions to serve. They are the North Georgia/mountain region, the north metro region, the middle Georgia region and the coastal region. There are opportunities in each of these markets. To insure that we realize those opportunities, we will closely monitor and measure the contributions of products, locations and individuals. And, make improvements accordingly.

           The Company will be implementing a program to target market families and individuals with specific lifestyle banking needs through various database marketing systems. This will allow us to better know our customers and their particular needs. With the roles of branches changing and the fact that products and services will increasingly be delivered directly to the customer, these systems will play a critical role in realizing our opportunities and meeting the needs of our customers.

           Overall, Century South's standards are being raised. And, our employees are pushing forward to a primary corporate goal of providing superior customer service.

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

                                          [PICTURE APPEARS HERE]

              For Investors, Momentum Means Ongoing Performance.

As each piece falls into place, it will add up to a stronger company. Century South Banks has both the determination and the resources to provide benefits to the stockholder, services to the customer, and a positive work environment for the employee.

           Because the original two companies greatly complemented each other, and, combined, now have a much stronger holding company that will facilitate intercompany teamwork, the new Century South Banks is on a fast track to achieving its goals.

           In 1998, we will concentrate on the basic fundamentals of sound banking. Strengthening the credit culture, controlling risk and maintaining a conservative operation are high on the list. There will also be a strong emphasis on sales culture development. In this increasingly competitive business, these are critical to our success.

           The investment community has reacted favorably to the merger. In fact, in it's December 22, 1997, Equity Research report, Sterne, Agee & Leach reported that "The new Century South has much to offer investors in terms of size and location of its Georgia franchise, in our opinion."

           The Company also has a strong capital position and a strong loan loss reserve. And, there are increased opportunities for growth because of the new size. There is a strong commitment throughout every area of the organization to regularly reassess, refocus, and redeploy our resources. Even though this may create periodic change, it will be change that will keep the momentum going.

           Increased size and capabilities. Better opportunities. More resources. Higher standards. Dynamic goals. Definitely, a new momentum. For the investor, these mean the Company has the potential to generate stronger returns. It's the kind of momentum that will successfully carry us forward into the new millennium.


                            [PICTURE APPEARS HERE]

                                                        [PICTURE APPEARS HERE]

                                                        [PICTURE APPEARS HERE]

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Financial Review




C  O  N  T  E  N  T  S


14   Selected Financial Data

15   Management's Discussion and Analysis

31   Independent Auditors' Report

32   Consolidated Balance Sheets

33   Consolidated Statements of Income

34   Consolidated Statements of Shareholders' Equity

35   Consolidated Statements of Cash Flows

36   Notes to Consolidated Financial Statements

58   Senior Officers and Directors of Affiliate Banks

62   Directors and Senior Officers of Century South Banks, Inc.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Selected Financial Data

[BAR CHART APPEARS HERE]

'93       800
'94       917
'95       976
'96     1,051
'97     1,088

A S S E T S
$  millions

[BAR CHART APPEARS HERE]

'93       533
'94       593
'95       647
'96       688
'97       746

L O A N S
$  millions

[BAR CHART APPEARS HERE]

'93       696
'94       803
'95       851
'96       929
'97       960

D E P O S I T S
$  millions

(Amounts in thousands, except per share data and percentages)
                                                                   1997          1996           1995            1994        1993
------------------------------------------------------------------------------------------------------------------------------------

Summary of Operations
        Net interest income                                  $   50,458     $   48,218     $   44,411     $   38,689     $   33,832
        Provision for loan losses                                 5,201          2,166          2,159          1,390          2,689
        Net income                                                9,632         12,683         10,759          9,300          7,104
------------------------------------------------------------------------------------------------------------------------------------


Per Share Data
        Net income - Basic                                         0.89           1.18           1.02           0.90           0.70
        Net income - Diluted                                       0.87           1.15           1.00           0.88           0.68
        Cash dividends declared                                    0.42           0.40           0.38           0.34           0.28
        Book value                                                10.04           9.44           8.64           7.54           7.09
        Tangible book value                                        9.37           8.70           7.91           6.70           6.33
------------------------------------------------------------------------------------------------------------------------------------


Balance Sheet Summary
        Investment securities                                   178,804        192,937        193,398        196,207        162,327
        Loans, net                                              746,392        688,431        647,352        592,860        532,812
        Deposits                                                960,336        928,971        850,530        802,761        696,423
        Assets                                                1,088,368      1,051,399        976,203        917,484        799,675
        Long-term debt and other borrowings:
            Federal Home Loan Bank advances                       6,881          6,982         14,183         15,183         12,000
            Other long-term debt                                     39          1,741          6,327          8,774         10,390
            Other borrowings                                      1,500             --            501          1,850            200
        Average shareholders' equity                            105,735         96,312         86,937         77,024         68,304
        Average total assets                                  1,052,695      1,004,260        928,238        855,343        774,437
------------------------------------------------------------------------------------------------------------------------------------


Financial Ratios
        Net income to average assets                               0.91%          1.26%          1.16%          1.09%          0.92%
        Overhead ratio (a)                                         3.03           2.80           2.95           3.03           2.83
        Net income to average shareholders' equity                 9.11          13.17          12.38          12.07          10.40
        Dividend payout ratio (b)                                 37.04          24.32          21.41          17.46          17.47
        Average shareholders' equity to
            average total assets                                  10.04           9.59           9.37           9.01           8.82
------------------------------------------------------------------------------------------------------------------------------------


(a) Represents noninterest expense less noninterest income divided by average assets.

(b) Represents dividends declared (excluding those of pooled subsidiaries) divided by net income.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations


Introduction

Century South Banks, Inc. (the "Company") is a multibank holding company providing a full range of banking services to individual and corporate customers in the communities of its market areas which include the areas of northern, middle and coastal Georgia, southeastern Tennessee, and southwestern North Carolina. These areas are served through the Company's twelve banking affiliates and their branch banks, (collectively the "Banks"). The Company's executive offices are located at 60 Main Street West, Dahlonega, Georgia 30533 and its telephone number is (706) 864-1111.

        The Company was formed and became the Parent Company of Bank of Dahlonega located in Dahlonega, Georgia in 1982 and has grown steadily ever since.

        On December 16, 1997, the Company merged with Bank Corporation of Georgia ("BCGA"), a bank holding company located in Macon, Georgia and its subsidiary banks, First South Bank, N.A. ("FSB"), Macon, Georgia and Ameribank, N.A. ("AMB"), Savannah, Georgia. This transaction has been accounted for as a pooling of interests, and accordingly, financial information preceding the date of acquisition has been restated to include the financial position and results of operations of BCGA, and its subsidiaries FSB and AMB.

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

Results of Operations

The Company's net income for the year ended December 31, 1997 was $9,632,000 compared to $12,683,000 for the year ended December 31, 1996, a decrease of approximately $3,051,000 or 24%. The Company's diluted earnings per share were $0.87, a decrease of $0.28 per share or 24% from diluted earnings per share for the year ended December 31, 1996 of $1.15. The Company's emphasis on maintaining its net interest margin resulted in an increase in net interest income of $2,240,000. Additionally, noninterest income increased $716,000. Increases in noninterest expense of $4,507,000 and increases in provision for loan losses of $3,035,000 offset the increases in net interest income and noninterest income.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)


        The following table summarizes the results of operations including selected financial performance ratios of the Company for the three years ended December 31, 1997:


(Amounts in thousands, except per share data)           1997      1996     1995
--------------------------------------------------------------------------------
Interest income                                      $90,806   $87,261  $82,327
Interest expense                                      40,348    39,043   37,916
                                                     ---------------------------
        Net interest income                           50,458    48,218   44,411
                                                     ---------------------------

Provision for loan losses                              5,201     2,166    2,159
Noninterest income                                    10,409     9,693    8,533
Noninterest expense                                   42,256    37,796   35,883
Income tax expense                                     3,778     5,266    4,143
                                                     --------------------------
        Net income                                   $ 9,632   $12,683  $10,759
                                                     ==========================

Earnings per common share:
            Basic                                    $  0.89   $  1.18  $  1.02
                                                     ==========================
            Diluted                                  $  0.87   $  1.15  $  1.00
                                                     ==========================
Weighted average common shares outstanding:
            Basic                                     10,838    10,769   10,574
                                                     ==========================
            Diluted                                   11,101    11,001   10,739
                                                     ==========================

Cash dividends declared per share                    $0.4175   $0.3975  $0.3776
                                                     ==========================

Return on average assets                                0.91%     1.26%    1.16%
                                                     ==========================
Return on average equity                                9.11     13.17    12.38
                                                     ==========================
Shareholders' equity to assets (average)               10.04      9.59     9.37
                                                     ==========================
Shareholders' equity to assets (period-end)            10.03      9.72     9.39
                                                     ==========================
Dividend payout ratio (1)                              37.04     24.32    21.41
                                                     ==========================

(1) Determined by dividing dividends declared (excluding those of pooled subsidiaries) by net income.

Net Interest Income

The Company's net interest income is its principal source of income. Interest earning assets for the Company include loans, federal funds sold, interest earning deposits in other banks, and investment securities. The Company's interest bearing liabilities include deposits, federal funds purchased, long-term debt, and short-term borrowings.

        In 1997, net interest income was $50,458,000 representing an increase of $2,240,000 or 4.65% as compared to 1996. The average yield earned on interest earning assets decreased to 9.43% in 1997 from 9.59% in 1996 and the average rate paid on interest bearing liabilities decreased to 4.93% in 1997 from 4.98% in 1996. The Company's net interest margin (net interest income divided by average interest earning assets), on a tax equivalent basis, decreased to 5.28% for 1997 from 5.35% for 1996.

        In 1996, net interest income was $48,218,000 representing an increase of $3,807,000 or 8.57% as compared to 1995. The average yield earned on interest earning assets decreased to 9.59% in 1996 from 9.70% in 1995 and the average rate paid on interest bearing liabilities decreased to 4.98% in 1996 from 5.12% in 1995. The Company improved its net interest margin (net interest income divided by average interest earning assets), on a tax equivalent basis, to 5.35% for 1996 from 5.29% for 1995.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)


        The following table presents average balance sheets, yields and interest earned on interest earning assets, and rates and interest paid on interest bearing liabilities of the Company for the three years ended December 31, 1997.


                                              1997                              1996                              1995
                              ---------------------------------  --------------------------------  ---------------------------------

(Amounts in thousands,           Average                Yields     Average                 Yields    Average                 Yields
except ratios)                   balances   Interest    /rates     balances    Interest    /rates    balances    Interest    /rates
------------------------------------------------------------------------------------------------------------------------------------


Assets
Interest earning assets:
    Interest earning deposits  $   18,097  $    818       4.52%  $      987  $       61      6.18%   $  5,011  $      276      5.51%

    Federal funds sold             37,695     2,060       5.46       40,125       2,145      5.35      27,815       1,628      5.85
    Taxable investment
      securities                  152,888     9,812       6.42      157,994       9,893      6.26     155,676       9,843      6.32
    Nontaxable investment
      securities (2)               41,033     3,061       7.46       43,479       3,424      7.88      44,030       3,551      8.07
    Loans, net (1) (2)            722,718    75,911      10.50      676,909      72,668     10.74     626,345      68,016     10.86
                               -----------------------------------------------------------------------------------------------------
      Total interest
        earning assets            972,431    91,662       9.43      919,494      88,191      9.59     858,877      83,314      9.70
                               -----------------------------------------------------------------------------------------------------

Noninterest earning assets:
    Cash and due from
       banks                       37,376                            42,740                            29,693
    Premises and
       equipment, net              27,467                            25,755                            23,748
    Other assets                   27,172                            26,143                            25,227
    Allowance for
       loan losses                (11,956)                          (10,302)                           (9,531)
    Unrealized gains
       on investment
       securities                     205                               430                               224
                               -----------------------------------------------------------------------------------------------------
       Total noninterest
          earning assets           80,264                            84,766                            69,361
                               -----------------------------------------------------------------------------------------------------
       Total assets            $1,052,695                        $1,004,260                          $928,238
                               =====================================================================================================

Liabilities and
    Shareholders' Equity
Interest bearing liabilities:
    Interest bearing
       demand deposits         $  225,899  $  7,087       3.14%  $  195,725    $   6,030     3.08%   $173,803  $    5,538      3.19%
    Savings deposits               72,324     2,805       3.88       72,046        2,390     3.32      70,745       2,666      3.77
    Individual retirement
       accounts                    62,547     3,757       6.01       59,492        3,561     5.99      53,589       3,120      5.82
    Certificates of deposit       447,892    26,093       5.83      442,576       26,176     5.91     419,167      25,012      5.97
    Federal funds purchased           833        30       3.60        1,232           63     5.11         644          42      6.52
    Long-term debt and
       other borrowings             8,920       576       6.46       13,332          823     6.17      22,214       1,538      6.92
                               ----------------------------------------------------------------------------------------------------
    Total interest bearing
       liabilities                818,415    40,348       4.93      784,403       39,043     4.98     740,162      37,916      5.12
                               ----------------------------------------------------------------------------------------------------
Noninterest bearing
       liabilities and
       shareholders' equity:
    Noninterest bearing
       deposits                   119,675                           113,050                            90,751
    Other liabilities               8,870                            10,495                            10,388
    Shareholders' equity          105,735                            96,312                            86,937
                               ----------------------------------------------------------------------------------------------------
    Total liabilities and
       shareholders' equity    $1,052,695                        $1,004,260                          $928,238
                               ====================================================================================================
Interest rate differential (3)                            4.50%                              4.61%                             4.58%
                               ====================================================================================================
Net interest income                        $ 51,314                           $   49,148                         $ 45,398
                               ====================================================================================================
Net interest margin (4)                                   5.28%                              5.35%                             5.29%
                               ====================================================================================================
Average interest earning
    assets to average
    total assets                                         92.38%                             91.56%                            92.53%
                               ====================================================================================================
Average loans to
    average deposits                                     77.85%                             76.67%                            77.51%
                               =====================================================================================================


(1) Average loans are shown net of unearned income. Nonperforming and underperforming loans are included. Interest income includes loan fees as follows (amounts in thousands): 1997 - $4,646; 1996 - $4,173; 1995 -
     $3,740. Income, if recognized, on nonaccrual loans is recorded on a cash basis.

(2) Interest income includes the effects of taxable equivalent adjustments (reduced by the non-deductible portion of interest expense) using a federal income tax rate of 35% in 1997 and 1996 and 34% in 1995.

(3) Interest rate differential is the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(4) Net interest margin is net interest income divided by average interest earning assets.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)

        The following table presents the changes in the Company's net interest income as a result of changes in volume and rate of its interest earning assets and interest bearing liabilities from 1996 to 1997 and from 1995 to 1996.

                                                             1997 vs. 1996                    1996 vs. 1995
                                                      ----------------------------    ------------------------------
(Amounts in thousands) (1)                             Volume      Rate      Net        Volume       Rate      Net
--------------------------------------------------------------------------------------------------------------------
Interest income:
    Federal funds sold                                $ (133)   $    48    $  (85)      $  658      $ (141)   $  517
    Interest earning deposits in other banks             774        (17)      757         (249)         34      (215)
    Taxable investment securities                       (324)       243       (81)         144         (94)       50
    Nontaxable investment securities (2)                (183)      (180)     (363)         (36)        (91)     (127)
    Loans, net (2)                                     4,812     (1,569)    3,243        5,438        (786)    4,652
                                                      --------------------------------------------------------------
        Total interest income                          4,946     (1,475)    3,471        5,955      (1,078)    4,877
                                                      --------------------------------------------------------------

Interest expense:
    Interest bearing demand deposits                     985         72     1,057          674        (182)      492
    Savings deposits                                      11        404       415           43        (319)     (276)
    Individual retirement accounts                       184         12       196          353          88       441
    Certificates of deposit                              310       (393)      (83)       1,418        (254)    1,164
    Federal funds purchased                              (14)       (19)      (33)          28          (7)       21
    Long-term debt and other borrowings                 (313)        66      (247)        (530)       (185)     (715)
                                                      --------------------------------------------------------------
        Total interest expense                         1,163        142     1,305        1,986        (859)    1,127
                                                      --------------------------------------------------------------

    Net interest income                               $3,783    $(1,617)   $2,166       $3,969      $ (219)   $3,750
                                                      ==============================================================

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

(2) Interest income includes the effects of taxable equivalent adjustments (reduced by the non-deductible portion of interest expense) using a federal income tax rate of 35% in 1997 and 1996 and 34% in 1995.

Allowance for Loan Losses

The Company provides for loan losses on a monthly basis based upon information available at the end of each period. By such additions, management maintains the allowance for loan losses at a level adequate to provide for losses that reasonably can be anticipated. The level of the allowance for loan losses is based on, among other things, management's periodic loan-by-loan evaluation of potential losses, as well as its assessment of prevailing and anticipated economic conditions in its market areas. Reviews are conducted throughout the year by senior officers of the Company and by unrelated third parties.

        A substantial portion of the Company's loan portfolio is secured by real estate in markets in northern, middle and coastal Georgia, southeastern Tennessee, and southwestern North Carolina. The ultimate collectibility of a substantial portion of the Company's loan portfolio is dependent on or susceptible to changes in market conditions in these markets.

        The allowance for loan losses approximated 1.63% of outstanding loans at December 31, 1997 and 1.49% at December 31, 1996. The allowance increased to $12,339,000 at December 31, 1997 from $10,414,000 at December 31, 1996. The increase in the provision for loan losses to $5,201,000 in 1997 from $2,166,000 in 1996 was primarily a result of an in depth study of the loan portfolios at two subsidiary banks where recent management changes had occurred and a revision of the estimation process used by the Company. Loan growth also contributed to the increase in the provision for loan losses. Net loans charged off in 1997 were $3,276,000 or approximately 0.45% of average loans outstanding as compared to $1,452,000 or 0.21% in 1996.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)


        The allowance for loan losses approximated 1.49% of outstanding loans at December 31, 1996 and 1.48% at December 31, 1995. The allowance increased to $10,414,000 at December 31, 1996 from $9,700,000 at December 31, 1995. The provision for loan losses increased slightly to $2,166,000 in 1996 from $2,159,000 in 1995. Net loans charged off in 1996 were $1,452,000 or approximately 0.21% of average loans outstanding as compared to $1,621,000 or 0.26% in 1995.

        The following table summarizes the changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category, additions to the allowance which have been charged to income in the Company's consolidated statements of income, additions resulting from the allowance of an acquired subsidiary and deductions related to allowances of sold portfolios for the years ended December 31:


(Amounts in thousands, except ratios and percentages)                1997          1996          1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------

Average loans outstanding, net of
        unearned income                                          $722,718      $676,909      $626,345       $570,800       $512,637
                                                                 ===================================================================

Allowance for loan losses
        at beginning of year                                     $ 10,414      $  9,700      $  9,162       $  8,447       $  7,450

Loans charged off:
        Commercial, financial and agricultural                        808           302           488            688            644
        Real estate                                                 1,379           486           753            226            691
        Consumer installment                                        1,557         1,302           869            611            918
                                                                 -------------------------------------------------------------------
             Total loans charged off                                3,744         2,090         2,110          1,525          2,253
                                                                 -------------------------------------------------------------------


Recoveries on loans previously charged off:
        Commercial, financial, and agricultural                       110            54           106             87            280
        Real estate                                                    89           289           136            182             77
        Consumer installment                                          269           295           247            277            204
                                                                 -------------------------------------------------------------------
             Total loans recovered                                    468           638           489            546            561
                                                                 -------------------------------------------------------------------

             Net loans charged off                                  3,276         1,452         1,621            979          1,692

Allowances for loan losses of loans sold                               --            --            --           (166)            --

Provision for loan losses charged to income                         5,201         2,166         2,159          1,390          2,689

Allowance for loan losses of
        acquired subsidiary                                            --            --            --            470             --
                                                                 -------------------------------------------------------------------

Allowance for loan losses
        at end of year                                           $ 12,339      $ 10,414      $  9,700       $  9,162       $  8,447
                                                                 ===================================================================

Ratio of net loans charged off to
        average loans outstanding, net of
        unearned income                                               .45%          .21%          .26%           .17%           .33%
                                                                 ===================================================================

Allowance for loan losses to
        loans, net of unearned income                                1.63%         1.49%         1.48%          1.52%          1.56%
                                                                 ===================================================================


CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)


        Total charge offs increased by $1,654,000 in 1997 from 1996. This was primarily due to management's identification of certain loans primarily at three of the subsidiary banks for which the credit quality had deteriorated and the adoption by the Company of the charge off policy followed by the BCGA banks.

Nonperforming Loans, Nonperforming Assets, and Underperforming Loans

Nonperforming loans include nonaccrual loans. The Company has not restructured any loans of significance through December 31, 1997. Nonperforming assets include nonperforming loans, real estate acquired through foreclosure, and other repossessed assets. Underperforming loans consist of loans that are past due with respect to principal or interest more than 90 days and still accruing interest.

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

        Nonperforming loans were $4,595,000 at December 31, 1997 compared to $3,387,000 at December 31, 1996. Nonperforming loans represented 0.61% of total loans at December 31, 1997 as compared to 0.48% of total loans at December 31, 1996. Nonperforming assets increased to $7,436,000 at December 31, 1997 as compared to $6,575,000 at December 31, 1996. Nonperforming assets represented 0.98% of total loans, real estate acquired through foreclosure, and other nonperforming assets at December 31, 1997 as compared to 0.94% at December 31, 1996.

        Underperforming loans, consisting of loans past due 90 days or more which are still accruing interest, are much more volatile and tend to fluctuate more frequently based upon the timing of payment collection, transfer to nonperforming status, or transfer to current status. Underperforming loans increased to $2,535,000 at December 31, 1997 from $1,797,000 at December 31, 1996. Such loans represented 0.33% and 0.26% of total loans at December 31, 1997 and 1996, respectively.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)


        The table below provides information concerning nonperforming loans, nonperforming assets, and underperforming loans and certain asset quality ratios at December 31 for each of the last five years.

(Amounts in thousands, except ratios and percentages)              1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------

Net loans                                                      $758,731       $698,845       $657,052       $602,022       $541,259
                                                               ====================================================================

Allowance for loan losses                                      $ 12,339       $ 10,414       $  9,700       $  9,162       $  8,447
                                                               ====================================================================

Nonperforming loans                                            $  4,595       $  3,387       $  2,793       $  3,490       $  3,528
Real estate acquired through foreclosure
     and other nonperforming assets                               2,841          3,188          2,701          2,781          3,474
                                                               ---------------------------------------------------------------------
        Nonperforming assets                                   $  7,436       $  6,575       $  5,494       $  6,271       $  7,002
                                                               =====================================================================


Underperforming loans - still accruing                         $  2,535       $  1,797       $  1,746       $  1,088       $  2,343
                                                               =====================================================================


Asset quality ratios:
     Nonperforming loans to total loans,
        net of unearned income                                      .61%           .48%           .43%           .58%           .65%
                                                               =====================================================================


     Nonperforming assets to total loans,
        net of unearned income, real estate
        acquired through foreclosure, and
        other nonperforming assets                                  .98%           .94%           .84%          1.04%          1.29%
                                                               =====================================================================


     Allowance for loan losses
        to nonperforming loans                                    2.69x          3.07x          3.47x          2.63x          2.39x
                                                               =====================================================================


     Underperforming loans to total loans,
        net of unearned income                                      .33%           .26%           .27%           .18%           .43%
                                                               =====================================================================


        Interest income on nonaccrual loans that would have been reported for the years ended December 31, 1997, 1996, and 1995 is summarized as follows:

(Amounts in thousands)                                                                     1997            1996            1995
------------------------------------------------------------------------------------------------------------------------------------

Interest at contractual rate                                                             $1,615            $585            $722
Less interest recorded as income                                                          1,406             334             153
                                                                                         -------------------------------------------
Reduction of interest income                                                             $  209            $251            $569
                                                                                         ===========================================


        The Company has allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. This allocation is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy and nature of collateral, and such factors, which, in the judgment of management, deserve recognition in estimating loan losses. Regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate acquired through foreclosure and other nonperforming assets. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which charge offs may occur.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of  the
Operations                                                           (continued)

        The amounts of such components of the allowance for loan losses and the ratio of each loan category total loans outstanding at December 31 are presented below:


(Amounts in thousands)                                      1997             1996             1995            1994            1993
------------------------------------------------------------------------------------------------------------------------------------

Allocation of allowance for
        loan losses by loan type: (1)

Commercial, financial and agricultural                   $ 1,353          $ 4,063           $3,769          $3,704          $2,809
Real estate                                                8,987            4,638            4,020           3,645           3,820
Consumer installment                                       1,999            1,713            1,911           1,813           1,818
                                                         ---------------------------------------------------------------------------
        Total                                            $12,339          $10,414           $9,700          $9,162          $8,447
                                                         ===========================================================================



Loan balances by type as a percentage
        of total loans outstanding:

Commercial, financial and agricultural                      18.2%            18.1%            18.8%           20.7%           20.9%
Real estate                                                 70.1             69.1             67.4            65.8            65.5
Consumer installment                                        11.7             12.8             13.8            13.5            13.6
                                                         ---------------------------------------------------------------------------
        Total                                              100.0%           100.0%           100.0%          100.0%          100.0%
                                                         ===========================================================================


(1) General allowances are included in the above loan categories to which they apply.

Noninterest Income

Noninterest income increased $716,000 or 7.4% in 1997 from 1996. Increases were primarily in service charges on deposit accounts and mortgage loan origination fees.

        Noninterest income increased $1,160,000 or 13.6% in 1996 from 1995. Increases were primarily in service charges on deposit accounts and net securities gains (losses), which included the recovery of the principal of two previously partially charged-off municipal securities of $272,000 and $187,000, respectively.

Noninterest Expense

Noninterest expense increased $4,460,000 or 11.8% in 1997. Salaries and benefits expenses increased $2,698,000 or 13.9% in 1997, representing growth in the number of employees. Occupancy related expenses increased by $1,115,000.

        Noninterest expense increased $1,913,000 or 5.3% in 1996. Salaries and benefits expenses increased $1,411,000 in 1996. Occupancy related expenses increased by $370,000. These increases were partially offset by lower FDIC assessment fees in 1996.

Income Taxes

The Company provided income tax expense of $3,778,000, $5,266,000 and $4,143,000 or approximately 28.2%, 29.3%, and 27.1% of its income before income taxes in 1997, 1996, and 1995, respectively. The Company expects its effective income tax rate to increase in 1998 due to a decrease in tax free income as a percentage of total income due to the unavailability of high yielding bank qualified tax free investments.

Loan Portfolio

During 1997, average loans net of unearned income increased from $677 million to $723 million and comprised 74.3% of average interest earning assets and 68.7% of average total assets. During 1996, average loans net of

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)


unearned income increased from $626 million to $677 million and comprised
73.6% of average interest earning assets and 67.4% of average total assets. The ratio of average loans to average deposits was 77.9%, 76.7% and 77.5% in 1997, 1996, and 1995, respectively.

        The following table presents the composition of the Company's loan portfolio by type at December 31 for each of the last five years.

(Amounts in thousands)                                          1997            1996            1995            1994            1993
------------------------------------------------------------------------------------------------------------------------------------

Commercial, financial and agricultural                      $138,324        $126,891        $123,584        $124,743        $113,491

Real estate - construction                                    86,086          81,811          66,472          57,744          31,123

Real estate - mortgage                                       446,333         402,038         377,699         337,809         319,985

Consumer installment                                          89,072          89,512          90,880          81,654          73,969

Mortgage loans held for sale                                      --              --              --           1,164           4,107
                                                            ------------------------------------------------------------------------
        Total loans                                          759,815         700,252         658,635         603,114         542,675


        Unearned income                                        1,084           1,407           1,583           1,092           1,416

        Allowance for loan losses                             12,339          10,414           9,700           9,162           8,447
                                                            ------------------------------------------------------------------------

        Loans, net                                          $746,392        $688,431        $647,352        $592,860        $532,812
                                                            ========================================================================


        The following table shows the maturity of selected loan categories as of December 31, 1997. Also provided are the amounts due after one year classified according to the sensitivity in interest rates.

                                                                                 Maturing
                                                                            after one but within
(Amounts in thousands)                              Within one year              five years             After five years
------------------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                  $66,891                  $48,520                   $22,913
Real estate - construction                               68,887                   11,369                     5,830
Real estate - mortgage                                  143,205                  194,331                   108,797
                                                        ================================================================

------------------------------------------------------------------------------------------------------------------------
Summary of above loans due after one year:
        Total fixed rate due after one year                                     $212,472
        Total adjustable rate due after one year                                 179,288
                                                                                --------
        Total loans due after one year                                          $391,760
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

Investment Securities
The Company's investment securities portfolio serves several essential functions, such as providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required for certain deposits. As a result, the Company has segmented its investment securities portfolio to identify those securities that could possibly be used in future asset/liability restructuring (securities available for sale). Average investment securities, which includes securities held to maturity and securities available for sale, decreased $7,552,000 or 3.7% in 1997 compared to an increase of $1,767,000 or 0.9% in 1996. During 1997 and 1996, average investment securities comprised 19.9% and 21.9%, respectively, of average interest earning assets and 18.4% and 20.1%, respectively, of average total assets.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)

        At December 31, 1997, investment securities with fair value of approximately $139 million were identified as securities available for sale. These securities are recorded at fair value with net unrealized gains reflected as a component of shareholders' equity.

        The tables below present the carrying values and the relative composition of investment securities, included in the available for sale and held to maturity portfolios, at December 31, 1997, 1996, and 1995.

                                                                           1997
                                                  -----------------------------------------------------------
                                                      Available for Sale                Held to Maturity
(Amounts in thousands,                             Carrying      % of total         Carrying    % of total
except percentages)                                 value         securities         value        securities
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
        U.S. Government agencies                  $  96,407           53.9%         $  8,813           4.9%
State, county and municipal securities               11,492            6.4            27,630          15.5
Mortgage-backed securities                           17,036            9.5             1,729           1.0
Other debt securities                                 7,887            4.4             2,040           1.2
Equity securities                                     5,770            3.2                --            --
                                                  -----------------------------------------------------------
        Total investment securities                $138,592           77.4%          $40,212          22.6%
                                                  ===========================================================

                                                                           1996
                                                  -----------------------------------------------------------
                                                      Available for Sale                Held to Maturity
(Amounts in thousands,                             Carrying      % of total         Carrying    % of total
except percentages)                                 value         securities         value        securities
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
        U.S. Government agencies                   $ 92,820          48.1%           $11,024           5.7%
State, county and municipal securities               14,724           7.6             28,211          14.6
Mortgage-backed securities                           31,560          16.4              2,023           1.1
Other debt securities                                 4,859           2.5              2,305           1.2
Equity securities                                     5,411           2.8                 --            --
                                                  -----------------------------------------------------------
        Total investment securities                $149,374          77.4%           $43,563          22.6%
                                                  ===========================================================

                                                                           1995
                                                  -----------------------------------------------------------
                                                      Available for Sale                Held to Maturity
(Amounts in thousands,                             Carrying      % of total         Carrying    % of total
except percentages)                                 value         securities         value        securities
-------------------------------------------------------------------------------------------------------------
U.S. Treasury and
        U.S. Government agencies                   $ 85,853          44.4%           $16,759          8.7%
State, county and municipal securities               15,838           8.2             30,269         15.6
Mortgage-backed securities                           28,394          14.7              3,305          1.7
Other debt securities                                 5,007           2.6              3,193          1.7
Equity securities                                     4,780           2.4                 --           --
                                                  -----------------------------------------------------------
        Total investment securities                $139,872          72.3%           $53,526         27.7%
                                                  ===========================================================

        The Company and the Banks did not have investments with a single issuer in the aggregate exceeding 10% of the Company's shareholders' equity at December 31, 1997, 1996 and 1995, except for the U.S. Treasury and U.S. Government agencies securities as shown in the table above.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of
Operations                                                           (continued)

        The following depicts contractual maturities and yields of the debt securities included in the Company's investment securities portfolio at December 31, 1997. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with and without call or prepayment penalties.

                                                                                        Maturing
                                                ------------------------------------------------------------------------------------
                                                                         After one but          After five but
                                                   Within one year      within five years      within ten years    After ten years
                                                ------------------------------------------------------------------------------------

(Amounts in thousands,                           Carrying              Carrying               Carrying             Carrying
except percentages)                                value    Yield        value      Yield       value      Yield     value    Yield
------------------------------------------------------------------- ------------------------- --------------------- ----------------

Available for Sale (AFS):
        U.S. Treasury and U.S.
             Government agencies                  $30,615     6.28%     $59,922     6.31%     $ 5,070     6.34%     $  800     6.53%

        State, county, and municipal
             securities(1)                          3,221     5.38        6,399     5.93        1,572     5.68         300     7.61
        Mortgage-backed securities                  2,102     5.35       11,464     6.51        1,986     7.32       1,484     7.78
        Other debt securities                       1,268     6.59        4,242     6.78        2,340     7.05          37     7.90
                                                  -------               -------               -------               ------
        Total debt securities-AFS                 $37,206     6.16%     $82,027     6.33%     $10,968     6.57%     $2,621     7.38%
                                                  =======               =======               =======               ======
Held to Maturity (HTM):
        U.S. Treasury and U.S.
             Government agencies                  $ 5,953     5.16%     $ 2,860     5.98%     $    --      --%      $  --       --%
        State, county, and municipal
        securities (1)                              2,945     4.61       12,052     5.31       11,238     5.58       1,395     6.42
        Mortgage-backed securities                    341     5.36        1,087     7.28          301     6.77          --       --
        Other debt securities                         101     7.43           --       --        1,939     7.03          --       --
                                                  -------               -------               -------               ------
        Total debt securities-HTM                 $ 9,340     5.02%     $15,999     5.57%     $13,478     6.09%     $1,395     6.42%
                                                  =======               =======               =======               ======

(1) Yields on state, county, and municipal securities have not been computed on a tax equivalent basis.

Deposits
Average deposits increased $45 million or 5.1% to $928 million during 1997 from $883 million during 1996.
        Average deposits by type, their relationship to total average deposits, and the average rate paid on deposits by type for the years ended December 31, 1997, 1996, and 1995, respectively, are as follows:

                                                1997                             1996                              1995
                                  -----------------------------     ------------------------------    -----------------------------
                                                % of                             % of                              % of
(Amounts in thousands,                          total                            total                             total
except percentages)               Amounts      deposits    Rate     Amounts     deposits      Rate     Amounts    deposits     Rate
------------------------------------------------------------------------------------------------------------------------------------


Noninterest bearing
   demand deposits                $119,675      12.9%       N/A     $113,050      12.8%       N/A     $ 90,751      11.2%       N/A
Interest bearing
   demand deposits                 225,899      24.3       3.14%     195,725      22.2       3.08%     173,803      21.5       3.19%

Savings deposits                    72,324       7.8       3.88       72,046       8.2       3.32       70,745       8.8       3.77
Individual retirement
   accounts                         62,547       6.7       6.01       59,492       6.7       5.99       53,589       6.6       5.82
Certificates of deposit            447,892      48.3       5.83      442,576      50.1       5.91      419,167      51.9       5.97
                                  -------------------               -------------------               -------------------
   Total average deposits         $928,337     100.0%      4.28%    $882,889     100.0%      4.32%    $808,055     100.0%      4.41%
                                  ===================               ===================               ===================


CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)


        The contractual maturities of certificates of deposit and individual retirement accounts of $100,000 or more as of December 31, 1997 are presented below.

           (Amounts in thousands)
           ------------------------------------------------------------
           Three months or less                               $  48,367
           Over three months through six months                  24,040
           Over six months through twelve months                 37,601
           Over twelve months                                    20,397
                                                              ---------
           Total certificates of deposit and individual
           retirement accounts of $100 or more                $ 130,405
                                                              =========

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

        The Company's liquidity position depends primarily upon the liquidity of its assets relative to its need to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled payments on the Company's loans and interest on and maturities of its investments. Occasionally, the Company will sell investment securities available for sale in connection with the management of its income tax position and its interest sensitivity gap. Proceeds from such sales amounted to approximately $7,351,000 during 1997 and represent another source of liquidity to the Company. Principal payments on loans also provide the Company with a source of liquidity. The Company may also utilize its cash and due from banks, interest earning deposits in other banks and federal funds sold, to meet liquidity requirements as needed. At December 31, 1997, the Company's cash and due from banks were $43,146,000, its interest earning deposits in other banks were $32,465,000, its federal funds sold were $33,870,000 and its investment securities designated as available for sale were $138,592,000. All of the above could be converted to cash on relatively short notice.

        The Company also has the ability, on a short-term basis, to purchase federal funds from other financial institutions. Presently, the Company has made arrangements with commercial banks for short-term unsecured advances up to approximately $43,050,000, in addition to $66,000,000 which is available to the Company, subject to available collateral, in the form of additional Federal Home Loan Bank advances.

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

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operation
                                                                     (continued)


        The Company's strategy in minimizing interest rate risk is to minimize the impact of short-term interest rate movements on its net interest income while managing its middle and long-term interest sensitivity gap in light of overall economic trends in interest rates. The following table illustrates the relative sensitivity of the Company to changing interest rates as of December 31, 1997.

                                                                                    Repricing
                                                ------------------------------------------------------------------------------------
                                                 0-90 days          91-365 days           One to five years        Over five years
(Amounts in thousands,                          ----------      --------------------    ---------------------    -------------------
except ratios)                                    Current       Current   Cumulative    Current    Cumulative    Current  Cumulative
------------------------------------------------------------------------------------------------------------------------------------
Interest sensitive assets:
    Loans                                        $ 314,738    $ 257,784   $ 572,522    $ 172,801   $ 745,323   $  13,408   $ 758,731
    Investment securities (1)                       16,033       33,527      49,560       95,609     145,169      26,652     171,821
    Interest earning deposits in
    other banks and federal
            funds sold                              66,236           99      66,335         --        66,335        --        66,335
                                                 -----------------------------------------------------------------------------------
    Total interest sensitive
        assets                                     397,007      291,410     688,417      268,410     956,827      40,060     996,887
                                                 -----------------------------------------------------------------------------------
Interest sensitive liabilities:
    Interest bearing demand and
    savings deposits                               326,205         --       326,205         --       326,205        --       326,205
    Certificates of deposit and
    individual retirement accounts
    of $100 or more                                 48,367       61,641     110,008       20,397     130,405        --       130,405
    Other certificates of deposit and
    individual retirement accounts                 102,175      192,029     294,204       80,083     374,287          21     374,308
    Federal funds purchased,
    short-term borrowings and
    long-term debt                                   7,724           76       7,800          404       8,204         376       8,580
                                                 -----------------------------------------------------------------------------------
    Total interest sensitive
        liabilities                                484,471      253,746     738,217      100,884     839,101         397     839,498
                                                 -----------------------------------------------------------------------------------
Interest sensitivity gap                         $ (87,464)   $  37,664   $ (49,800)   $ 167,526   $ 117,726   $  39,663   $ 157,389
                                                 ===================================================================================
Ratio of interest sensitive assets
    to interest sensitive liabilities                 0.82         1.15        0.93         2.66        1.14      100.91        1.19
                                                 ===================================================================================


(1) Amounts exclude unrealized gains (losses) on investment securities.

        The Company's strategy is to maintain a ratio of interest sensitive assets to interest sensitive liabilities in the range of .80 to 1.20 at the less than one year time frame. At December 31, 1997, the Company has been able to meet such objective, although over the one-year time frame a ratio of 0.93 could result in a negative short-term impact on earnings should rates rise. The ratio in the one-year time frame is significantly impacted by the classification of all interest bearing demand and savings deposits as immediately rate sensitive for purposes of this analysis. These accounts are generally less sensitive to short-term interest rate movements. Derivative financial instruments, consisting primarily of interest rate swaps and purchased floors, are components of the Company's interest risk management profile. The Company uses these instruments to limit its sensitivity to changes in interest rates and thus limit the volatility of net interest income. Management currently believes its interest sensitivity position is such that short-term interest rate movements would not materially impact its net interest income.

Inflation

Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. The Company copes with the effects of inflation through effectively managing its interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs, and through managing its dividend payout policy relative to its level of net income. The impact of inflation has been minimal to the Company in recent years.

Market Risk

Market risk is defined as the risk of loss arising from adverse changes in market interest rates and prices. This risk of loss can result in either lower fair values or reduced net interest income.
        The Company's primary market risk exposure is currently in the interest rate risk inherent in its lending and deposit taking activities. Within interest rate risk, the Company is most vulnerable to changes in the short-term

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operation (Continued)


U.S. prime interest rate because of the nature of its loan portfolio yields. The Company manages its interest rate risk through various tools, including monitoring of its interest sensitivity gap and use of purchased interest rate swaps and floors.

     The following table provides information about the Company's on-balance sheet financial instruments and derivative financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, investment securities, and liabilities with contractual maturities, the table presents principal cash flows and related weighted-average interest rates by contractual maturities as well as the Company's historical experience of the impact of interest-rate fluctuations on the prepayment of mortgage-backed securities. For interest bearing deposits that have no contractual maturity, the table presents principal cash flows based on the Company's historical experience and management's judgment, as applicable, concerning their most likely withdrawal behaviors. For interest rate swaps and interest rate floors, the table presents notional amounts and, as applicable, weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

     Weighted-average variable rates represent the variable rates in effect at December 31, 1997.

                                                          Expected Maturity Date
                                                                                                    There-                Estimated
(in thousands)                             1998        1999       2000        2001       2002        after       Total    Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Assets
Investment Securities:
    Fixed rate                          $ 39,543      30,529     27,589      24,375      8,620      22,535     $153,191    $155,345
    Average interest rate                   6.26%       6.18%      6.26%       6.03%      5.78%       6.45%        6.21%
    Variable rate                       $  6,898       2,696      1,350       1,250        750       5,686     $ 18,630    $ 18,630
    Average interest rate                   6.35%       6.53%      6.44%       6.35%      6.29%       6.38%        6.39%
Loans:
    Fixed rate                          $136,195      64,951     72,890      20,728     32,205      35,744     $362,713    $360,424
    Average interest rate                   9.47%       9.64%      9.64%       9.88%      8.92%       9.05%        9.47%
    Variable rate                       $151,163      30,765     34,084       8,921     17,026     154,059     $396,018    $396,018
    Average interest rate                   9.28%       9.58%      9.47%       9.85%      9.70%       9.72%        9.52%
Other Interest Bearing Assets:
    Fixed rate                          $     99          --         --          --         --          --     $     99    $     99
    Average interest rate                   6.05%         --         --          --         --          --         6.05%
    Variable rate                       $ 66,236          --         --          --         --          --     $ 66,236    $ 66,236
    Average interest rate                   5.50%         --         --          --         --          --         5.50%
Liabilities
Interest bearing deposits and savings   $  2,500       2,800      5,000       5,000      5,000     305,905     $326,205    $326,205
Average interest rate                       3.34%       3.34%      3.34%       3.34%      3.34%       3.34%       20.04%
Time Deposits:
    Fixed rate                          $357,407      88,339     26,742      12,034      7,129         188     $491,839    $494,775
    Average interest rate                   5.71%       5.87%      6.25%       6.25%      6.35%       5.53%        5.79%
    Variable rate                       $ 11,699       1,167          8          --         --          --     $ 12,874    $ 12,874
    Average interest rate                   5.92%       5.90%      5.95%         --         --          --         5.92%
Long-term debt:
    Fixed rate                          $  2,000          --         --          --         --         920     $  2,920    $  3,352
    Average interest rate                   5.83%         --         --          --         --        7.42%        6.33%
    Variable rate                       $  2,000       2,000         --          --         --          --     $  4,000    $  4,000
    Average interest rate                   5.64%       5.64%        --          --         --          --           --
Variable rate short-term
    borrowings                          $  1,660          --         --          --         --          --     $  1,660    $  1,660
    Average interest rate                   7.50%         --         --          --         --          --         7.50%
Interest Rate Derivatives
Interest rate swaps:
    Pay variable - federal funds rate   $     --          --     15,000          --         --          --     $ 15,000    $    (10)
    Average pay rate                          --          --       5.52%         --         --          --         5.52%
    Average receive rate                      --          --       5.74%         --         --          --         5.74%
    Pay variable - LIBOR                $ 20,000          --         --          --         --          --     $ 20,000    $     54
    Average pay rate                        5.88%         --         --          --         --          --         5.88%
    Average receive rate                    6.53%         --         --          --         --          --         6.53%

Purchased interest rate floors -
    federal funds rate                 $    --        30,000     80,000          --         --          --     $110,000    $    185
    Average strike rate                     --          5.00%      4.75%         --         --          --         4.82%

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operation
                                                                     (Continued)


Cautionary Notice Regarding Forward-Looking Statements

This financial report contains forward-looking statements, including statements regarding, among other items, (i) the Company's plans, intentions or expectations, (ii) general competitive conditions, and (iii) the Company's management information systems. This notice is intended to take advantage of the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 with respect to such forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Among others, factors that could cause actual results to differ materially are the following: fluctuations in interest rates, inflation, competition in the geographic business areas in which the Company does business, development of trends in the general economy; the highly competitive nature of the banking industry; the dependence on key personnel who have been hired or retained by the Company; changes in regulatory requirements which are applicable to the Company's business; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to, its Annual Reports on Form 10-K.

Year 2000

The Year 2000 issue refers generally to the data structure problem that will prevent systems from properly recognizing dates after the year 1999. For example, computer programs and various types of electronic equipment that process date information by reference to two digits rather than four to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 problem may occur in miscalculations causing disruptions of operations. The Year 2000 problem may occur in computer software programs, computer hardware systems and any device that relies on a computer chip if that chip relies on date information. Even if the systems that process date-sensitive data are Year 2000 compliant, a Year 2000 problem may exist to the extent that the data that such systems process is not. In addition to evaluating the Year 2000 issues relative to its own systems, companies must also assess the ability of the third parties upon which they rely to function on January 1, 2000 and thereafter.
        The Company has appointed a Year 2000 compliance committee to conduct a comprehensive review of its operational and financial systems to determine how the year 2000 will impact operation of these systems. This committee has developed a plan to identify all critical systems and develop solutions for all systems that are found to not be Year 2000 compliant. To date, confirmations have been received from the Company's primary processing vendors and counterparties that plans have been developed to address processing of transactions in the year 2000. Fiserv Atlanta, Inc. which provides processing for the Banks' core processing systems, has notified the Company that it expects to be Year 2000 compliant by December 31, 1998. The Company is also in the process of addressing any loan relationships that it believes could be materially affected by the year 2000 issue.
        Based on a preliminary study, the Company expects to spend approximately $900,000 to $1,000,000 from 1998 through 1999 to modify its computer information systems enabling proper processing of transactions relating to the year 2000 and beyond. This estimate includes approximately $500,000 of costs that will be recorded as capital expenditures and amortized. Project plans, precluding any unforeseen delays, call for all critical issues to be identified and the needed changes implemented and tested before the end of first quarter 1999.
        There can be no assurance that the Company's systems nor the systems of other companies with whom the Company conducts business will be Year 2000 compliant prior to December 31, 1999 or that failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition.

Market and Dividend Information

The Company's common stock trades on the Nasdaq Stock Market under the symbol "CSBI". There were approximately 2,800 shareholders of record of the Company's common stock at December 31, 1997.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operation
                                                                     (continued)

        The following table sets forth the high and low prices and the cash dividends declared on the Company's common stock by quarter for 1997 and 1996.

                                1997                            1996
                    ---------------------------------------------------------------
                          Price      Cash dividends      Price       Cash dividends
                    ----------------               -----------------
    Quarter Ended    High       Low      declared     High     Low     declared
------------------------------------------------------------------------------------
    March 31        $20.50    $17.75     .10250     $16.75    $13.75     .09750
    June 30          20.00     18.00     .10375      15.25     13.50     .09875
    September 30     20.38     18.00     .10500      17.50     14.50     .10000
    December 31      25.00     19.75     .10625      19.00     16.25     .10125


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

Summary of Quarterly Financial Data

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 1997 and 1996.

(Amounts in thousands)                           Fourth Quarter  Third Quarter   Second Quarter  First Quarter
--------------------------------------------------------------------------------------------------------------
1997:
        Interest income                               $23,293        $22,873        $22,573        $22,067
        Net interest income                            12,877         12,834         12,393         12,354
        Provision for loan losses                         209            115          4,216            661
        Income (loss) before income taxes               4,836          5,497         (1,052)         4,129
        Net income (loss)                               3,328          3,506            (68)         2,866
        Net income (loss) per share:
         Basic                                           0.31           0.32          (0.01)          0.27
         Diluted                                         0.30           0.32          (0.01)          0.26
        Weighted average common shares
        outstanding:
         Basic                                         10,838         10,838         10,833         10,829
         Diluted                                       11,116         11,093         10,833         11,093
1996:
        Interest income                                21,960         21,897         22,044         21,360
        Net interest income                            12,307         12,183         12,315         11,413
        Provision for loan losses                         580            444            620            522
        Income before income taxes                      4,589          4,510          4,505          4,345
        Net income                                      3,147          3,059          3,500          2,977
        Net income per share:
         Basic                                           0.29           0.29           0.32           0.28
         Diluted                                         0.28           0.28           0.32           0.27
        Weighted average common shares
        outstanding:
         Basic                                         10,847         10,740         10,818         10,595
         Diluted                                       11,094         10,968         11,037         10,807

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Independent Auditors' Report

The Board of Directors and Shareholders
Century South Banks, Inc.:

        We have audited the accompanying consolidated balance sheets of Century South Banks, Inc. and subsidiaries ("the Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Bank Corporation of Georgia and subsidiaries as of and for the years ended December 31, 1996 and 1995, which statements are combined with the consolidated financial statements of the Company as a result of the 1997 pooling-of-interests described in note 2 to the consolidated financial statements, and which statements reflect total assets constituting 30 percent of the 1996 related consolidated amount and total net interest income constituting 30 percent in both 1996 and 1995 of the related consolidated amounts. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Bank Corporation of Georgia and subsidiaries, is based solely on the report of the other auditors.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
        In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century South Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP


Atlanta, Georgia
January 23, 1998

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Balance Sheets


                                                                                                          December 31,
                                                                                            ---------------------------------------
(Amounts in thousands, except share and per share data)                                           1997                      1996
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks (note 3)                                                            $    43,146                 $    50,002
Federal funds sold                                                                               33,870                      43,940
Interest earning deposits in other banks                                                         32,465                      19,319
Investment securities (note 4):
    Available for sale                                                                          138,592                     149,374
    Held to maturity (fair value: 1997 - $41,153
         and 1996 - $44,289)                                                                     40,212                      43,563

Loans, net of unearned income (note 5)                                                          758,731                     698,845
    Less allowance for loan losses                                                               12,339                      10,414
                                                                                            ---------------------------------------
        Loans, net                                                                              746,392                     688,431
                                                                                            ---------------------------------------

Premises and equipment, net (note 6)                                                             26,849                      28,173
Goodwill and other intangibles, net                                                               7,284                       8,035
Other assets (notes 7 and 10)                                                                    19,558                      20,562
                                                                                            ---------------------------------------
          Total assets                                                                      $ 1,088,368                 $ 1,051,399
                                                                                            =======================================
Liabilities
Deposits:
    Noninterest bearing demand deposits                                                     $   129,418                 $   120,415
    Interest bearing deposits (note 8)                                                          830,918                     808,556
                                                                                            ---------------------------------------
          Total deposits                                                                        960,336                     928,971

Federal funds purchased                                                                             160                       1,000
Other short-term borrowings (note 9)                                                              1,500                           -
Long-term debt (note 9)                                                                           6,920                       8,723
Accrued expenses and other liabilities                                                           10,314                      10,491
                                                                                            ---------------------------------------
          Total liabilities                                                                     979,230                     949,185
                                                                                            ---------------------------------------
Shareholders' equity (notes 2, 9, 11, 15 and 16):
Common stock-$1 par value.  Authorized 15,000,000 shares; issued
    10,924,699 shares in 1997, 10,888,222 in 1996, and outstanding
    10,865,800 shares in 1997 and 10,823,488 shares in 1996                                      10,925                      10,888
Additional paid-in capital                                                                       34,282                      34,051
Retained earnings                                                                                63,566                      57,731
Unearned ESOP shares                                                                                  -                        (333)

Common stock in treasury (58,899 and 64,734 shares in 1997
    and 1996, respectively), at cost                                                               (306)                       (337)

Net unrealized gains on investment securities                                                       671                         214
                                                                                            ---------------------------------------
          Total shareholders' equity                                                            109,138                     102,214
                                                                                            ---------------------------------------

Commitments and contingencies (notes 5 and 12)
          Total liabilities and shareholders' equity                                        $ 1,088,368                 $ 1,051,399
                                                                                            =======================================

See accompanying notes to consolidated financial statements.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Income

                                                       Years ended December 31,
                                                      --------------------------
(Amounts in thousands, except  per share data)         1997      1996      1995
--------------------------------------------------------------------------------
Interest income:
        Loans, including fees                        $75,771   $72,540   $67,869
        Federal funds sold                             2,060     2,145     1,628
        Interest on deposits in other banks              818        61       276
        Investment securities:
          Taxable                                      9,812     9,893     9,843
          Nontaxable                                   2,345     2,622     2,711
                                                     ---------------------------
             Total interest income                    90,806    87,261    82,327
                                                     ---------------------------
Interest expense:
        Deposits (note8)                              39,742    38,157    36,336
        Federal funds purchased                           30        63        42
        Long-term debt and other borrowings              576       823     1,538
                                                     ---------------------------
             Total interest expense                   40,348    39,043    37,916
                                                     ---------------------------
          Net interest income                         50,458    48,218    44,411

Provision for loan losses (note 5)                     5,201     2,166     2,159
                                                     ---------------------------
          Net interest income after provision for
             loan losses                              45,257    46,052    42,252
                                                     ---------------------------
Noninterest income:
        Service charges on deposit accounts            5,834     5,451     4,970
        Securities gains, net (note 4)                    23       215        18
        Other operating income (note 14)               4,552     4,027     3,545
                                                     ---------------------------
             Total noninterest income                 10,409     9,693     8,533
                                                     ---------------------------
Noninterest expense:
        Salaries and employee benefits (note 11)      22,080    19,382    17,971
        Occupancy and equipment expense, net           6,281     5,166     4,796
        Other operating expenses (note 14)            13,895    13,248    13,116
                                                     ---------------------------
             Total noninterest expense                42,256    37,796    35,883
                                                     ---------------------------
          Income before income taxes                  13,410    17,949    14,902

Income tax expense (note 10)                           3,778     5,266     4,143
                                                     ---------------------------
          Net income                                 $ 9,632   $12,683   $10,759
                                                     ===========================
Net income per common share:
        Basic                                        $  0.89   $  1.18   $  1.02
                                                     ===========================
        Diluted                                      $  0.87   $  1.15   $  1.00
                                                     ===========================
Weighted average common shares outstanding:
        Basic                                         10,838    10,769    10,574
                                                     ===========================
        Diluted                                       11,101    11,001    10,739
                                                     ===========================

See accompanying notes to consolidated financial statements.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Shareholders' Equity
Years ended December 31, 1997, 1996 and 1995

                                                                                                              Net
                                                                                                           unrealized
                                                      Additional                Unearned                 gains (losses)
(Amounts in thousands,                     Common      paid-in      Retained      ESOP       Treasury     on investment
except per share data)                    stock (1)    capital      earnings     shares      stock (2)     securities      Total
------------------------------------------------------------------------------------------------------------------------------------

Balance at
  December 31, 1994,                      $  7,826    $ 28,780      $ 27,889    $ (261)       $ (337)        $(2,471)     $ 61,426
  as previously reported

Issuance of common
  stock for acquisition
  (note 2)                                   2,786       3,446        12,588      (301)           --            (221)       18,298
                                          ------------------------------------------------------------------------------------------

Balance at
  December 31, 1994,
  as restated                             $ 10,612    $ 32,226      $ 40,477    $ (562)       $ (337)        $(2,692)     $ 79,724

Cash dividends declared -
  $0.3776 per share                             --          --        (2,303)       --            --              --        (2,303)
Net income                                      --          --        10,759        --            --              --        10,759
Exercise of stock options                       66         218            --        --            --              --           284
Net unrealized gains on
  investment securities                         --          --            --        --            --           3,783         3,783
Principal payments, net of proceeds,
  on ESOP loan (note 11)                        --          --            --        65            --              --            65
Cash dividends of
  pooled subsidiaries
  prior to acquisition                          --          --          (573)       --            --              --          (573)
                                          ------------------------------------------------------------------------------------------

Balance at
  December 31, 1995                       $ 10,678    $ 32,444      $ 48,360    $ (497)       $ (337)        $ 1,091      $ 91,739

Cash dividends declared -
  $0.3975 per share                             --          --        (3,085)       --            --              --        (3,085)
Net income                                      --          --        12,683        --            --              --        12,683
Issuance of common stock
  of pooled subsidiary
  for acquisition                              201       1,584            --        --            --              --         1,785
Exercise of stock options                        9          23            --        --            --              --            32
Net unrealized losses on
  investment securities                         --          --            --        --            --            (877)         (877)
Principal payments on
  ESOP loan (note 11)                           --          --            --       164            --              --           164
Cash dividends of
  pooled subsidiary
  prior to acquisition                          --          --          (227)       --            --              --          (227)
                                          ------------------------------------------------------------------------------------------

Balance at
  December 31, 1996                       $ 10,888    $ 34,051      $ 57,731    $ (333)       $ (337)        $   214      $102,214

Cash dividends declared -
  $0.4175 per share                             --          --        (3,568)       --            --              --        (3,568)
Net income                                      --          --         9,632        --            --              --         9,632
Exercise of stock options                       37         119            --        --            --              --           156
Stock option tax benefit                        --          38            --        --            --              --            38
Issuance of stock under
  incentive plan                                --          74            --        --            31              --           105
Net unrealized gains on
  investment securities                         --          --            --        --            --             457           457
Principal payments on
  ESOP loan (note 11)                           --          --            --       333            --              --           333
Cash dividends of
  pooled subsidiary
  prior to acquisition                          --          --          (229)       --            --              --          (229)
                                          ------------------------------------------------------------------------------------------

Balance at
  December 31, 1997                       $ 10,925    $ 34,282      $ 63,566    $   --        $ (306)        $   671      $109,138
                                          ==========================================================================================


(1) Common shares issued: 10,925 shares at December 31, 1997, 10,888 shares at December 31, 1996, and 10,678 shares at December 31, 1995 and 1994.

(2) Common stock held in treasury: 59 shares at December 31, 1997 and 65 shares at December 31, 1996, 1995 and 1994.

See accompanying notes to consolidated financial statements.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows


                                                                                      Years ended December 31,
                                                                                -------------------------------------
(Amounts in thousands)                                                            1997          1996          1995
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
        Net income                                                              $  9,632      $ 12,683      $ 10,759
        Adjustments to reconcile net income to net cash
             provided by operating activities:
        Provision for loan losses                                                  5,201         2,166         2,159
        Write-downs and other (gains) losses on sale of other real estate           (164)           89           232
        Depreciation                                                               2,908         2,278         2,218
        Amortization and accretion, net                                              722           676           353
        Minority interest in earnings of subsidiary                                   --            47           381
        Securities gains, net                                                        (23)         (215)          (18)
        Gain on sale of mortgage servicing rights                                     --          (224)         (375)
        Deferred income tax benefit                                                 (902)         (608)          (67)
        Decrease in mortgage loans held for sale                                      --            --         1,164
        (Increase) decrease in other assets                                        1,789        (2,192)       (1,937)
        Increase (decrease) in accrued expenses and other liabilities               (402)         (881)        2,357
                                                                                -------------------------------------
        Net cash provided by operating activities                                 18,761        13,819        17,226
                                                                                -------------------------------------
Cash flows from investing activities:
        Proceeds from sales of investment securities available for sale            7,351        17,636        11,943
        Principal collections and maturities of investment
        securities available for sale                                             39,309        36,118        41,749
        Principal collections and maturities of investment
        securities held to maturity                                                5,259        11,568        12,630
        Proceeds from maturities of interest earning deposits with banks          41,305         2,235        16,333
        Purchases of investment securities held to maturity                       (1,785)       (1,618)      (11,820)
        Purchases of investment securities available for sale                    (35,134)      (64,041)      (43,214)
        Investment in interest earning deposits with banks                       (54,451)      (21,101)      (14,405)
        Proceeds from sales of other real estate                                   2,103           645         1,673
        Net increase in loans                                                    (65,340)      (41,054)      (59,394)
        Purchase of premises and equipment                                        (1,869)       (6,151)       (3,428)
        Proceeds from sales of premises and equipment                                285           105           512
        Proceeds from sale of mortgage servicing rights                               --           108           652
        Net cash received from acquisition of branch                                  --        12,688            --
        Cash paid to dissenting and fractional shareholders of subsidiaries
        in connection with acquisitions of the subsidiaries                           --          (121)           --
                                                                                -------------------------------------
        Net cash used in investing activities                                    (62,967)      (52,983)      (46,769)
                                                                                -------------------------------------
Cash flows from financing activities:
        Net increase in deposits                                                  31,365        61,751        47,769
        Net increase (decrease) in federal funds purchased                          (840)        1,000           (80)
        Proceeds from issuance of long-term debt and other borrowings              6,236         5,414        12,642
        Payments on long-term debt and other borrowings                           (6,206)      (17,538)      (17,373)
        Dividends paid to shareholders                                            (3,431)       (3,272)       (2,626)
        Proceeds from issuance of common stock                                       156            32           284
                                                                                -------------------------------------
        Net cash provided by financing activities                                 27,280        47,387        40,616
                                                                                -------------------------------------
        Net increase (decrease) in cash and cash equivalents                     (16,926)        8,223        11,073
Cash and cash equivalents at beginning of year                                    93,942        85,719        74,646
                                                                                -------------------------------------
Cash and cash equivalents at end of year                                        $ 77,016      $ 93,942      $ 85,719
                                                                                =====================================
Supplemental disclosures of cash paid during the year for:
        Interest                                                                $ 40,165      $ 39,738      $ 35,416
                                                                                =====================================
        Income taxes                                                            $  5,201      $  6,133      $  4,410
                                                                                =====================================
Supplemental schedule of noncash investing and financing activities:
        Real estate acquired through foreclosure                                $  3,962      $  2,799      $  2,864
                                                                                =====================================
        Real estate sold and financed by the Company                            $  1,784      $  1,712      $  1,284
                                                                                =====================================
        Securities transferred from available for sale to
        held to maturity at fair value                                          $     --      $     --      $  3,864
                                                                                =====================================
        Securities transferred from held to maturity to available for sale      $     --      $     --      $  1,786
                                                                                =====================================
        Net reduction in guaranteed ESOP loan recorded
        in shareholders' equity                                                 $    333      $    164      $     65
                                                                                =====================================

See accompanying notes to consolidated financial statements.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
December 31, 1997, 1996 and 1995


Note 1.  Summary of Significant Accounting Policies

The accounting and reporting policies of Century South Banks, Inc. and subsidiaries ("the Company") conform to generally accepted accounting principles and to general practices within the banking industry. The following is a description of the more significant of those policies.


Business

The Company provides a full range of banking services to individual and corporate customers through its banking subsidiaries in Georgia and Tennessee. The Company is subject to competition from other financial institutions, is subject to the regulations of certain Federal and state agencies, and undergoes periodic examinations by those regulatory agencies.


Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of Century South Banks, Inc. ("Parent Company") and its wholly-owned bank subsidiaries. The Company has twelve wholly-owned bank subsidiaries predominantly involved in commercial banking activities. All significant intercompany accounts and transactions are eliminated in consolidation.

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

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and real estate acquired through foreclosure, management obtains independent appraisals and reviews available market data such as comparable sales and recent market trends through discussions with local real estate professionals.


Cash and Cash Equivalents

Cash equivalents include due from banks and federal funds sold. Generally, federal funds are sold for periods of less than 90 days.


Investment Securities

The Company has classified its investment securities in two categories: available for sale and held to maturity. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities are classified as available for sale. The classification of investment securities is determined at the date of purchase.

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

                                                               CenturySouthbanks
                                                               -----------------

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


     Mortgage-backed securities held to maturity are recorded at their unpaid principal balances, adjusted for unamortized premiums and unaccreted discounts. Mortgage-backed securities available for sale are recorded at their estimated fair value. Principal repayments received on mortgage-backed securities are included in proceeds from maturities of investment securities in the consolidated statements of cash flows for the available for sale securities and held to maturity securities, as applicable.

     A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. At December 31, 1997, the Company did not have any securities with other than temporary impairment for which a new cost basis had not been established.

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


Loans and Interest Income

Loans are recorded at principal amounts outstanding, net of unearned income, purchase discounts and the allowance for loan losses. Interest income on loans is recognized on a level yield basis.

     Loan fees, net of certain direct origination costs, are deferred and amortized over the estimated terms of the loans using a method which approximates a level yield. Discounts on loans purchased are amortized into income over the estimated terms of the loans using a method which approximates level yield.

     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal or they become contractually in default for 90 days or more as to either interest or principal unless they are both well secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest for the year in which the loan is placed on nonaccrual status is charged to interest income on loans with the balance, if any, charged to the allowance for loan losses, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Nonaccrual loans may only be returned to accruing status when, in management's judgement, they are determined to be fully collectible.

     Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

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

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Allowance for Loan Losses

The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of collateral, and such other factors which in management's judgment, deserve recognition in estimating loan losses. Loans are charged to the allowance when, in the opinion of management, such loans are deemed to be uncollectible. Subsequent recoveries are added to the allowance.

     A substantial portion of the Company's loans is secured by real estate in markets in northern, middle and coastal Georgia, southeastern Tennessee, and southwestern North Carolina. In addition, a substantial portion of the Company's real estate acquired through foreclosure is located in these same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the Company's real estate acquired through foreclosure are susceptible to changes in market conditions in these markets.

     Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in northern, middle and coastal Georgia, southeastern Tennessee, and southwestern North Carolina. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.


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


Goodwill and Other Intangibles

Goodwill is being amortized using the straight-line method over periods ranging from 15 to 20 years.

     Other acquired intangible assets, such as core deposit premiums, are amortized over the periods benefited, ranging from seven to twelve years.

     Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced. Goodwill and core deposit premiums are reviewed for impairment on the basis of whether these assets are fully recoverable from expected undiscounted cash flows of the related businesses.


Derivative Financial Instruments

The Company uses derivative financial instruments to swap floating rate assets or liabilities to fixed rate and to hedge the interest rate spread between assets and liabilities. These transactions serve to better match the repricing characteristics of various assets and liabilities, reduce spread risk, adjust overall rate sensitivity and enhance net interest income.

     Interest rate swaps, purchased floors, and purchased caps are accounted for on an accrual basis, and the net interest differential, including premiums paid, if any, is recognized as an adjustment to interest income or expense of the related designated asset or liability. Changes in the fair values of the swaps, purchased floors, or purchased caps are not recorded in the consolidated statements of income because these agreements are being treated

                                                               CenturySouthbanks
                                                               -----------------

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


as a synthetic alteration of the designated assets or liabilities. The Company considers its interest rate swaps to be a synthetic alteration of an asset or liability as long as (i) the swap is designated with a specific asset or liability or finite pool of assets or liabilities; (ii) there is a high correlation, at inception and throughout the period of the synthetic alteration, between changes in the interest income or expense generated by the swap and changes in the interest income or expense generated by the designated asset or liability; (iii) the notional amount of the swap is less than or equal to the principal amount of the designated asset or liability; and (iv) the swap term is less than or equal to the remaining term of the designated asset or liability. The criteria for consideration of a floor or cap as a synthetic alteration of an asset or liability are generally the same as those for a swap arrangement.

     If the swap, floor, or cap arrangements are terminated before their maturity, the net proceeds received or paid are deferred and amortized over the shorter of the remaining contract life or the maturity of the designated asset or liability as an adjustment to interest income or expense. If the designated asset or liability is sold or matures, the swap agreement is marked to market and the gain or loss is included in the gain or loss on the sale/maturity of the designated asset or liability. Changes in the fair value of any undesignated swaps, floors, and caps are included in other income in the consolidated statements of income.


Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred income tax assets and liabilities are recognized for the 40 CenturySouthbanks, Inc. and Subsidiaries Notes to Consolidated Financial Statements (continued) future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


Stock-Based Compensation

The Company accounts for its fixed stock option plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion 25"), and related interpretations. As such, compensation expense is recorded only to the extent that the market price of the underlying stock at the date of grant exceeds the exercise price. In October 1995, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), was issued. SFAS 123 allows entities to continue to apply the provisions of APB Opinion 25 for recognizing stock-based compensation expense in the basic financial statements. However, companies are encouraged to adopt a new accounting method based on the estimated fair value of stock-based compensation. Companies that do not follow the new fair value based method are required to provide expanded disclosures in the notes to the financial statements. The Company has elected to continue to apply the provisions of APB Opinion 25 and follow the disclosure provisions of SFAS 123.


Earnings Per Share

In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 supercedes APB Opinion No. 15, Earnings Per Share and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS). SFAS 128 replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. All prior period EPS data has been restated to conform with the provisions of SFAS 128.

     Basic EPS excludes dilution and is computed by dividing net income by the weighted average shares outstanding. Diluted EPS is computed by dividing net income by the weighted average shares outstanding plus 263,000, 232,000, and 165,000 potential common shares for 1997, 1996, and 1995, respectively, resulting from dilutive options assuming the exercise proceeds would be used to repurchase shares pursuant to the treasury stock method.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Recent Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board ("FASB") issued
Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"). SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. SFAS 125 was amended by Statement of Financial Accounting Standards No. 127, which defers the effective date of certain provisions of SFAS 125 until January 1, 1998. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Effective January 1, 1997, the Company adopted the applicable provisions of SFAS 125. The impact of the adoption of SFAS 125 was not material to the Company's consolidated financial statements. Additionally, the impact of the SFAS 125 provisions that are effective in 1998 is not expected to be material to the Company's consolidated financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in SFAS 130 to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains, and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items recorded as a component of shareholders' equity under SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS 130 is effective for both interim and annual financial statement periods beginning after December 15, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS 131"). SFAS 131 supercedes Statement of Financial Accounting Standards No. 14, FINANCIAL REPORTING IN SEGMENTS OF A BUSINESS ENTERPRISE, and establishes new standards for the disclosures made by public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. SFAS 131 is effective for financial statement periods beginning after December 15, 1997.


Note 2.  Business Combinations

On December 16, 1997, the Company merged with Bank Corporation of Georgia ("BCGA"), a bank holding company located in Macon, Georgia and its subsidiary banks, First South Bank, N.A. ("FSB") based in Macon, Georgia and Ameribank, N.A. ("AMB") based in Savannah, Georgia. The Company issued 3,069,993 shares of its common stock in exchange for all of the issued and outstanding shares of BCGA.

     This acquisition has been accounted for as a pooling of interests and, accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of the

                                                               CenturySouthbanks
                                                               -----------------

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


acquired entity. The Company's consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 have been restated for the merger with BCGA as follows:


(Amounts in thousands)                                                    1997        1996        1995
------------------------------------------------------------------------------------------------------
Net interest income:
    Century South Banks, Inc. exclusive of pre-acquisition amounts     $34,817     $33,661     $31,159
    Bank Corporation of Georgia and subsidiaries (a)                    15,641      14,557      13,252
                                                                       -------------------------------
    Total                                                              $50,458     $48,218     $44,411
                                                                       ===============================

Net Income:
    Century South Banks, Inc. exclusive of pre-acquisition amounts     $ 4,761     $ 9,370     $ 7,895
    Bank Corporation of Georgia and subsidiaries (a)                     4,871       3,313       2,864
                                                                       -------------------------------
    Total                                                              $ 9,632     $12,683     $10,759
                                                                       ===============================

(a) The 1997 balances reflect the results of operations for the year ended December 31, 1997, as the post-merger 1997 results are immaterial.


     In June 1996, BCGA completed the acquisition of Effingham Bank & Trust ("Effingham") located in Rincon, Georgia. BCGA issued 204,928 shares (equivalent of 276,653 Company shares) of its common stock in exchange for all of the issued and outstanding shares of Effingham except for dissenting and fractional shares for which BCGA paid $53,352 in cash. This acquisition has been accounted for as a pooling of interests and, accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of the acquired entity.

     As of March 1996, BCGA owned 67% of the common stock of AmeriCorp, Inc. the parent company of AMB. In March 1996, BCGA acquired the minority interest in AmeriCorp, Inc. and issued 149,215 shares (equivalent of 201,440 Company shares) for all of the remaining outstanding shares of AmeriCorp, Inc. except for dissenting and fractional shares, for which BCGA paid $67,432 in cash. This acquisition was accounted for as a purchase.

     In February 1996, AMB acquired certain assets and assumed certain liabilities of the Bank South, N.A., Victory Drive branch in Savannah, Georgia. Bank South paid to AMB $12,688,000 as consideration for this transaction. The acquisition was accounted for as a purchase.

     On December 27, 1995, the Company completed the acquisition of Bank of Danielsville ("DAN") located in Danielsville, Georgia. The Company issued 784,000 shares of its common stock in exchange for all of the issued and outstanding shares of DAN.

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

     The acquisitions of DAN, PBL, GBI, and FCBD have been accounted for as poolings of interests and accordingly, financial information preceding the dates of acquisition has been restated to include the financial position and results of operations of these acquired entities.


Note 3.  Restricted Cash

Aggregate reserves (in the form of deposits with the Federal Reserve Bank and vault cash) of approximately $6,346,000 and $4,997,000 were maintained to satisfy regulatory requirements as of December 31, 1997 and 1996, respectively.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Note 4. Investment Securities

The amortized cost, gross unrealized gains and losses, and estimated fair value of available for sale and held to maturity securities by security type at December 31, 1997 and 1996 are as follows:


                                                                                                 1997
                                                                   -----------------------------------------------------------------
                                                                                        Gross               Gross
                                                                    Amortized         unrealized          unrealized       Estimated
(Amounts in thousands)                                                 cost             gains               losses        fair value
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
    U.S. Treasury and
      U.S. Government agencies                                      $ 95,647            $  837              $ (77)          $ 96,407
    State, county and municipal securities                            11,240               270                (18)            11,492
    Mortgage-backed securities                                        16,806               247                (17)            17,036
    Other debt securities                                              7,916                43                (72)             7,887
    Equity securities                                                  5,673               121                (24)             5,770
                                                                    ----------------------------------------------------------------
                                                                    $137,282            $1,518              $(208)          $138,592
                                                                    ================================================================
Held to maturity:
    U.S. Treasury and
      U.S. Government agencies                                      $  8,813            $   98              $ (18)          $  8,893
    State, county and municipal securities                            27,630               859                (94)            28,395
    Mortgage-backed securities                                         1,729                27                 (3)             1,753
    Other debt securities                                              2,040                72                 --              2,112
                                                                    ----------------------------------------------------------------
                                                                    $ 40,212            $1,056              $ (115)         $ 41,153
                                                                    ================================================================


                                                                                                 1996
                                                                   -----------------------------------------------------------------
                                                                                        Gross               Gross
                                                                    Amortized         unrealized          unrealized       Estimated
(Amounts in thousands)                                                 cost             gains               losses        fair value
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
    U.S. Treasury and
      U.S. Government agencies                                      $ 92,505            $  743              $(428)          $ 92,820
    State, county and municipal securities                            14,427               378                (81)            14,724
    Mortgage-backed securities                                        31,524               220               (184)            31,560
    Other debt securities                                              4,911                17                (69)             4,859
    Equity securities                                                  5,384               100                (73)             5,411
                                                                    ----------------------------------------------------------------
                                                                    $148,751            $1,458              $(835)          $149,374
                                                                    ================================================================
Held to maturity:
    U.S. Treasury and
      U.S. Government agencies                                      $ 11,024            $  155              $ (53)          $ 11,126
    State, county and municipal securities                            28,211               699               (162)            28,748
    Mortgage-backed securities                                         2,023                30                 (7)             2,046
    Other debt securities                                              2,305                64                 --              2,369
                                                                    ----------------------------------------------------------------
                                                                    $ 43,563            $  948              $(222)          $ 44,289
                                                                    ================================================================


        During 1995 and 1994, the Company transferred available for sale securities with a fair value of $3,864,000 and $11,149,000, respectively, to the held to maturity category. At the dates of transfer during 1995 and 1994, these securities had unrealized losses of approximately $93,000 and $735,000, respectively. The unamortized portion of such unrealized losses, included as a component of amortized cost, approximated $213,000 and $353,000 at December 31, 1997 and 1996, respectively.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


        In April 1995, in conjunction with the acquisition of GBI and FCBD, the Company transferred certain acquired held to maturity securities to the available for sale category. These transfers were made to conform to the Company's existing interest rate risk position under its asset liability management policy. Such transfers consisted of investment securities with an estimated fair value of $1,754,000 and an amortized cost of $1,786,000.

        The amortized cost and estimated fair values of investment securities at December 31, 1997, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and other investment securities which have prepayment provisions are assigned to maturity categories based on their estimated average lives.
                                                    Amortized        Estimated
(Amounts in thousands)                                cost           fair value
--------------------------------------------------------------------------------
Available for sale:
Due in one year or less                            $ 37,101           $ 37,206
Due after one year through five years                81,160             82,027
Due after five years through ten years               10,763             10,968
Due after ten years                                   2,585              2,621
Equity securities                                     5,673              5,770
                                                   ---------------------------
                                                   $137,282           $138,592
                                                   ===========================
Held to maturity:
Due in one year or less                            $  9,340           $  9,490
Due after one year through five years                15,999             16,316
Due after five years through ten years               13,478             13,940
Due after ten years                                   1,395              1,407
                                                   ---------------------------
                                                   $ 40,212           $ 41,153
                                                   ===========================

        Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $7,351,000, $17,636,000 and $11,943,000 respectively. Securities gains, net for 1997, 1996 and 1995 included gross realized gains of approximately $48,000, $248,000, and $42,000, and gross realized losses of approximately $25,000, $33,000, and $24,000, respectively.

        Securities with a carrying value of approximately $114,411,000 and $100,332,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds on deposit and for other purposes as required by law.


Note 5. Loans

Loans outstanding, by classification, are summarized as follows at December 31:

(Amounts in thousands)                                 1997               1996
--------------------------------------------------------------------------------
Commercial, financial, and agricultural            $138,324           $126,891
Real estate-construction                             86,086             81,811
Real estate-mortgage                                446,333            402,038
Consumer installment                                 89,072             89,512
                                                   ---------------------------
                                                    759,815            700,252
Less: Unearned income                                 1,084              1,407
      Allowance for loan losses                      12,339             10,414
                                                   ---------------------------
        Net loans                                  $746,392           $688,431
                                                   ===========================

        At December 31, 1997 and 1996, the Company was servicing commercial loans for others totaling $10,318,000 and $12,011,000, respectively.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


        At December 31, 1997, outstanding commitments included commitments to fund commercial, consumer, real estate-construction, and real estate-mortgage loans of approximately $87,071,000. It is the opinion of management that such commitments do not involve more than the normal risk of loss.

        Transactions in the allowance for loan losses are summarized as follows for the years ended December 31, 1997, 1996, and 1995.


(Amounts in thousands)                              1997           1996           1995
--------------------------------------------------------------------------------------
Balance at beginning of year                    $ 10,414       $  9,700       $  9,162
Provision charged to operating expense             5,201          2,166          2,159
Recoveries on loans previously charged off           468            638            489
Loans charged off                                 (3,744)        (2,090)        (2,110)
                                                --------------------------------------
Balance at end of year                          $ 12,339       $ 10,414       $  9,700
                                                ======================================


        Nonaccrual loans amounted to $4,595,000 at December 31, 1997 and $3,387,000 at December 31, 1996. The approximate effect on interest income of nonaccrual loans for the years ended December 31, 1997, 1996, and 1995 is summarized as follows:


(Amounts in thousands)                              1997           1996           1995
--------------------------------------------------------------------------------------
Interest at contractual rate                    $  1,615       $    585       $    722
Less interest recorded as income                   1,406            334            153
                                                --------------------------------------
   Reduction of interest income                 $    209       $    251       $    569
                                                ======================================


        Impaired loans and related amounts included in the allowance for loan losses at December 31, 1997 and 1996 are as follows:


                                                         1997                      1996
                                              ----------------------------------------------------
                                                Principal                 Principal
(Amounts in thousands)                           Balance     Allowance     Balance     Allowance
--------------------------------------------------------------------------------------------------
Impaired loans, with a related allowance          $1,460       $  463       $1,163      $  400
Impaired loans, without allowance                  6,512           --        4,648          --
                                              ----------------------------------------------------
        Total                                     $7,972       $  463       $5,811      $  400
                                              ====================================================


        The allowance amounts were primarily determined using the fair value of the related collateral.

        The average recorded investment in impaired loans for the year ended December 31, 1997 was $6,373,000. Interest income of approximately $765,000 was recognized on impaired loans for the year ended December 31, 1997.

        The average recorded investment in impaired loans for the year ended December 31, 1996 was $6,298,000. The interest income on impaired loans for the year ended December 31, 1996 was approximately $461,000.

        The average recorded investment in impaired loans for the year ended December 31, 1995 was $7,648,000. The interest income on impaired loans for the year ended December 31, 1995 was approximately $355,000.

        The Company has direct and indirect loans outstanding to certain executive officers, directors, and principal holders of equity securities (including their associates). All of these loans were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. The following is a summary of such loans outstanding and the activity in these loans for 1997:

     (Amounts in thousands)
     ---------------------------------------------------------------------------
     Balance at December 31, 1996                                    $ 36,450
     Adjustment due to changes in related parties                      (2,891)
                                                                     --------
     Adjusted balance at December 31, 1996                             33,559
     New loans                                                         21,601
     Repayments                                                       (17,386)
                                                                     --------
     Balance at December 31, 1997                                    $ 37,774
                                                                     ========

Note 6. Premises and Equipment
Premises and equipment at December 31, 1997 and 1996 are summarized as follows:

(Amounts in thousands)                                    1997             1996
--------------------------------------------------------------------------------
Land                                                  $  5,602         $  5,541
Buildings and improvements                              20,284           19,824
Furniture and equipment                                 19,327           18,000
Leasehold improvements                                     360              278
Construction in progress                                   252              993
                                                      -------------------------
                                                        45,825           44,636
Accumulated depreciation and amortization              (18,976)         (16,463)
                                                      -------------------------
                                                      $ 26,849         $ 28,173
                                                      =========================

Note 7. Real Estate Acquired Through Foreclosure

Real estate acquired through foreclosure, in the net amount of $2,803,000 and $2,974,000 at December 31, 1997 and 1996, respectively, is included in other assets.

Note 8. Interest Bearing Deposits

A summary of interest bearing deposits at December 31, 1997 and 1996 is as follows:


(Amounts in thousands)                                                              1997          1996
------------------------------------------------------------------------------------------------------
Interest bearing demand deposits                                                $157,335      $141,351
Money market accounts                                                            104,708        79,732
Savings deposits                                                                  64,162        71,244
Certificates of deposit and individual retirement accounts of $100 or more       130,405       127,209
Other individual retirement accounts                                              52,804        50,527
Other certificates of deposit                                                    321,504       338,493
                                                                                ----------------------
                                                                                $830,918      $808,556
                                                                                ======================


        Interest expense on certificates of deposit and individual retirement accounts of $100,000 or more was approximately $5,851,000, $7,151,000, and $6,983,000, for the years ended December 31, 1997, 1996, and 1995, respectively.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Note 9. Long-Term Debt and Short-Term Borrowings

Short-term borrowings at December 31, 1997 and 1996 consist of the following:


(Amounts in thousands)                                                              1997                    1996
-----------------------------------------------------------------------------------------------------------------
Credit facility with a bank at prime less 100 basis points with maximum borrowing of up to $15,000; interest payable monthly;
        maturing January 30, 1998; secured by the common stock of
        three bank subsidiaries                                                   $1,500                $      -
                                                                                  ==============================


        A summary of long-term debt at December 31, 1997 and 1996 is as follows:


(Amounts in thousands)                                                              1997                    1996
-----------------------------------------------------------------------------------------------------------------
Parent Company:
Note payable to a bank in annual installments of $300
     with interest payable quarterly at prime rate and
     secured by the common stock of two bank subsidiaries                         $    -                  $1,500
Parent Company guaranteed ESOP promissory notes at
     prime + 1/2%, secured by common stock held by the ESOP                            -                     137
Subsidiaries:
Credit facilities with Federal Home Loan Banks with maximum
     borrowings of up to $66,000, secured by qualified real estate loans:
     Fixed rate of 7.74%, with monthly principal payments of $8,
       maturing September 1, 2006                                                    881                     982
     Fixed rate of 5.83%, maturing January 2, 1998                                 2,000                   2,000
     Variable rate based on monthly LIBOR with $2,000 maturing on
         December 28, 1998 and $2,000 maturing on January 13, 1999                 4,000                   4,000
Other notes payable and capital lease obligations payable, with a weighted average interest rate of 9.61%, maturing at
     various dates, through 2000.                                                     39                     104
                                                                                  ------------------------------
         Total long-term debt                                                     $6,920                  $8,723
                                                                                  ==============================


        The provisions of the loan and security agreements associated with certain of the promissory notes restrict, within specified limits, the Company from, among other things, incurring borrowings and the sale or transfer of assets without prior written consent. At December 31, 1997, the Company was in compliance with the covenants of the aforementioned loan and security agreements.

        Required principal payments on long-term debt for years subsequent to December 31, 1997 are: 1998 - $4.1 million; 1999 - $2.1 million; 2000 - $0.1 million; 2001 - $0.1 million; and $0.5 million thereafter.


Note 10. Income Taxes

The components of income tax expense (benefit) are as follows:

(Amounts in thousands)                     1997            1996            1995
--------------------------------------------------------------------------------
Current:
     Federal                             $4,472          $5,617          $4,127
     State                                  208             257              83
                                         ---------------------------------------
                                          4,680           5,874           4,210
                                         ---------------------------------------
Deferred:
     Federal                               (768)           (518)            (54)
     State                                 (134)            (90)            (13)
                                         ---------------------------------------
                                           (902)           (608)            (67)
                                         ---------------------------------------
                                         $3,778          $5,266          $4,143
                                         =======================================

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


        The following is a summary of the differences between the income tax expense as shown in the consolidated statements of income and income tax expense that would result from applying the statutory Federal income tax rate of 35% in 1997, 35% in 1996 and 34% in 1995 to income before income taxes.


(Amounts in thousands)                                        1997         1996         1995
---------------------------------------------------------------------------------------------
Computed "expected" tax expense                            $ 4,693      $ 6,282      $ 5,067
Increase (decrease) resulting from:
   Tax-exempt interest                                        (841)        (903)        (909)
   Amortization of goodwill and other intangibles              154          134          129
   Acquisition costs                                            83           31          119
   State income tax, net of federal income tax benefit          48          108           46
   Changes in valuation allowance                               --         (552)        (483)
   Other, net                                                 (359)         166          174
                                                            --------------------------------
                                                            $3,778       $5,266       $4,143
                                                            ================================


        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 1997 and 1996 are presented below:


(Amounts in thousands)                                                     1997         1996
---------------------------------------------------------------------------------------------
Deferred income tax assets:
   Allowance for losses on real estate acquired through foreclosure      $  110       $   90
   Deferred compensation                                                    238          190
   Allowance for loan losses                                              3,979        3,011
   Unearned income                                                           92           79
   Net operating losses                                                   1,537        1,925
   Tax credits                                                              124           --
   Other                                                                     92           --
                                                                         -------------------
   Total gross deferred income tax assets                                 6,172        5,295
                                                                         -------------------
Deferred income tax liabilities:
   Net unrealized gains on investment securities                            422           56
   Depreciation                                                             937        1,068
   Other, net                                                               156           50
                                                                         -------------------
       Total gross deferred income tax liabilities                        1,515        1,174
                                                                         -------------------
       Net deferred income tax assets                                    $4,657       $4,121
                                                                         ===================


        There was no valuation allowance for deferred tax assets at December 31, 1997 or 1996. During 1996, the Company reduced its valuation allowance by $551,956.

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

        Consolidated Federal and Georgia tax net operating losses, approximating $3,365,000 and $7,715,000 at December 31, 1997, respectively, are available to offset future consolidated taxable income. The use of these carryforwards is limited to future consolidated taxable earnings and to annual limitations imposed by the Internal Revenue Code. The Company may use no more than $1,007,000 annually of its remaining Federal and State of Georgia net operating losses which begin to expire in 2003.

Century Southbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Note 11. Employee Benefits

(a) Employee Benefit Plans

The Company provides a contributory, trusteed 401(k) profit sharing and employee stock ownership plan to substantially all full-time employees. Additionally, certain defined contribution plans of acquired subsidiaries will be merged into the Company's plans during 1998. Accordingly, the following information combines the respective acquired subsidiaries' plans compensation expense with the Company's contribution expense. At December 31, 1997, the plans had extinguished all debt incurred to purchase shares of the Company's common stock and all shares had been released to plan participants. Annual employer contributions to the plans are determined at the discretion of the Board of Directors of the Company and its subsidiaries. Aggregate contributions and compensation expense relating to the plans was approximately $512,000, $473,000, and $492,000 in 1997, 1996, and 1995, respectively.

(b) Stock Option Plans

In April 1994, the Company adopted the Century South Banks, Inc. Incentive Stock Option Plan ("ISOP") under which the Compensation Committee of the Board of Directors has the authority to grant stock options to key employees of the Company. Five hundred thousand shares of common stock are reserved for issuance under the ISOP. Recipients of the options are fully vested upon grant of the options or over periods ranging from one to ten years. Options are granted with exercise prices at least equal to the fair value of a share of stock on the grant date and with a maximum term of ten years.

        BCGA had a fixed stock option plan under which stock options were granted with exercise prices approximating market value of its common stock at the grant date. Outstanding options under this plan were exchanged for options for Company common stock on an equivalent basis to shares exchanged in connection with the merger discussed in note 2. Such options vest over periods ranging from two to five years and have a maximum term of ten years.

        A summary of the status of the Company's ISOP and other fixed stock option plans as of December 31, 1997, 1996, and 1995 and changes during the years ended on those dates is presented below:

                                                1997                        1996                        1995
                                      --------------------------------------------------------------------------------
                                                   Weighted                    Weighted                    Weighted
                                                    Average                     Average                     Average
                                       Shares   Exercise Price    Shares    Exercise Price    Shares    Exercise Price
----------------------------------------------------------------------------------------------------------------------
Fixed Stock Options
Outstanding at beginning of year      375,318        $5.72       327,098         $4.98       378,858         $4.55
Granted                                33,375        18.30        57,501          9.24        18,562          6.20
Exercised                             (36,222)        4.31        (9,281)         3.58       (66,779)         4.25
Cancelled                                  --           --            --            --        (3,543)         5.50
                                      --------------------------------------------------------------------------------
Outstanding at end of year            372,471        $7.00       375,318         $5.72       327,098         $4.98
                                      ================================================================================
Options exercisable at year-end       296,065        $5.22       313,725         $4.79       261,288         $4.80
                                      ================================================================================

        The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                                                                     Weighted
                                                                   Weighted           Average
                                                Range of            Average          Remaining
Number Outstanding    Number Exercisable    Exercise Prices     Exercise Price    Contractual Life
---------------------------------------------------------------------------------------------------------
     276,587               276,587          $ 4.29 to  6.33         $ 5.08            3.7 years
      50,359                19,478            7.41 to 12.00           8.80            6.2 years
      45,525                    --           12.22 to 19.25          16.74            9.4 years

Century Southbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


     The per share weighted-average fair value of stock options granted during 1997, 1996, and 1995 was $7.23, $5.33, and $2.16, respectively, using the Black Scholes option-pricing model with the following weighted-average assumptions: expected life of nine years, expected dividend yield of 2.55%, risk free interest rate of 5.70%, and an expected volatility of 31.14%, 29.60%, and 32.66%, for each of the years ended December 31, 1997, 1996, and 1995, respectively.

        The Company applies the provisions of APB Opinion No. 25 in accounting for the fixed stock option plans and accordingly, compensation costs using the fair-value based method provided by SFAS 123 for the options granted during the three years ended December 31, 1997 have not been recognized in the accompanying consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

Years ended December 31,                        1997           1996         1995
--------------------------------------------------------------------------------
Net income (in thousands):
     As reported                              $9,632        $12,683      $10,759
     Pro forma                                 9,581         12,545       10,749

Diluted net income per share:
     As reported                              $ 0.87        $  1.15      $  1.00
     Pro forma                                $ 0.86        $  1.14      $  1.00

        Pro forma amounts reflect only options granted in 1997, 1996, and 1995. The full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above. The pro forma net income amounts above do not include compensation cost for options granted prior to January 1, 1995.

Note 12. Commitments and Contingencies
In the normal course of business, the Company's various subsidiaries have entered into commitments to extend credit which are not reflected in the accompanying consolidated financial statements, including approximately $2,946,000 under standby letters of credit at December 31, 1997. It is the opinion of management that such commitments do not involve more than the normal risk of loss.

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

Cash and Due From Banks, Interest Earning Deposits in Other Banks, Federal Funds Sold and Purchased, and Short-term Borrowings

The carrying amount of these instruments approximates fair value because of the short-term maturities of these instruments.

Century Southbanks and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


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

        The following table presents information on the fair value of investment securities:

                                                    December 31, 1997        December 31, 1996
                                                 -----------------------------------------------
                                                 Carrying     Estimated    Carrying   Estimated
(Amounts in thousands)                            amount     fair value     amount    fair value
------------------------------------------------------------------------------------------------
Investment securities available for sale         $138,592     $138,592     $149,374     $149,374
Investment securities held to maturity             40,212       41,153       43,563       44,289
                                                 -----------------------------------------------
                                                 $178,804     $179,745     $192,937     $193,663
                                                 ===============================================

Derivatives

The fair value of interest rate swap agreements and purchased floors is obtained from dealer quotes. These values represent the estimated amount that the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates, and when appropriate, the creditworthiness of the counterparties.

        The following table presents information on the fair value of derivatives:

                                                    December 31, 1997        December 31, 1996
                                                 -----------------------------------------------
                                                 Carrying     Estimated    Carrying   Estimated
(Amounts in thousands)                            amount     fair value     amount    fair value
------------------------------------------------------------------------------------------------
Interest rate swap agreements                    $     --     $     44     $     --     $    225
Purchased interest rate floors                        219          185          111          213
                                                 -----------------------------------------------
                                                 $    219     $    229     $    111     $    438
                                                 ===============================================

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

        The following table presents information on the fair value of loans:

                                                    December 31, 1997        December 31, 1996
                                                 -----------------------------------------------
                                                 Carrying     Estimated    Carrying   Estimated
(Amounts in thousands)                            amount     fair value     amount    fair value
------------------------------------------------------------------------------------------------
Commercial and consumer real estate related      $532,419     $530,039     $483,759     $482,327
All other loans                                   227,396      226,403      216,493      215,070
Unearned income                                    (1,084)          --       (1,407)          --
Allowance for loan losses                         (12,339)          --      (10,414)          --
                                                 -----------------------------------------------
                                                 $746,392     $756,442     $688,431     $697,397

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

Century Southbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


        The following table presents information on the fair value of deposits:

                                                    December 31, 1997        December 31, 1996
                                                 -----------------------------------------------
                                                 Carrying     Estimated    Carrying   Estimated
(Amounts in thousands)                            amount     fair value     amount    fair value
------------------------------------------------------------------------------------------------
Noninterest bearing demand deposits              $129,418     $129,418     $120,415     $120,415
Savings and NOW accounts                          221,497      221,497      212,595      212,595
Money market accounts                             104,708      104,708       79,732       79,732
Certificates of deposit and individual
    retirement accounts:
          Maturing within twelve months or less   384,387      385,746      378,091      379,848
          Maturing beyond one year                120,326      121,903      138,138      139,647
                                                 -----------------------------------------------
                                                 $960,336     $963,272     $928,971     $932,237
                                                 ===============================================

        The fair value estimates do not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the credit markets. The table below presents at December 31, 1997 and 1996, the fair value by which the Company's assets would increase if the fair value of the deposit base intangibles was included in the accompanying consolidated balance sheets.

                                                     December 31, 1997     December 31, 1996
                                                     -------------------------------------------
                                                        Estimated             Estimated
(Amounts in thousands) (unaudited)                      fair value            fair value
------------------------------------------------------------------------------------------------
Core deposit intangible                                  $28,382               $24,500
Less: Recorded amounts                                     1,287                 1,600
                                                     -------------------------------------------
Net increase in fair value                               $27,095               $22,900
                                                     ===========================================

LONG-TERM DEBT

The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 1997 and 1996, the fair value of the long-term debt was $7,352,000 and $9,135,000, respectively. At December 31, 1997 and 1996, the carrying amount of long-term debt was $6,920,000 and $8,723,000, respectively.

Commitments

The fair value of commitments to extend credit to fund commercial, consumer, real estate-construction, and real estate-mortgage loans is equal to the carrying amount of commitments outstanding at December 31, 1997 and 1996, which is not significant. This is based on the fact that the Company generally does not offer lending commitments to its customers for long periods and, therefore, the underlying rates of the commitments approximate market rates.

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

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Note 14. Supplementary Income Statement Information
Components of other operating income and expenses in excess of 1% of total income for any of the respective years are as follows:

(Amounts in thousands)                                  1997       1996       1995
-----------------------------------------------------------------------------------
Income:
Income associated with originating, servicing, and
selling mortgage loans                                 $1,391     $  804     $  839

Expenses:
Regulatory agency fees and insurance assessments          394        329      1,244
Computer services                                       1,021        909        796
Stationery and supplies                                   960      1,039      1,107

        Rental expense on computers, buildings and office equipment, including cancelable leases, was $805,000, $589,000, and $584,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

Note 15. Condensed Financial Information of Century South Banks, Inc. (Parent
Only)

                             Condensed Balance Sheets

                                                                   December 31,
                                                            ------------------------
(Amounts in thousands)                                          1997           1996
------------------------------------------------------------------------------------
Assets
Cash                                                         $  2,138       $    946
Investment in consolidated bank subsidiaries, at equity       101,869         95,866
Investment securities                                             282            272
Premises and equipment, net                                       472            300
Goodwill, net                                                   5,451          5,929
Other intangible assets, net                                      291            359
Other assets                                                      814          1,846
                                                             -----------------------
          Total assets                                       $111,317       $105,518
                                                             =======================

Liabilities
Long-term debt                                               $     --       $  1,637
Other borrowings                                                1,500             --
Other liabilities                                                 679          1,667
                                                             -----------------------
          Total liabilities                                     2,179          3,304
                                                             -----------------------

Shareholders' equity
Common stock                                                   10,925         10,888
Additional paid-in capital                                     34,282         34,051
Retained earnings                                              63,566         57,731
Unearned ESOP shares                                               --           (333)
Common stock in treasury                                         (306)          (337)
Net unrealized gains on investment securities                     671            214
                                                             -----------------------
          Total shareholders' equity                          109,138        102,214
                                                             -----------------------
          Total liabilities and shareholders' equity         $111,317       $105,518
                                                             =======================

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)

                      Condensed Statements of Income

                                                          Years ended December 31,
(Amounts in thousands)                                  1997        1996        1995
--------------------------------------------------------------------------------------
Income:
        Dividends received from bank subsidiaries      $6,263     $10,054     $ 8,100
        Interest income                                    --           4           6
        Other income                                    4,618       3,116       2,766
                                                       ------------------------------
        Total income                                   10,881      13,174      10,872
                                                       ------------------------------

Expenses:
        Interest expense                                  114         209         634
        Salaries and employee benefits                  4,296       3,308       2,887
        Other expenses                                  2,994       2,351       2,313
                                                       ------------------------------
        Total expenses                                  7,404       5,868       5,834
                                                       ------------------------------

        Income before income taxes and equity in
        undistributed income of subsidiaries            3,477       7,306       5,038

Income tax benefit - allocated from
        consolidated income tax return                    603       1,229         743
                                                       ------------------------------

        Income before equity in undistributed
            income of subsidiaries                      4,080       8,535       5,781

Equity in undistributed income of subsidiaries          5,552       4,148       4,978
                                                       ------------------------------
        Net income                                     $9,632     $12,683     $10,759
                                                       ==============================

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)

                                         Condensed Statements of Cash Flows
                                                                                        Years ended December 31,
                                                                                 ------------------------------------
(Amounts in thousands)                                                              1997          1996          1995
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                    $ 9,632       $12,683       $10,759
   Adjustments to reconcile net income to net cash
       provided by operating activities:
          Equity in undistributed income of subsidiaries                          (5,552)       (4,148)       (4,978)
          Depreciation                                                                93            49            39
          Amortization                                                               536           529           608
          Preferred stock dividends in kind                                           --           (52)         (303)
          Decrease (increase) in other assets
             and other intangible assets                                             555          (717)         (259)
          Decrease in other liabilities                                             (728)         (301)          (64)
                                                                                 -----------------------------------
             Net cash provided by operating activities                             4,536         8,043         5,802
                                                                                 -----------------------------------

Cash flows from investing activities:
   Investment in bank subsidiary                                                      --            --          (301)
   Purchases of premises and equipment                                              (270)          (94)         (289)
   Proceeds from sale of premises and equipment                                        5           419            --
   Cash paid to dissenting and fractional shareholders by subsidiaries
       in connection with acquisitions of the subsidiaries                            --          (121)           --
                                                                                 -----------------------------------
             Net cash provided by (used in) investing activities                    (265)          204          (590)
                                                                                 -----------------------------------

Cash flows from financing activities:
   Payments on long-term debt                                                     (1,304)       (4,396)       (2,386)
   Proceeds from issuance of short-term borrowings                                 1,925         2,824           549
   Payments on short-term borrowings                                                (425)       (2,825)         (798)
   Proceeds from issuance of common stock                                            156            32            90
   Dividends paid                                                                 (3,431)       (3,272)       (2,626)
                                                                                 -----------------------------------
             Net cash used in financing activities                                (3,079)       (7,637)       (5,171)
                                                                                 -----------------------------------
             Net increase in cash                                                  1,192           610            41

   Cash at beginning of year                                                         946           336           295
                                                                                 -----------------------------------
   Cash at end of year                                                           $ 2,138       $   946       $   336
                                                                                 ===================================

Supplemental disclosures of cash paid during year for:
             Interest                                                            $   114       $   261       $   661
                                                                                 ===================================
             Income taxes                                                        $ 5,201       $ 5,942       $ 3,489
                                                                                 ===================================

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)

        The amount of dividends paid to the Parent Company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 1998, without prior approval from the banking regulatory agencies, is approximately $19,726,000, subject to maintenance of required capital.

        As a result of these regulatory limitations, at December 31, 1997, approximately $82,143,000 of the Parent Company's investment in net assets of subsidiary banks of $101,869,000 was restricted from transfer by subsidiary banks to the Parent Company in the form of cash dividends.

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

        Quantitative measures established by regulation to ensure capital adequacy require the Company on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital, (as defined in the regulations), to risk-weighted assets (as defined) and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

        As of December 31, 1997 and 1996 the most recent notification from The Federal Reserve Bank of Atlanta categorized the Company's subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized the Company and its subsidiaries must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the following table. Management is not aware of the existence of any conditions or events occurring subsequent to December 31, 1997 which would affect the Company's or the subsidiaries' well-capitalized classification.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)

        The Company's actual capital amounts and ratios are presented below on a consolidated basis and for each significant subsidiary:


                                                                                                     To Be Well Capitalized
                                                                             For Capital             Under Prompt Corrective
                                                      Actual              Adequacy Purposes              Action Provisions
                                              -----------------------------------------------------------------------------------
(Amounts in thousands)                         Amount        Ratio       Amount         Ratio         Amount            Ratio
---------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
Total Capital (to Risk Weighted Assets):
        Consolidated                          $110,539       14.7%      *$ 60,305      * 8.0%             N/A             N/A
        Ameribank, N.A.                         13,044       15.0       *   6,940      * 8.0        * $ 8,675          * 10.0%
        Bank of Dahlonega                       12,208       15.2       *   6,409      * 8.0        *   8,011          * 10.0
        First South Bank, N.A.                  18,148       14.4       *  10,092      * 8.0        *  12,615          * 10.0
        First Bank of Polk County                8,493       15.7       *   4,330      * 8.0        *   5,412          * 10.0
        Bank of Danielsville                     7,550       19.3       *   3,133      * 8.0        *   3,916          * 10.0
        Georgia First Bank                      12,358       11.0       *   8,988      * 8.0        *  11,235          * 10.0
Tier 1 Capital (to Risk Weighted Assets):
        Consolidated                          $101,105       13.4%      *$ 30,153      * 4.0%             N/A             N/A
        Ameribank, N.A.                         12,006       13.8       *   3,470      * 4.0        * $ 5,205          *  6.0%
        Bank of Dahlonega                       11,199       14.0       *   3,204      * 4.0        *   4,807          *  6.0
        First South Bank, N.A.                  16,581       13.1       *   5,046      * 4.0        *   7,569          *  6.0
        First Bank of Polk County                7,811       14.4       *   2,165      * 4.0        *   3,247          *  6.0
        Bank of Danielsville                     7,060       18.0       *   1,566      * 4.0        *   2,349          *  6.0
        Georgia First Bank                      11,085       10.0       *   4,494      * 4.0        *   6,741          *  6.0
Tier 1 Capital (to Average Assets):
        Consolidated                          $101,105        9.4%      *$ 42,100      * 4.0%             N/A             N/A
        Ameribank, N.A.                         12,006       10.0       *   4,807      * 4.0        *$  6,009          *  5.0%
        Bank of Dahlonega                       11,199        9.6       *   4,766      * 4.0        *   5,957          *  5.0
        First South Bank, N.A.                  16,581        9.2       *   5,654      * 4.0        *   7,068          *  5.0
        First Bank of Polk County                7,811       10.0       *   3,032      * 4.0        *   3,790          *  5.0
        Bank of Danielsville                     7,060       11.3       *   2,442      * 4.0        *   3,053          *  5.0
        Georgia First Bank                      11,085        8.1       *   5,540      * 4.0        *   6,925          *  5.0
As of December 31, 1996:
Total Capital (to Risk Weighted Assets):
        Consolidated                          $101,416       14.5%      *$ 56,048      * 8.0%             N/A             N/A
        Ameribank, N.A.                         10,517       12.4       *   6,764      * 8.0        *$  8,455          * 10.0%
        Bank of Dahlonega                       11,626       15.0       *   6,210      * 8.0        *   7,763          * 10.0
        First South Bank, N.A.                  16,438       12.9       *  10,165      * 8.0        *  12,706          * 10.0
        First Bank of Polk County                8,169       16.5       *   3,955      * 8.0        *   4,943          * 10.0
        Bank of Danielsville                     6,890       22.1       *   2,491      * 8.0        *   3,114          * 10.0
        Georgia First Bank                      11,426       11.2       *   8,152      * 8.0        *  10,189          * 10.0
Tier 1 Capital (to Risk Weighted Assets):
        Consolidated                          $ 92,641       13.2%      *$ 28,024      * 4.0%             N/A             N/A
        Ameribank, N.A.                          9,572       11.3       *   3,382      * 4.0        *$  5,073          *  6.0%
        Bank of Dahlonega                       10,650       13.7       *   3,105      * 4.0        *   4,658          *  6.0
        First South Bank, N.A.                  14,850       11.7       *   5,082      * 4.0        *   7,624          *  6.0
        First Bank of Polk County                7,548       15.3       *   1,977      * 4.0        *   2,966          *  6.0
        Bank of Danielsville                     6,504       20.9       *   1,246      * 4.0        *   1,869          *  6.0
        Georgia First Bank                      10,153       10.0       *   4,076      * 4.0        *   6,114          *  6.0
Tier 1 Capital (to Average Assets):
        Consolidated                          $ 92,641        9.3%      *$ 39,863      * 4.0%             N/A             N/A
        Ameribank, N.A.                          9,572       11.3       *   3,317      * 4.0        *$  4,146          *  5.0%
        Bank of Dahlonega                       10,650        9.2       *   4,643      * 4.0        *   5,803          *  5.0
        First South Bank, N.A.                  14,850        8.8       *   6,783      * 4.0        *   8,479          *  5.0
        First Bank of Polk County                7,548       10.3       *   2,930      * 4.0        *   3,663          *  5.0
        Bank of Danielsville                     6,504       11.5       *   2,260      * 4.0        *   2,825          *  5.0
        Georgia First Bank                      10,153        8.6       *   4,747      * 4.0        *   5,934          *  5.0

*  Symbol denotes a greater than or equal to sign.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements (continued)


Note 17. Off-balance Sheet Derivative Financial Instruments

Derivative financial instruments, such as interest rate swaps and purchased floors, are components of the Company's risk management profile. The Company uses interest rate swap contracts as hedges against volatility in the variable rate loan portfolio.

     The following summary presents information pertaining to the Company's interest rate swaps at December 31, 1997:

                                                    Net         Average      Weighted        Weighted
                                     Notional   unrealized     Months to   Average Pay    Average Receive
(amounts in thousands)                Amount    gain (loss)    Maturity      Rate (a)          Rate
----------------------------------------------------------------------------------------- ---------------
Pay variable - 3 month LIBOR          $20,000      $ 54           8.0          5.88%           6.53%
Pay variable - Federal Funds Rate      15,000       (10)         32.0          5.52            5.74
                                      --------------------------------------------------- ---------------
Total                                 $35,000      $ 44          18.3          5.72%           6.19%
                                      =================================================== ===============

(a) Weighted-average variable rates represent variable rates in effect at December 31, 1997.

     In addition, the Company has purchased interest rate floor contracts with aggregate notional amounts of $110,000,000 and with remaining maturities ranging from two to three years. Under the terms of these agreements, the Company will be reimbursed on a quarterly basis for decreases in the federal funds rate for any period during the agreement in which the federal funds rate falls below a specified strike rate. The strike rates on these agreements range from 4.5% to 5.0%. The carrying amount of premiums related to the purchase of these contracts amounted to $219,000 and $111,000 at December 31, 1997 and 1996, respectively. Related premium amortization expense was approximately $61,000 and $44,000 for 1997 and 1996, respectively. There was no amortization expense related to these premiums for 1995.

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Senior Officers and Directors of Affiliate Banks

------------------------------------------------------------------------------------------------------------------------
Bank of Dahlonega             Senior Officers                                             Directors
60 Main Street West           John L. Lewis, President & Chief Executive Officer          Gary L. Evans, Chairman
Dahlonega, Georgia            Herman J. Essert, Executive Vice President &                James A. Faulkner
                                 Chief Credit Officer                                     Thomas T. Folger, Jr.
                              J. R. Fields, Senior Vice President                         Sherman Green
                              Robert Schuetze, Group Vice President                       J. Russell Ivie
                              Susan J. Anderson, Vice President & Controller              John L. Lewis
                                                                                          Dudley K. Owens
                                                                                          J. Douglas Parks
                                                                                          E. Paul Stringer
                                                                                          Al J. Wimpy




------------------------------------------------------------------------------------------------------------------------
First Bank of Polk County     Senior Officers                                             Directors
40 Ocoee Street               David E. Adkisson, President & Chief Executive Officer      William P. Jabaley, Chairman
Copperhill, Tennessee         William J. Stuart, Senior Vice President & Cashier          David E. Adkisson
                              Linda W. Helton, Vice President                             David L. Hopkins
                              Gerald R. Ledford, Vice President                           J. Russell Ivie
                              James R. Quintrell, Vice President                          Bill C. Queen
                              Julia S. Ramsey, Vice President                             Grady Scott
                                                                                          C. J. (Jim) Sisson
                                                                                          Robert Sosebee

------------------------------------------------------------------------------------------------------------------------
First National Bank           Senior Officers                                             Directors
of Union County               Rodney B. McCombs, President &                              Rodney B. McCombs,
236 Highway 515                  Chief Executive Officer                                     Chairman
Blairsville, Georgia          Kenneth R. Castle, Senior Vice President                    Danny L. Brown
                              Joyce K. Byers, Vice President & Cashier                    J. Gary Davenport
                              Robert Kaser, Vice President                                E. Harris Griffin
                                                                                          William H. Haney
                                                                                          Myron B. Turner



------------------------------------------------------------------------------------------------------------------------
The Bank of Ellijay           Senior Officers                                             Directors
5 Broad Street                C. Paul Nealey, President                                   Charles H. Kiker, Chairman
Ellijay, Georgia              Robby A. Robinson, Executive Vice President &               James A. Faulkner
                                 Chief Executive Officer                                  T. Edmund Miller
                              David Boulware, Senior Vice President                       William S. Miller
                              Sandra Key, Vice President                                  C. Paul Nealey
                              Eloise Lindsey, Vice President                              Janice R. Smith
                              Patrick McVey, Vice President                               Sandie Sparks
                              Mary Osborne, Vice President                                George A. Winn
                              Jean Woodring, Vice President

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Senior Officers and Directors of Affiliate Banks


------------------------------------------------------------------------------------------------------------------------------
Georgia First Bank                    Senior Officers                                            Directors
455 Jesse Jewell Parkway              Andrew K. Walker, President & Chief Executive Officer      E. H. Chambers, Jr.,
Gainesville, Georgia                  Allan J. Satterfield, Executive Vice President                 Chairman
                                      Joy C. Fowler, Senior Vice President                       Joe Biddy
                                      Marlon Mayfield, Senior Vice President                     James A. Faulkner
                                      Jim West, Senior Vice President                            J. W. Lancaster, Jr.
                                      Robin A. Smith, Group Vice President                       Robert W. Lawson, Jr.
                                      Jim Tankersley, Group Vice President                       John B. McKibbon, III
                                      Robert J. Andrews, Vice President                          Andrew K. Walker
                                      Brian W. Ball, Vice President
                                      B. Kim Griffin, Vice President
                                      Jason Weaver, Vice President




------------------------------------------------------------------------------------------------------------------------------
Fannin County Bank                    Senior Officers                                            Directors
480 W. First Street                   Steve M. Eaton, President & Chief Executive Officer        C. J. (Jim) Sisson, Chairman
Blue Ridge, Georgia                   Harold L. Herndon, Vice President                          Paul Cochran
                                                                                                 Steve M. Eaton
                                                                                                 Pete Folger
                                                                                                 Voncel Gregory
                                                                                                 Elden Moates



------------------------------------------------------------------------------------------------------------------------------
Gwinnett National Bank                Senior Officers                                            Directors
3200 Peachtree Industrial Boulevard   Terry C. Evans, President & Chief Executive Officer        William D. Reeves, Chairman
Duluth, Georgia                       H. Randolph Lee, Jr., Executive Vice President             Terry C. Evans
                                      E. Randy Marcus, Executive Vice President                  J. Russell Ivie
                                      Gail P. Davault, Vice President                            James Little
                                                                                                 William H. Maddox
                                                                                                 Jerry J. Patterson
                                                                                                 William B. Stark, Jr.




------------------------------------------------------------------------------------------------------------------------------
Peoples Bank                          Senior Officers                                            Directors
13321 Jones Street                    J. Douglas Cleveland, President & Chief Executive Officer  Barron C. Harbin, Chairman
Lavonia, Georgia                      Wendelle T. (Wendy) Foster, Senior Vice President          Charles W. Bennett
                                      Bruce Knighton, Vice President                             Dwight J. Eavenson
                                                                                                 James A. Faulkner
                                                                                                 C. William Kidd
                                                                                                 R. Neal Old, Jr.
                                                                                                 Phil D. Owens
                                                                                                 Robert L. Reed

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Senior Officers and Directors of Affiliate Banks


------------------------------------------------------------------------------------------------------------------------
First Community Bank          Senior Officers                                             Directors
of Dawsonville                Keith Morris, President & Chief Executive Officer           Clarence B. Denard,
136 Highway 400 South         Jeff Loggins, Executive Vice President                          Chairman
Dawsonville, Georgia          Michael Bailey, Vice President                              Howard Burt
                              Michael Woody, Vice President                               Lawton Burt
                                                                                          Sam Dayton
                                                                                          Gary L. Evans
                                                                                          J. C. Irby
                                                                                          Larry Lemley
                                                                                          Kim Mills
                                                                                          Keith Morris
                                                                                          Terry Smith
                                                                                          Don Stephens
                                                                                          David Wallace


------------------------------------------------------------------------------------------------------------------------
Bank of Danielsville          Senior Officers                                             Directors
Courthouse Square             L. Banister Sexton, President & Chief Executive Officer     William L. Chandler,
Danielsville, Georgia         Barry Hardeman, Executive Vice President                        Chairman
                              Tom Lackey, Senior Vice President                           James A. Faulkner
                              Thomas Dial, Vice President                                 Nancy K. Freeman
                                                                                          Felix P. Graham, Jr.
                                                                                          Richard P. Huff
                                                                                          L. Banister Sexton


------------------------------------------------------------------------------------------------------------------------
AmeriBank                     Senior Officers                                             Directors
                              J. Thomas Wiley, Jr., President & Chief Executive Officer   Malcolm L. Butler, Chairman
                              Heys E. McMath, III, Executive Vice President               Scott Center
                              James A. LaHaise, Senior Vice President                     Jane Feiler
    Savannah                  Charlie T. Lovering, Senior Vice President                  Heys E. McMath, III
    7 East Congress Street    W. Michael Miller, Senior Vice President                    Connie Farmer Ray
    Savannah, Georgia         Linda D. Walsh, Vice President                              J. Thomas Wiley, Jr.
                              Kelley R. White, Vice President                             Charles B. Compton, Jr.,
                                                                                              Advisory
                                                                                          W. Brooks Stillwell, III,
                                                                                              Advisory

Effingham County              Senior Officers                                             Directors
302 South Columbia Avenue     I. Jefferson Mulling, Community President                   Kimball A. Warnock, Sr.,
Rincon, Georgia               Charles R. Davis, Vice President                                Chairman
                              Lamar C. Lucas, Vice President                              Herb Jones, Jr.
                              Charles F. "Rick" Stewart, Vice President                   Freddy Long
                                                                                          Norma Jean Morgan
                                                                                          Latrelle Y. Pevey
                                                                                          Charles E. Teel
                                                                                          Ronald H. VanDenHeuvel

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Senior Officers and Directors of Affiliate Banks


------------------------------------------------------------------------------------------------------------------------
First South Bank              Senior Officers                                             Directors
                              Daniel M. Forrester, President & Chief Executive Officer    William H. Anderson, II,
                              E. Max Crook, Executive Vice President                          Chairman
                              Benton Gunter, Senior Vice President                        Halstead T. Anderson
      Macon                   Charles C. Smith, Jr., Senior Vice President                Oliver C. Bateman
      502 Mulberry Street     Rick A. Eisel, Vice President                               E. Max Crook
      Macon, Georgia          Deborah K. Fields, Vice President                           Charles B. Evans, Jr.
                              Judy B. Findley, Vice President                             Daniel M. Forrester
                              Anderson J. Stroud, Jr.,Vice President                      William H. Jarrard, Jr., M.D.
                              Derek T. Watkins, Vice President                            Kenneth D. Sams
                              Robert F. Willingham, Jr., Vice President




Newnan                        Senior Officers                                             Directors
232 Bullsboro Road            John E. Harrell, Community President                        John M. Stuckey, Jr., Chairman
Newnan, Georgia               Therese M. Konis, Senior Vice President                     Donna S. Brooks
                              Sally F. Brown, Vice President                              D. Terry Daviston
                              Rhodes H. Shell, Vice President                             Sidney Pope Jones, Jr.
                                                                                          Rhonda L. McClendon, CPA
                                                                                          Sanford C. Pike
                                                                                          Michael L. Smith


Montezuma                     Senior Officers                                             Directors
118 Walnut Street             Ann M. Lacey, Community President                           Sara Frances Carey
Montezuma, Georgia                                                                        Charles Benjamin Haugabook
                                                                                          George Randall Keene
                                                                                          Gretha Meadows Young





Ft. Valley                    Senior Officers                                             Directors
110 N. Camellia Boulevard     Barbara R. Poloncic, Community President                    F. Herbert Hiley, Jr., Chairman
Ft. Valley, Georgia           Sam J. McGehee, Jr., Vice President                         Claybon J. Edwards
                                                                                          Richard M. Hudson
                                                                                          James C. Liipfert, Jr.
                                                                                          Timothy A. McCord
                                                                                          Joseph L. Pearson
                                                                                          John David Duke Lane, Sr.
                                                                                          (Emeritus)
                                                                                          J. Nolan McGarity, D.D.S.
                                                                                          (Emeritus)

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Directors and Senior Officers of Century South Banks, Inc.


Directors
William H. Anderson, II, Chairman                  Thomas T. Folger, Jr.
James A. Faulkner, Vice Chairman                   Quill O. Healey
J. Russell Ivie, Vice Chairman                     Frank C. Jones
James R. Balkcom, Jr.                              John B. McKibbon, III
William L. Chandler                                E. Paul Stringer
Joseph W. Evans



Senior Officers
James A. Faulkner
Vice Chairman and Chief Executive Officer

Joseph W. Evans, President
Chief Operating Officer and Chief Financial Officer

Tony E. Collins
Executive Vice President and Chief Administrative Officer

Stephen W. Doughty
Executive Vice President and Chief Credit Officer

Sidney J. Wooten
Executive Vice President and Regional Executive

Susan J. Anderson
Senior Vice President and Corporate Controller

Kim M. Childers
Senior Vice President, Credit Administration

Gary L. Evans
Senior Vice President, Credit Administration

Fred Allen Mason
Senior Vice President, Management Information Systems

Phillip D. Sapp
Senior Vice President and Director of Marketing

CenturySouthbanks, Inc. and Subsidiaries
--------------------------------------------------------------------------------
Shareholder Information


Market Makers For
Century South Banks, Inc.

Common Stock
The Robinson-Humphrey Company
Allen Gudenrath, First Vice President
Macon, Georgia 1-800-926-2136

Interstate Johnson Lane
Claude Rudder, Vice President
Atlanta, Georgia 1-800-462-6355

Morgan, Keegan & Company, Inc.
William M. Lellyett, Jr.
Managing Director/Branch Manager
Rod Hennek, Managing Director/Branch Manager
Atlanta, Georgia 1-800-669-3469

Sterne, Agee & Leach, Inc.
R. Andrew Garrett, Managing Director
Atlanta, Georgia 1-800-239-2408

J. C. Bradford & Company
Leonard Seawell, Investment Vice President
Ken McAfee, Investment Vice President
Atlanta, Georgia 1-800-522-1927

The common stock of Century South Banks, Inc., is approved for purchase on margin.


Annual Meeting
The Annual Meeting of the Shareholders of Century South Banks, Inc. will be held at 10:00 a.m., on Wednesday, May 13, 1998, at:
    Justus Martin Room
    Buckhead Club
    Atlanta Financial Center
    3343 Peachtree Road, NE
    East Tower, Suite 1850
    Atlanta, Georgia 30326
There will be a reception following the meeting. All shareholders are invited to attend.

Corporate Reports
The Annual Report, quarterly shareholder reports, quarterly Form 10-Qs, and copies of Century South Banks, Inc.'s Annual Report to the Securities and Exchange Commission on Form 10-K are available upon written request without charge. For a copy, please indicate reports desired and a mailing address in the form of a written request to:

Susan J. Anderson
Senior Vice President
Century South Banks, Inc.
P.O. Box 1000
Dahlonega, Georgia 30533
706-864-1111

Independent Certified Public Accountants
KPMG Peat Marwick LLP
Atlanta, Georgia

Counsel
Troutman Sanders LLP
Atlanta, Georgia

Transfer Agent
Century South Banks, Inc.
P.O. 1000
Dahlonega, Georgia 30533
706-864-1111

                [LOGO OF CENTURY SOUTHBANKS, INC. APPEARS HERE]

                           60 Main Street West
                           P. O. Box 1000
                           Dahlonega, Georgia 30533