Form 10-K, Exhibit 13
period 1997-12-31
CENTURY SOUTH BANKS INC
filed 1998-03-31
CIK 357105

                                                              CENTURY SOUTHBANKS
--------------------------------------------------------------------------------
                                                                            INC.




















                                                            Shareholder's Report
                                                             Fourth Quarter 1997



--------------------------------------------------------------------------------

                                               CHIEF EXECUTIVE OFFICER'S MESSAGE
--------------------------------------------------------------------------------

Dear Shareholders:



     December 16, 1997, a new momentum!! Truly this date marked a historic time in the life of your company as we consummated the merger of Bank Corporation of Georgia with Century South Banks, Inc. This made us a one-billion dollar company and did in fact, give us a new momentum as we move forward with our strategic plan of continued growth in assets and shareholder value.

     To the 600 plus staff of professional bankers we say "Thank You" for your outstanding dedication and hard work as we completed this merger in great fashion and have 1998 off to a great start.

     We concluded 1997 with total assets of $1,088,368,000. Earnings for the fourth quarter were $3,328,000 or $0.30 per diluted share. This compares to $3,148,000 or $0.28 per diluted share for the fourth quarter of 1996. For the year ended December 31, 1997, earnings were $9,632,000 or $0.87 per diluted share after accounting for special charges that were recorded at the end of second quarter.

     At December 31, 1997, our reserve for loan losses stood at 1.63% of loans outstanding, and our nonperforming assets represented a very manageable 0.68% of total assets. Both these numbers compare very favorably with our industry peers.

     While asset growth for 1997 was minimal, we feel confident that our emphasis on a strong sales culture throughout our company will pay dividends in the form of quality asset growth in 1998. To complement this planned internal growth, we have implemented a renewed and very focused acquisition strategy that we feel can add shareholder worth in the months and years to come.

     We are extremely excited about your company's future, and we encourage each of you to utilize our affiliate banks to the fullest and to encourage your friends and associates to do likewise.



                                                       Sincerely,


                                                       /s/James A. Faulkner
                                                       ------------------------
                                                       James A. Faulkner
                                                       Vice Chairman and
                                                       Chief Executive Officer

                              Condensed Consolidated Balance Sheets (Unaudited)
-------------------------------------------------------------------------------



                                                           December 31,    December 31,
                                                               1997            1996
                                                           ---------------------------
                                                              (amounts in thousands)
ASSETS
 Cash and due from banks                                      $43,146          $50,002
 Federal funds sold                                            33,870           43,940
 Interest-earning deposits in other banks                      32,465           19,319
 Investment securities                                        178,804          192,937
 Loans, net of unearned income                                758,731          698,845
 Allowance for loan losses                                    (12,339)         (10,414)
 Premises and equipment, net                                   26,849           28,173
 Other assets                                                  26,842           28,597
                                                           ---------------------------
 Total assets                                              $1,088,368       $1,051,399
                                                           ===========================
LIABILITIES
 Noninterest-bearing deposits                                $129,418         $120,415
 Interest-bearing deposits                                    830,918          808,556
 Federal funds purchased                                          160            1,000
 Other short-term borrowings                                    1,500               -
 Federal Home Loan Bank advances                                6,881            6,982
 Long-term debt                                                    39            1,741
 Other liabilities                                             10,314           10,491
                                                           ---------------------------
 Total liabilities                                            979,230          949,185
                                                           ---------------------------
SHAREHOLDERS' EQUITY
 Common stock                                                  10,925           10,888
 Additional paid-in capital                                    34,282           34,051
 Retained earnings                                             63,566           57,731
 Reduction for ESOP loan guarantee                                  -             (333)
 Common stock in treasury, at cost                               (306)            (337)
 Net unrealized gain on investment securities                     671              214
                                                           ---------------------------
 Total shareholders' equity                                   109,138          102,214
 Total liabilities and shareholders' equity                $1,088,368       $1,051,399
                                                           ===========================


                        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
-------------------------------------------------------------------------------

                                           Three months ended       Twelve months ended
                                              December 31,              December 31,
                                           1997          1996       1997          1996
                                        -------------------------------------------------
                                           (amounts in thousands, except per share
                                                        data)
    Interest income                      $23,293       $21,960      $90,806       $87,261
    Interest expense                      10,416         9,653       40,348        39,043
                                        -------------------------------------------------
    Net interest income                   12,877        12,307       50,458        48,218
    Provision for loan losses                209           580        5,201         2,166
    Noninterest income                     2,728         2,629       10,409         9,693
    Noninterest expense                   10,560         9,766       42,256        37,749
    Income tax expense                     1,508         1,442        3,778         5,266
    Minority interest in earning of subs       -             -            -            47
                                        -------------------------------------------------
    Net income                            $3,328        $3,148       $9,632       $12,683
                                        =================================================
   Weighted average common shares
    outstanding assuming dilution         11,111        11,094       11,101        11,001
   Net income per share assuming
    dilution                            $   0.30      $   0.28     $   0.87      $   1.15
   Dividends declared per share         $0.10625      $0.10125     $0.41750      $0.39750

                                                              CenturySouthbanks
-------------------------------------------------------------------------------
                                                                           Inc.
EXECUTIVE OFFICERS
-------------------------------------------------------------------------------
William H. Anderson, II                   Chairman
J. Russell Ivie                           Vice Chariman
James A. Faulkner                         Vice Chairman & CEO
Joseph W. Evans                           President, COO & CFO
Tony E. Collins                           Executive Vice President & CAO
Stephen W. Doughty                        Executive Vice President & CCO
Sidney J. Wooten                          Executive Vice President

DIRECTORS
-------------------------------------------------------------------------------
William H. Anderson, II, Chairman         Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman            Quill O. Healey
James A. Faulkner, Vice Chairman          Frank C. Jones
James R. Balkcom, Jr.                     John B. McKibbon, III
William L. Chandler                       E. Paul Stringer
Joseph W. Evans

Directors Emeritus
-------------------------------------------------------------------------------
J. Marvin Anderson                       James H. Sanders, Sr.
Glen W. Marshall                         Forrest J. Sisk, Sr.
Rodney B. McCombs

Affiliates
-------------------------------------------------------------------------------
Bank of Dahlonega                       Gwinnett National Bank

60 Main Street West                     3200 Peachtree Industrial Boulevard
Dahlonega, GA  30533                    Duluth, GA  30136
John L. Lewis, President                Terry Evans, President
706-864-3314                            770-497-9797

The Bank of Ellijay                     First Community Bank of Dawsonville
Sand and Broad Street                   136 Highway 400 South
Ellijay, GA  30540                      Dawsonville, GA  30534
C. Paul Nealey, President               Keith Morris, President
706-276-3400                            706-216-5050

First Bank of  Polk County              Peoples Bank
40 Ocoee Street                         13321 Jones Street
Copperhill, TN  37317                   Lavonia, GA  30553
David E. Adkisson, President            J. Douglas Cleveland, President
423-496-3261                            706-356-8040

Georgia First Bank                      Bank of Danielsville
455 Jesse Jewell Parkway                Courthouse Square
Gainesville, GA  30501                  Danielsville, GA  30633
Andrew K. Walker, President             L. Banister Sexton, President
770-535-8000                            706-795-2121

First National Bank of Union County     First South Bank, N.A.
420 Blue Ridge Highway                  4951 Forsyth Road
Blairsville, GA  30512                  Macon, GA  31210
Rodney B. McCombs, Interim President    Dan Forrester, President
706-745-5571                            912-757-2000

Fannin County Bank, N.A.                Ameribank, N.A.
480 W. First Street                     7393 Hodgson Memorial Drive
Blue Ridge, GA  30513                   Savannah, GA  31406
Steve M. Eaton, President               Tom Wiley, President
706-632-2075                            912-232-3800

                                               Financial Highlights (Unaudited)
-------------------------------------------------------------------------------
Selected Financial Data
-------------------------------------------------------------------------------




                                             As of and for twelve months
                                                 ended December 31,

                                                1997            1996           Percentage Change
                                         --------------------------------------------------------
                                            (amounts in thousands, except per share data)
Loans, net                                    $746,392         $688,431                8.42%
Deposits                                       960,336          928,971                3.38
Total assets                                 1,088,368        1,051,399                3.52
Shareholders' equity                           109,138          102,214                6.77
Net income                                       9,632           12,683              (24.06)
Book value per share                             10.04             9.49                5.80
Net income per share assuming
 dilution                                         0.87             1.15              (24.35)
Weighted average common shares
 outstanding assuming dilution                  11,101           11,001                0.91
Nonperforming loans                              4,595            3,687              (24.63)
Other real estate and other
 nonperforming assets                            2,841            3,187              (10.86)


Financial Ratios
--------------------------------------------------------------------------------------------
Return on average assets                          0.91%            1.31%             (30.53)%
Return on average shareholders'
 equity                                           9.11            13.37              (31.86)
Net interest margin (taxable
 equivalent)                                      5.28             5.35               (1.31)
Allowance for loan losses to loans                1.63             1.50                8.67
Nonperforming assets to total assets              0.68             0.63                7.94


                                                        SHAREHOLDER INFORMATION
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Stock Information

Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). The ticker tape symbol is "CSBI". Market price for the quarter ended December 31, 1997:

       Three month high .............................  $ 24.75
       Three month low ..............................  $ 20.00
       Closing price ................................  $ 23.875

-------------------------------------------------------------------------------
Shareholder Services

Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:

       Century South Banks, Inc.
       Shareholder Relations
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111


-------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions

Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:

       Century South Banks, Inc.
       Dividend Reinvestment Plan/Cash Contributions
       P.O. Box 1000
       Dahlonega, Georgia  30533
       (706) 864-1111


-------------------------------------------------------------------------------
Investor Relations

Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:


James A. Faulkner     Susan J. Anderson                     Joseph W. Evans
Vice Chairman & CEO   Senior Vice President & Controller    President, COO & CFO
(706) 864-3915        (706) 864-3915                        (912) 475-4340


[LOGO OF CENTURYSOUTHBANKS INC. APPEARS HERE]