Form 10-K/A, Exhibit 13
period 1998-12-31
CENTURY SOUTH BANKS INC
filed 1999-04-21
CIK 357105

                                                                   Exhibit 13.1


                       CHIEF EXECUTIVE OFFICER'S MESSAGE


Dear Shareholder:

     We are pleased to report net earnings for Century South Banks, Inc.
for the fourth quarter of 1998. Net income for the quarter was $3,899,000 as compared to $3,328,000 for the fourth quarter of 1997, representing an increase of 17.2%. Earnings per diluted share increased to $0.35 for the fourth quarter of 1998 as compared to $0.30 for the same quarter of 1997, a 16.7% increase. Net income for the year through December 31, 1998 was $14,681,000 or $1.32 per diluted share as compared to $9,632,000 or $0.87 per diluted share through December 31, 1997, representing an increase of 52.4%.

     The quarterly cash dividend of $0.11125 per share paid on January 6, 1999, represents a 4.7% increase over the same quarter of 1997 and a 1.1% increase over the previous quarter's dividend.

     We are very pleased with the overall performance of your company for 1998. This marks our first full year of operations as the "new" Century South Banks, Inc. We accomplished most all of our objectives for the year, and are most pleased that our return on average assets for the year ended 1998 was 1.38% as compared to 0.91% for the year ended 1997. At December 31, 1998, our reserve for loan losses was a strong 1.48% of total loans outstanding and our nonperforming assets were in line with our peers at 0.82% of total assets.

     During the fourth quarter, we concluded the sale of First National Bank of Union County and its fifty million dollars in assets. We continue to progress with the acquisition of the Independent Bank of Oxford, Alabama, and look forward to that transaction being consummated in second quarter 1999.

     The year 1998 was a great one, and we look forward to 1999 with much excitement and expectation.

     We appreciate your continued support of our company and welcome your comments and questions.

                                 Sincerely,


                                    James A. Faulkner
                                    Vice Chairman and
                                    Chief Executive Officer

                   Century South Banks, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                                                 December 31,       December 31,
                                                                                    1998               1997
                                                                                 ------------------------------
                                                                                     (amounts in thousands)
Assets
 Cash and due from banks                                                         $   49,227          $   43,146
 Federal funds sold                                                                  29,430              33,870
 Interest-earning deposits in other banks                                             7,875              32,465
 Investment securities                                                              143,561             178,804
 Loans, net of unearned income                                                      788,020             758,731
 Allowance for loan losses                                                          (11,631)            (12,339)
 Premises and equipment, net                                                         23,686              26,849
 Other assets                                                                        24,784              26,842
                                                                                 ------------------------------
 Total assets                                                                    $1,054,952          $1,088,368
                                                                                 ==============================

Liabilities
 Noninterest-bearing deposits                                                    $  135,788          $  129,418
 Interest-bearing deposits                                                          777,165             830,918
 Other short-term borrowings                                                              -               1,660
 Federal Home Loan Bank advances                                                     12,780               6,881
 Long-term debt                                                                          35                  39
 Other liabilities                                                                    9,853              10,314
                                                                                 ------------------------------
 Total liabilities                                                                  935,621             979,230
                                                                                 ------------------------------

Shareholders' Equity
 Common stock                                                                        11,088              10,925
 Additional paid-in capital                                                          34,955              34,282
 Retained earnings                                                                   73,442              63,566
 Common stock in treasury, at cost                                                   (1,051)               (306)
 Accumulated other comprehensive income                                                 897                 671
                                                                                 ------------------------------
 Total shareholders' equity                                                         119,331             109,138
                                                                                 ------------------------------
 Total liabilities and shareholders' equity                                      $1,054,952          $1,088,368
                                                                                 ==============================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                            Three months ended             Twelve months ended
                                                               December 31,                   December 31,
                                                           1998            1997          1998            1997
                                                        -------------------------------------------------------
                                                             (amounts in thousands, except per share data)
    Interest income                                     $ 22,579        $ 23,293       $ 91,935        $ 90,806
    Interest expense                                       9,265          10,416         38,541          40,348
                                                        -------------------------------------------------------
    Net interest income                                   13,314          12,877         53,394          50,458
    Provision for loan losses                                300             209          1,772           5,201
    Noninterest income                                     5,613           2,728         15,209          10,409
    Noninterest expense                                   12,947          10,560         44,717          42,256
    Income tax expense                                     1,781           1,508          7,433           3,778
                                                        -------------------------------------------------------
    Net income                                          $  3,899        $  3,328       $ 14,681        $  9,632
                                                        =======================================================

   Weighted average common shares outstanding
      assuming dilution                                   11,162          11,116         11,161          11,101
   Net income per share assuming dilution               $   0.35        $   0.30       $   1.32        $   0.87
   Dividends declared per share                         $0.11125        $0.10625       $0.43750        $0.41750

                                                    CenturySouthbanks
---------------------------------------------------------------------
                                                                 Inc.
Executive Officers
--------------------------------------------------------------------------------
William H. Anderson, II                                                 Chairman
J. Russell Ivie                                                    Vice Chairman
James A. Faulkner                                            Vice Chairman & CEO
Joseph W. Evans                                             President, COO & CFO
Tony E. Collins                                   Executive Vice President & CAO
Stephen W. Doughty                                Executive Vice President & CCO
J. Thomas Wiley, Jr.                                    Executive Vice President
Sidney J. Wooten                                        Executive Vice President

Directors
--------------------------------------------------------------------------------
William H. Anderson, II, Chairman                          Thomas T. Folger, Jr.
J. Russell Ivie, Vice Chairman                             Quill O. Healey
James A. Faulkner, Vice Chairman                           Frank C. Jones
James R. Balkcom, Jr.                                      John B. McKibbon, III
William L. Chandler                                        E. Paul Stringer
Joseph W. Evans

Affiliates
--------------------------------------------------------------------------------
Bank of Dahlonega                  First Community Bank of Dawsonville
60 Main Street West                136 Highway 400 South
Dahlonega, GA  30533               Dawsonville, GA  30534
John L. Lewis, President           Gary L. Evans, President
706-864-3314                       706-216-5050

The Bank of Ellijay                Peoples Bank
Sand and Broad street              13321 Jones Street
Ellijay, GA  30540                 Lavonia, GA  30553
R. A. Robinson, CEO                J. Douglas Cleveland, President
C. Paul Nealey, President          706-356-8040
706-276-3400

First Bank of Polk County          Bank of Danielsville
40 Ocoee Street                    Courthouse Square
Copperhill, TN  37317              Danielsville, GA  30633
David E. Adkisson, President       L. Banister Sexton, President
423-496-3261                       706-795-2121

Georgia First Bank                 First South Bank, N.A.
455 Jesse Jewell Parkway           4951 Forsyth Road
Gainesville, GA  30501             Macon, GA  31210
Allen J. Satterfield, President    Daniel M. Forrester, President
770-535-8000                       912-757-2000

Fannin County Bank, N.A.           AmeriBank, N.A.
480 W. First Street                7393 Hodgson Memorial Drive
Blue Ridge, GA  30513              Savannah, GA  31406
Steve M. Eaton, President          J. Thomas Wiley, Jr., President
706-632-2075                       912-232-3800

Gwinnett National Bank
3200 Peachtree Industrial Boulevard
Duluth, GA  30136
Terry C. Evans, President
770-497-9797

                       FINANCIAL HIGHLIGHTS (UNAUDITED)

Selected Balances
---------------------------------------------------------------------------------------------
                                                As of  and for twelve months
                                                    ended December 31,             Percentage
                                                    1998              1997           Change
                                                ---------------------------------------------
                                                (amounts in thousands, except per share data)
Loans, net                                      $  776,389        $  746,392         4.02%
Deposits                                           912,953           960,336        (4.93)
Total assets                                     1,054,952         1,088,368        (3.07)
Shareholders' equity                               119,331           109,138         9.34
Net income                                          14,681             9,632        52.42
Book value per share                                 10.85             10.04         8.07
Net income per share assuming dilution                1.32              0.87        51.72
Weighted average common shares outstanding
    assuming dilution                               11,161            11,101         0.54
Nonperforming loans                                  3,997             4,595       (13.01)
Other real estate and other
   nonperforming assets                              4,685             2,347        99.62

Financial Ratios
---------------------------------------------------------------------------------------------
Return on average assets                              1.38%             0.91%       51.65%
Return on average shareholders' equity               12.84              9.11        40.94
Net interest margin (taxable equivalent)              5.52              5.28         4.55
Allowance for loan losses to loans                    1.48              1.63        (9.20)
Nonperforming assets to total assets                  0.82              0.64        28.13

                            SHAREHOLDER INFORMATION
--------------------------------------------------------------------------------
Stock Information
Century South Banks, Inc. ("CSBI") lists its stock for trading on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"). The ticker tape symbol is "CSBI". Market price for the quarter ended December 31, 1998:

       Three month high .........................    $ 30.50
       Three month low ..........................    $ 25.75
       Closing price ............................    $ 27.875
--------------------------------------------------------------------------------
Shareholder Services
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Registrar and Transfer Company
       Attn: Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Registrar and Transfer Company
       Attn: Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Investor Relations
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner      Susan J. Anderson                    Joseph W. Evans
Vice Chairman & CEO    Senior Vice President & Controller   President, COO & CFO
(706) 864-3915         (706) 864-3915                       (912) 475-4340