Form 10-K, Exhibit 13
period 1999-12-31
CENTURY SOUTH BANKS INC
filed 2000-03-30
CIK 357105

                                                                    Exhibit 13.1

                       CHIEF EXECUTIVE OFFICER'S MESSAGE

Dear Shareholder:

     We are pleased to report net earnings for Century South Banks, Inc. for the fourth quarter of 1999. Net income for the quarter, exclusive of special merger integration charges, was $4,278,000 or $0.37 per diluted share. Fourth quarter 1998 earnings, exclusive of nonrecurring net gains of approximately $670,000 related to the sale of an affiliate bank and approximately $149,000, net of related taxes, related to the sale of a branch, were $2,774,000 or $0.24 per diluted share. The special charges recorded in the fourth quarter of 1999 of approximately $1,784,000, net of related taxes, are associated with the consolidation of the Company's two headquarters into one location in Alpharetta, Georgia, and costs associated with building a single identity for our eleven affiliates. Year-to-date earnings for 1999, exclusive of the merger integration charges and other nonrecurring charges of approximately $247,300, net of related taxes, taken in the first quarter associated with the acquisition of Independent Bancorp, Inc., were $16,321,000 or $1.38 per diluted share. Earnings for the year ended December 31, 1998, excluding the nonrecurring fourth quarter affiliate bank and branch sales and an after-tax gain of $355,000 recorded in the first quarter for the sale of a branch, were $14,204,000 or $1.20 per diluted share.

     Actual net earnings were $2,494,000 or $0.21 per diluted share for the fourth quarter of 1999, as compared to $3,593,000 or $0.31 per diluted share for the fourth quarter of 1998. Year-to-date actual net earnings were $14,290,000 or $1.21 per diluted share for the year ended December 31, 1999 as compared to $15,378,000 or $1.30 per diluted share for the year ended December 31, 1998.

     The quarterly cash dividend of $0.12 per share paid on January 6, 2000 represents a 7.9% increase over the same quarter of 1998 dividend.

     The fourth quarter results reflect continued growth in earnings and assets, as well as continued improvement in our asset quality. Total assets at December 31, 1999 were approximately $1,272,460,000, reflecting an 11.0% increase as compared to total assets at December 31, 1998. Total loans, net of unearned and reserve, at December 31, 1999 were approximately $937,139,000, reflecting a 12.4% increase as compared to total loans at December 31, 1998. At December 31, 1999, our allowance for loan loss was very strong, at approximately 1.47% of total loans outstanding. Our nonperforming assets continue to trend downward, and were at 0.66% as a percentage of total assets. These results were obtained while maintaining a net interest margin of 5.35% and while reducing noninterest expense, net of nonrecurring items, by 1.3% on a year-to-year basis.

     We continue to move forward with our previously announced acquisitions of Haywood Bancshares, Inc., Waynesville, North Carolina, and Lanier Bankshares, Inc., Gainesville, Georgia. We expect to complete these mergers in first quarter 2000, which will add approximately $270 million in assets to our Company.

     We appreciate the dedication of our committed staff of professional bankers, and encourage your continued support of your Company.

                                    Sincerely,

                                    James A. Faulkner
                                    Vice Chairman and
                                    Chief Executive Officer

                   Century South Banks, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

                                                                        December 31,   December 31,
                                                                           1999           1998
                                                                    -----------------------------
                                                                         (amounts in thousands)
Assets
 Cash and due from banks                                                $   60,004     $   51,420
 Federal funds sold                                                          8,140         30,550
 Interest-earning deposits in other banks                                    2,761          4,949
 Investment securities                                                     207,214        171,566
 Loans, net of unearned income                                             951,209        846,888
 Allowance for loan losses                                                 (14,030)       (13,035)
 Premises and equipment, net                                                26,888         25,300
 Other assets                                                               30,274         29,082
                                                                    -----------------------------
 Total assets                                                           $1,272,460     $1,146,720
                                                                    =============================

Liabilities
 Noninterest-bearing deposits                                           $  147,726     $  143,008
 Interest-bearing deposits                                                 937,227        850,300
 Other short-term borrowings                                                10,522              -
 Federal Home Loan Bank advances                                            39,180         16,280
 Long-term debt                                                                 31             35
 Other liabilities                                                          13,024         11,045
                                                                    -----------------------------
 Total liabilities                                                       1,147,710      1,020,668
                                                                    -----------------------------

Shareholders' Equity
 Common stock                                                               11,796         11,787
 Additional paid-in capital                                                 36,122         36,106
 Retained earnings                                                          86,916         78,219
 Unearned compensation-restricted stock awards                                (721)             -
 Common stock in treasury, at cost                                          (5,872)        (1,051)
 Accumulated other comprehensive income (loss)                              (3,491)           991
                                                                    -----------------------------
 Total shareholders' equity                                                124,750        126,052
                                                                    -----------------------------
 Total liabilities and shareholders' equity                             $1,272,460     $1,146,720
                                                                    =============================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                     Three months ended     Twelve months ended
                                                       December 31,*           December 31,*
                                                      1999        1998        1999       1998
                                                 -----------------------------------------------
                                                   (amounts in thousands, except per share data)
    Interest income                                  $ 26,332    $ 24,536    $100,439   $ 99,478
    Interest expense                                   11,016      10,347      41,434     42,611
                                                 -----------------------------------------------
    Net interest income                                15,316      14,189      59,005     56,867
    Provision for loan losses                             700       1,408       2,443      3,135
    Noninterest income                                  2,931       5,801      12,157     15,824
    Noninterest expense                                14,039      13,531      47,505     46,766
    Income tax expense                                  1,014       1,458       6,924      7,412
                                                 -----------------------------------------------
    Net income                                       $  2,494    $  3,593    $ 14,290   $ 15,378
                                                 ===============================================

    Weighted average common shares outstanding
     Assuming dilution                                 11,686      11,861      11,824     11,860
    Net income per share assuming dilution           $   0.21    $   0.31    $   1.21   $   1.30
    Dividends declared per share                     $0.12000    $0.11125    $0.48000   $0.43750

 .    Fourth quarter of 1999 included an after-tax expense of approximately
     $1,784,000 related to the relocation of the headquarters and move to a single company identity. First quarter of 1999 included an after-tax expense of 247,300 associated with the acquisition of Independent Bancorp, Inc. Fourth quarter 1998 included a $670,000 net gain related to the sale of an affiliate bank and approximately $149,000, net of related taxes, related to the sale of a branch. First quarter of 1998 included an after-tax gain totaling $355,000 recognized on the sale of a branch. 1998 numbers have also been restated to reflect the acquisition of Independent Bancorp, Inc.

                                                CenturySouthbanks
-----------------------------------------------------------------
                                                             Inc.
Executive Officers
--------------------------------------------------------------------------------
William H. Anderson, II                                  Chairman
J. Russell Ivie                                     Vice Chariman
James A. Faulkner                             Vice Chairman & CEO
Joseph W. Evans                              President, COO & CFO
Tony E. Collins                    Executive Vice President & CAO
Stephen W. Doughty                 Executive Vice President & CCO
E. Max Crook                             Executive Vice President
J. Perry Hendrix                         Executive Vice President
J. Thomas Wiley, Jr.                     Executive Vice President
Sidney J. Wooten                         Executive Vice President

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

Affiliates
--------------------------------------------------------------------------------
Bank of Dahlonega                            Peoples Bank
60 Main Street West                          13321 Jones Street
Dahlonega, GA  30533                         Lavonia, GA  30553
John L. Lewis, President                     J. Douglas Cleveland, President
706-864-3314                                 706-356-8040

The Bank of Ellijay                          Bank of Danielsville
53 Sand Street                               Courthouse Square
Ellijay, GA  30540                           Danielsville, GA  30633
Britt H. Henderson, President                L. Banister Sexton, President
706-276-3400                                 706-795-2121

First Bank of  Polk County                   First South Bank, N.A.
40 Ocoee Street                              4951 Forsyth Road
Copperhill, TN  37317                        Macon, GA  31210
James R. Quintrell, President                E. Max Crook, President
Sidney J. Wooten, Chief Executive Officer    912-757-2000
423-496-3261

Georgia First Bank, N.A.                     AmeriBank, N.A.
455 Jesse Jewell Parkway                     7393 Hodgson Memorial Drive
Gainesville, GA  30501                       Savannah,  GA  31406
James A. Faulkner, Interim President         Heys E. McMath, III, President
  and Chief Executive Officer                912-232-3800
770-535-8000

Fannin County Bank, N.A.                     The Independent Bank of Oxford
480 W. First Street                          402 Main Street
Blue Ridge, GA  30513                        Oxford, AL  36203
Steve M. Eaton, President                    Joel B. Carter, President
706-632-2075                                 256-835-1776

First Community Bank of Dawsonville
136 Highway 400 South
Dawsonville, GA  30534
Gary L. Evans, President
706-216-5050

                        Financial Highlights (Unaudited)

Selected Balances
----------------------------------------------------------------------------------------------
                                                      As of  and for the year
                                                      ended December 31,*
                                                      1999         1998      Percentage  Change
                                                -----------------------------------------------
                                                 (amounts in thousands, except per share data)

Loans, net                                         $  937,179   $  833,853          12.39%
Deposits                                            1,084,953      993,308           9.23
Total assets                                        1,272,460    1,146,720          10.97
Shareholders' equity                                  124,750      126,052          (1.03)
Net income                                             14,290       15,378          (7.08)
Book value per share                                    10.80        10.77           0.28
Net income per share assuming dilution                   1.21         1.30          (6.92)
Weighted average common shares outstanding
    assuming dilution                                  11,824       11,860          (0.30)
Nonperforming loans                                     5,144        4,631          11.08
Other nonperforming assets                              3,270        5,614         (41.75)

Financial Ratios
----------------------------------------------------------------------------------------------

Return on average assets                                 1.19%        1.33%        (10.53)%
Return on average shareholders' equity                  11.17        12.69         (11.98)
Net interest margin (taxable equivalent)                 5.35         5.34           0.19
Allowance for loan losses to loans                       1.47         1.54          (4.55)
Nonperforming assets to total assets                     0.66         0.89          (25.84)



 .    Fourth quarter of 1999 included an after-tax expense of approximately
     $1,784,000 related to the relocation of the headquarters and move to a single company identity. First quarter of 1999 included an after-tax expense of 247,300 associated with the acquisition of Independent Bancorp, Inc. Fourth quarter 1998 included a $670,000 net gain related to the sale of an affiliate bank and approximately $149,000, net of related taxes, related to the sale of a branch. First quarter of 1998 included an after-tax gain totaling $355,000 recognized on the sale of a branch. 1998 numbers have also been restated to reflect the acquisition of Independent Bancorp, Inc.

                            SHAREHOLDER INFORMATION


--------------------------------------------------------------------------------
Stock Information
Century South Banks, Inc. ("CSBI") lists its stock for trading on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol "CSBI". Market prices for the quarter ended December 31, 1999 are as follows:

       Three month high .........................  $  25.00
       Three month low ..........................  $  20.125
       Closing price ............................  $  22.375
--------------------------------------------------------------------------------
Shareholder Services
Shareholders wishing to change the name or address on their stock, to report lost certificates or to consolidate accounts should contact:
       Registrar and Transfer Company
       Attn:  Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Dividend Reinvestment Plan/Cash Contributions
Shareholders wishing to automatically reinvest quarterly dividends into Century South Banks, Inc. common stock or make voluntary cash contributions should contact:
       Registrar and Transfer Company
       Attn: Investor Relations
       10 Commerce Drive
       Cranford, New Jersey  07016
       (800) 368-5948
--------------------------------------------------------------------------------
Investor Relations
Shareholders, analysts, and others seeking financial information on Century South Banks, Inc. should contact one of the following:

James A. Faulkner     Susan J. Anderson                     Joseph W. Evans
Vice Chairman & CEO   Senior Vice President & Controller    President, COO & CFO
(706) 864-3915        (706) 864-3915                        (678) 624-1366